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PROSPECTUS	This filing is made pursuant to Rule 424(b)(4) under the Securities Act of 1933 in connection with Registration No. 333-75830

14,500,000 Shares

PETCO Animal Supplies, Inc.

Common Stock

        PETCO Animal Supplies, Inc. is offering 14,500,000 shares of its common stock. This is our initial public offering, and no public market currently exists for our shares.

        The common stock has been approved for quotation on the Nasdaq National Market under the symbol "PETC."

        Investing in our common stock involves risks that are described in the "Risk Factors" section of this prospectus beginning on page 8.

	Per Share	Total
Public offering price	$19.0000	$275,500,000
Underwriting discount	$1.2825	$18,596,250
Proceeds, before expenses, to PETCO	$17.7175	$256,903,750

        PETCO and the selling stockholders have granted the underwriters the right to purchase up to an additional 2,175,000 shares of common stock to cover over-allotments. PETCO will not receive any of the proceeds from the sale of the 1,175,000 shares by the selling stockholders.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on or about February 27, 2002.

Joint Book-Running Managers

Merrill Lynch & Co.	Morgan Stanley

Deutsche Banc Alex. Brown
Goldman, Sachs & Co.
Lehman Brothers
Salomon Smith Barney

The date of this prospectus is February 21, 2002.

National Footprint

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561 Stores Nationwide

SHOP
PETCO.COM

PETCO
Supplies & Fish

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        Until March 18, 2002 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the "risk factors" section. In this prospectus, "PETCO Animal Supplies," "PETCO," "we," "our" and "us" refer to PETCO Animal Supplies, Inc. and its subsidiaries, unless the context requires otherwise. Our fiscal year ends on the Saturday closest to January 31, resulting in years of either 52 or 53 weeks. For example, fiscal 2000 consisted of 53 weeks ending on February 3, 2001. All store counts are as of January 25, 2002. Adjusted EBITDA is as defined in "Summary Consolidated Financial and Other Data."

PETCO

        We are the nation's leading pet food and supplies specialty retailer with 561 stores in 41 states and the District of Columbia. Our products include pet food, supplies, grooming products, toys, novelty items and vitamins, small pets such as fish, birds and other small animals (excluding cats and dogs), and veterinary supplies. Our strategy is to offer our customers a complete assortment of pet-related products at competitive prices, with superior levels of customer service at convenient locations. As a result of our strong brand name and the successful implementation of our operating strategy, we have achieved substantial growth over the last five years. We have posted 36 consecutive fiscal quarters of positive comparable store net sales growth of 5% or more. For the fiscal year ended February 3, 2001, we generated net sales of $1.15 billion and Adjusted EBITDA of $117.2 million, representing a compounded annual growth rate, or CAGR, of 21.0% and 43.3%, respectively, over the last five fiscal years. For the 39-week period ended November 3, 2001, we generated net sales of $937.2 million and Adjusted EBITDA of $91.5 million, representing an increase of 15.7% and 28.1%, respectively, over the prior year period.

        Our stores combine the broad merchandise selection and everyday low prices of a pet supply warehouse store with the convenient location and knowledgeable customer service of a neighborhood pet supply store. We believe that this combination differentiates our stores and provides us with a competitive advantage. Our principal format is a 15,000 square foot superstore, conveniently located near local neighborhood shopping destinations, including supermarkets, bookstores, coffee shops, dry cleaners and video stores, where our target "pet parent" customer makes regular weekly shopping trips. We believe that our stores are well positioned, both in terms of product offerings and location, to benefit from favorable long-term demographic trends, a growing pet population and an increasing willingness of pet owners to spend on their pets.

Industry Overview

        We believe the pet food and supplies industry is benefiting from a number of favorable demographic trends that are continuing to support a steadily growing pet population. The U.S. pet population has now reached 353 million companion animals, including 141 million cats and dogs, with an estimated 62% of all U.S. households owning at least one pet, and three quarters of those households owning two or more pets. We believe the trend to more pets and more pet-owning households will continue, driven by an increasing number of children under 18 and a growing number of empty nesters whose pets have become their new "children." We estimate that U.S. retail sales of pet food, supplies, small animals (excluding cats and dogs) and services has increased to approximately $23 billion in 2001. We believe we are well positioned to benefit from several key growth trends within the industry:

  •
  Growth in Premium Cat and Dog Food as a Percentage of the $11 Billion Pet Food Market. Packaged Facts, an independent provider of market research reports, estimates sales of premium pet foods, which currently represents 30% of the total cat and dog food market, will grow at a CAGR of 9.0% from 2000 to 2005, driven by the marketing of premium brands by vendors and a heightened nutritional awareness among pet owners. Sales of premium dog and cat food accounted for $359 million, or 31%, of our fiscal 2000 net sales.

  •
  Growing Sales of Pet Supplies and Services. Packaged Facts projects that sales of pet supplies will account for approximately $6 billion in sales for 2001 and will grow at a CAGR of 7.2% through 2004. Pet supplies and small animals (excluding cats and dogs) accounted for $724 million, or 63%, of our fiscal 2000 net sales. Certain routine pet services are estimated to account for the remaining $6 billion of the overall $23 billion market, and although services do not represent a significant portion of our net sales, we believe that offering selected pet services better serves our best customers and increases traffic flow in our stores.

  •
  Continued Growth of Market Share in Highly Fragmented Industry. An estimated 9,000 independent pet supply stores operate in the United States, and PETCO is one of only two national specialty retailers of pet food and supplies. Between 1991 and 1999 specialty pet store chains such as PETCO experienced significant market share gains, largely at the expense of supermarkets. We believe that this shift primarily results from (1) the enhanced merchandising effort and product and services mix offered by specialty pet store chains and (2) the growing demand for premium pet food. The following chart illustrates this shift in distribution channels.

Our Strategy and Competitive Advantages

        Our strategy is to strengthen our position as the leading pet food and supplies specialty retailer by offering our customers a complete assortment of pet-related products at competitive prices with superior levels of customer service at convenient locations. We intend to continue to pursue the following elements of our strategy:

  •
  Continue to Increase Sales and Profitability. We will strive to increase our sales and earnings, by

    •    generating continuous comparable store net sales growth,

    •    expanding strategically in existing and new markets using our superstore format,

    •    targeting sales of higher margin supplies and services, which have grown to 66.1% of net sales in fiscal 2000 up from 59.2% of net sales in fiscal 1996,

    •    delivering economies of scale and purchasing efficiencies from our expanding store base and

    •    continuing to offer over 10,000 high quality products not typically found in supermarkets or mass merchants.

  •
  Capitalize Upon our Maturing Store Base to Increase Net Sales and EBITDA. Since approximately half of our stores are less than five years old, we expect to continue to leverage our maturing store base, which has historically improved average store level EBITDA margins from an estimated 6% in a store's first year to over 15% by year five.

  •
  Expand Using our Proven New Store Model. We plan to increase our net store count by 35 to 45 stores per year using our new store model, which generally results in stores achieving profitability by the end of their first year of operation, and we target for each store a five-year return on investment of more than 20%.

  •
  Leverage our Industry Leading Information Systems and Logistics Expertise. We plan to continue to leverage our investment in our information systems infrastructure and integrated distribution network to increase sales, enhance customer service and improve inventory turns, which have increased from 5.0x for fiscal 1995 to 6.7x for fiscal 2000.

  •
  Capitalize Upon our Brand Awareness and Highly Successful P.A.L.S. Customer Loyalty Program. Over 70% of our net sales come from our P.A.L.S. (PETCO Animal Lovers Save) members, who spend on average almost 50% more per transaction than do our non-P.A.L.S. customers. Recently we have been issuing nearly one million new P.A.L.S. cards per quarter.

  •
  Continue to Provide Superior, Knowledge-Based Customer Service. We will continue to seek to increase sales, attract new customers and build customer loyalty by enhancing our customers' shopping experience with store managers and sales associates who are pet owners and enthusiasts, which allows them to provide knowledgeable and friendly customer service and create a fun and exciting shopping environment.

        Despite the competitive advantages described above, our business is subject to a number of risks. If we fail to profitably open new stores and maintain the profitability of existing stores our results of operations would suffer. We have a substantial amount of indebtedness, which limits the cash flow we have available for our operations and may restrict our ability to exploit business opportunities. For a discussion of these and other risks, please see "Risk Factors" beginning on page 8.

        Our corporate headquarters are located at PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, CA 92121, and our telephone number is (858) 453-7845. Our web site address is www.petco.com. The information contained or incorporated in our web site is not a part of this prospectus.

The Offering

Common stock offered by us	14,500,000 shares
Common stock to be outstanding immediately after this offering	55,748,320 shares
Over-allotment option:
Offered by us	1,000,000 shares
Offered by the selling stockholders	1,175,000 shares
Use of proceeds	We intend to use the net proceeds from this offering to redeem our outstanding shares of preferred stock, most of which are owned by Green Equity Investors III, L.P., an entity controlled by affiliates of Leonard Green & Partners, L.P., TPG Partners III, L.P. and its affiliates, and by affiliates of Trust Company of the West. See "Certain Relationships and Related Transactions—Receipt of Proceeds from this Offering."
Nasdaq National Market symbol	"PETC"

        Unless otherwise indicated, all share information in this prospectus is based on the number of shares outstanding as of January 25, 2002 and:

  •
  includes the exercise of warrants to purchase an aggregate of 2,131,800 shares of common stock, at a weighted average exercise price of $0.001 per share;

  •
  excludes 1,415,884 shares of common stock reserved for issuance under our 1994 stock option plan, of which 1,355,048 shares were subject to outstanding options at a weighted average exercise price of $1.50 per share, and 60,836 shares were available for future grants;

  •
  excludes 1,170,756 shares of common stock that will be reserved for issuance under our 2002 incentive award plan, which we intend to adopt prior to the completion of the offering, of which options to purchase approximately 550,000 shares exercisable at the offering price will be issued concurrently with the closing of the offering; and

  •
  includes no exercise of the underwriters' over-allotment option.

        Unless stated otherwise, all information in this prospectus reflects a 22-for-1 stock split we effected on October 20, 2000 and a 2-for-1 stock split which we effected prior to the offering.

Summary Consolidated Financial and Other Data

        The following summary consolidated financial data as of, and for the fiscal years ended, January 30, 1999, January 29, 2000 and February 3, 2001, presented below under the caption "Statement of Operations Data," have been derived from our audited consolidated financial statements as of those dates and for those periods. The following summary consolidated financial data as of, and for the thirty-nine weeks ended, October 28, 2000 and November 3, 2001, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our unaudited consolidated financial statements as of those dates and for those periods. Results for the thirty-nine weeks ended October 28, 2000 and November 3, 2001 are not necessarily indicative of results for the full year. You should read the information set forth below in conjunction with other sections of this prospectus, including "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes.

	Fiscal Year Ended						39 Weeks Ended
	Jan. 30, 1999		Jan. 29, 2000		Feb. 3, 2001(1)		October 28, 2000		November 3, 2001
							(unaudited)
	(amounts in millions, except per share amounts and net sales per square foot)
Statement of Operations Data:
Net sales	$839.6		$990.3		$1,151.2		$810.4		$937.2
Gross profit	214.8		269.6		334.1		227.4		274.6
Operating income (loss)	3.9		48.8		13.4		(19.6)		37.0
Interest expense, net	6.7		8.9		23.0		10.0		31.5
Net earnings (loss) available to common stockholders	(2.4)		21.8		(28.8)		(37.3)		(32.4)
Other Financial Data:
Gross profit margin	25.6%		27.2%		29.0%		28.1%		29.3%
Adjusted EBITDA(2)	$63.2		$88.1		$117.2		$71.4		$91.5
Adjusted EBITDA margin(3)	7.5%		8.9%		10.2%		8.8%		9.8%
Depreciation and amortization	$30.4		$39.3		$48.1		$35.2		$38.8
Inventory turns(4)	6.0	x	6.2	x	6.7	x	5.8	x	6.6	x
Store Data:
Percentage increase in comparable store net sales	6.4%		11.1%		6.4%		6.5%		8.4%
Net sales per square foot(5)	$157		$168		$177	(6)	$127		$131
Number of stores at period end	476		490		528		526		560
	As of November 3, 2001
	Actual	As Adjusted(7)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$3.1	$19.3
Working capital(8)	47.0	34.5
Total assets	483.1	499.3
Total debt, including current maturities(9)	402.5	402.5
Preferred stock	212.0	—
Stockholders' deficit	287.7	52.4

(1)
The fiscal year ended February 3, 2001 consisted of 53 weeks, as compared to 52 weeks for each of the fiscal years ended January 30, 1999 and January 29, 2000.

(2)
Net earnings (loss) before interest (net), taxes, depreciation and amortization, Internet operations prior to consolidation in fiscal 2001, equity in loss of unconsolidated affiliates, extraordinary item and management fees, adjusted to exclude the effects of the following expenses for the periods referenced: (A) merger and non-recurring costs of $23.0 million and $55.9 million for the fiscal years ended January 30, 1999 and February 3, 2001, respectively, (B) general and administrative costs of $5.9 million in the fiscal year ended January 30, 1999 associated with a management realignment, an asset write-off related to the relocation of our main distribution center and the replacement of the point-of-sale equipment in all stores, (C) management fees of $1.0 million, $0.3 million and $2.3 million for the fiscal year ended February 3, 2001, the 39 weeks ended October 28, 2000 and the 39 weeks ended November 3, 2001, respectively, paid pursuant to our management services agreement, and (D) non-cash stock-based compensation of $14.8 million for the 39 weeks ended November 3, 2001, related to the deemed increase in fair value for accounting purposes resulting from this offering.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company's ability to service or incur indebtedness. Adjusted EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be construed as an indicator of a company's operating performance or liquidity, and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data prepared in accordance with GAAP. We have presented Adjusted EBITDA in this prospectus solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

The calculation of Adjusted EBITDA is shown below:

	Fiscal Year Ended				39 Weeks Ended
	Jan. 30, 1999		Jan. 29, 2000	Feb. 3, 2001	October 28, 2000	November 3, 2001
	(in thousands)
					(unaudited)
Operating income (loss)	$3,903		$48,778	$13,413	$(19,619)	$36,997
Merger and non-recurring costs	22,963		—	55,928	56,154	445
Depreciation and amortization	30,382		39,280	48,100	35,182	38,830
Interest included in amortization above	—		—	(1,302)	(579)	(1,923)
Special G&A costs	5,902	(a)	—	—	—	—
Management fees (b)	—		—	1,040	260	2,340
Stock-based compensation (c)	—		—	—	—	14,842

Adjusted EBITDA	$63,150		$88,058	$117,179	$71,398	$91,531

  (a)
  General and administrative costs of $5.9 million in the fiscal year ended January 30, 1999, consists of $1.4 million incurred in connection with a management realignment and $4.5 million in connection with the relocation of our main distribution center and the replacement of our point-of-sale equipment in all stores.

  (b)
  Management fees are paid pursuant to our management services agreement, which we entered into in October 2000 in connection with our leveraged recapitalization, and are included in selling, general and administrative expense in our statements of operations. Upon the closing of this offering, the parties have agreed to terminate the management services agreement, which will have been in effect for 17 months.

  (c)
  In connection with the deemed increase in fair value related to outstanding stock options for accounting purposes as a result of this offering, we recorded non-cash stock-based compensation totaling $14.8 million, of which $12.3 million and $2.5 million are recorded in selling, general and administrative expense and cost of sales and occupancy costs, respectively. We anticipate recording an aggregate of approximately $11.0 million of additional non-recurring non-cash stock-based compensation expense in the fourth quarter of fiscal 2001 and the first quarter of fiscal 2002 related to options outstanding prior to the offering. We do not currently anticipate recording any additional stock-based compensation expense related to options outstanding upon the closing of the offering.

(3)
Calculated by dividing Adjusted EBITDA by net sales.

(4)
Calculated by dividing cost of sales by end of period inventory. For the 39 weeks ended October 28, 2000 and November 3, 2001, cost of sales has been annualized based on a 52-week year.

(5)
Calculated by dividing net sales by gross square footage of stores open, weighted by the number of months stores are open during the period.

(6)
As adjusted to a 52-week period, net sales per square foot would have been $173 for the fiscal year ended February 3, 2001.

(7)
As adjusted basis reflects the receipt by us of the net proceeds from the sale of 14,500,000 shares at an initial offering price of $19.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us, and the application of the net proceeds of the offering.

(8)
Calculated by subtracting current liabilities from current assets (other than cash and cash equivalents).

(9)
Includes capital leases and other obligations.

RISK FACTORS

        The value of an investment in PETCO will be subject to significant risks inherent in our business. You should carefully consider the risks and uncertainties described below and other information included in this prospectus before purchasing our common stock. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly.

Risks Related to Our Business

If we are unable to profitably open and operate new stores and maintain the profitability of our existing stores, our business, financial condition and results of operations may be harmed.

        One of our strategies is to open new stores by focusing on both existing markets and by targeting new geographic markets. We have opened approximately 40 to 60 stores per year (offset by closings and relocations of existing stores) between fiscal 1998 and fiscal 2000. We plan to increase our net store count by 35 to 45 stores per year and plan to target one or two new geographic markets per year.

        There can be no assurance that we will be able to open stores at this rate. The rate of our expansion will depend on several factors, including general economic and business conditions affecting consumer confidence and spending, the availability of desirable locations, the negotiation of acceptable lease terms, the availability of qualified personnel and our ability to manage the operational aspects of our growth. The rate of our expansion will also depend on the availability of adequate capital, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt capital. There can be no assurance that we will be able to obtain equity or debt capital on acceptable terms or at all. Moreover, our senior credit facility and the indenture governing our senior subordinated notes contain provisions that restrict the amount of debt we may incur in the future. If we are not successful in obtaining sufficient capital, we may be unable to open additional stores as planned, which may adversely affect our results of operations.

        Our continued growth also depends, to a significant degree, on our ability to increase sales in our new and existing stores. Our comparable store net sales increased by 6.4%, 11.1% and 6.4% for fiscal 1998, 1999 and 2000, respectively, and 8.4% for the first thirty-nine weeks of fiscal 2001. As a result of new store openings in existing markets and because mature stores will represent an increasing proportion of our store base over time, our comparable store net sales increases in future periods may be lower than historical levels.

        There also can be no assurance that our existing stores will maintain their current levels of sales and profitability or that new stores will generate sales levels necessary to achieve store-level profitability, much less profitability comparable to that of existing stores. New stores that we open in our existing markets may draw customers from our existing stores and may have lower sales growth relative to stores opened in new markets. New stores also may face greater competition and have lower anticipated sales volumes relative to previously opened stores during their comparable years of operations. These factors, together with increased pre-opening expenses at our new stores, may reduce our average store contribution and operating margins. If we are unable to profitably open and operate new stores and maintain the profitability of our existing stores, our business, financial condition and results of operations may be harmed.

We may be unable to successfully execute our expansion strategy or manage and sustain our growth and, as a result, our business may be harmed.

        Our ability to open new stores depends on a number of factors, including:

  •
  adequate capital resources for leasehold improvements, fixtures and inventory and pre-opening expenses;

  •
  our ability to locate and obtain favorable store sites and negotiate acceptable lease terms;
  •
  our ability to obtain and distribute adequate product supplies to our stores, including by expanding our distribution facilities;
  •
  our ability to hire, train and retain skilled managers and personnel; and
  •
  our ability to continue to upgrade our information and other operating systems to control the anticipated growth and expanded operations.

        Our senior credit facility and indenture also contain covenants which may restrict or impair our growth plans. We currently expect to finance our store expansion plans from cash flow from operations, lease financing and capacity under our senior credit facility. To the extent that we are unable to obtain adequate financing for new store growth on acceptable terms, our ability to open new stores will be negatively impacted. As a result, there can be no assurances that we will be able to achieve our current plans for the opening of new stores. In addition, our failure to expand our distribution facilities or other internal systems or procedures in accordance with our growth plans, or difficulties we may incur in operating our distribution facilities, could adversely affect our ability to deliver merchandise to our stores in a timely fashion. As a result, our ability to support our planned new store growth may be harmed.

        In addition, we routinely evaluate our strategic alternatives with respect to each of our stores and our other operating assets and investments. In connection with this evaluation, we may elect to close stores or to sell or otherwise dispose of selected assets or investments. Excluding store relocations, we closed 18 stores in fiscal 1999, ten stores in fiscal 2000 and four stores in the first thirty-nine weeks of fiscal 2001. There can be no assurance that any future sale or disposition would be achieved on terms favorable to us because we incur closing costs or may lose sales to our competitors as a result.

Our substantial amount of debt may limit the cash flow available for our operations and place us at a competitive disadvantage.

        We have, and will continue to have, a substantial amount of debt. As of November 3, 2001, this debt consisted primarily of (1) $200.0 million in principal amount of our senior subordinated notes and (2) $195.0 million of borrowings under our senior credit facility (with $69.3 million of additional available credit, subject to certain conditions). Our level of indebtedness has important consequences to you and your investment in our common stock. For example, our level of indebtedness may:

  •
  require us to use a substantial portion of our cash flow from operations to pay interest and principal on our debt, which would reduce the funds available to use for working capital, capital expenditures and other general corporate purposes;
  •
  limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, which may limit our ability to carry out our business strategy;
  •
  result in higher interest expense if interest rates increase on our floating rate borrowings; or
  •
  heighten our vulnerability to downturns in our business or in the general economy and restrict us from exploiting business opportunities or making acquisitions.

The agreements governing our debt impose restrictions on our business.

        The agreements governing our senior credit facility and the indenture governing our senior subordinated notes contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

  •
  incur more debt;
  •
  pay dividends, redeem or repurchase our stock or make other distributions;
  •
  make acquisitions or investments;
  •
  enter into transactions with affiliates;
  •
  merge or consolidate with others;
  •
  dispose of assets or use asset sale proceeds;
  •
  create liens on our assets; and
  •
  extend credit.

        If compliance with our debt obligations materially hinders our ability to operate our business and adapt to changing industry conditions, we may lose market share, our revenue may decline and our operating results may suffer.

Our failure to satisfy covenants in our debt instruments will cause a default under those instruments.

        In addition to imposing restrictions on our business and operations, our debt instruments include a number of covenants relating to financial ratios and tests. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants would result in a default under these instruments. An event of default would permit our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. Moreover, the lenders under our senior credit facility would have the option to terminate any obligation to make further extensions of credit under our senior credit facility. If we are unable to repay debt to our senior lenders, these lenders could proceed directly against our assets.

The loss of any of our three key vendors, or of our exclusive distribution arrangements with our vendors, would negatively impact our business.

        We purchase significant amounts of products from three key vendors: The Iams Company, Hill's Pet Products, Inc. (which produces Science Diet) and Nutro, Inc. Supplies of products from these vendors accounted for approximately 10%, 10% and 8%, respectively, of our net sales in fiscal 2000 and 9%, 10% and 8%, respectively, in the first thirty-nine weeks of fiscal 2001. We do not maintain long-term supply contracts with any of our vendors. While we believe that our vendor relationships are satisfactory, any vendor could discontinue selling to us at any time. The loss of any of our three key vendors or any other significant vendors of premium pet food or pet supplies offered by us would have a negative impact on our business, financial condition and results of operations.

        In addition, a change in how our key products are distributed could have a material adverse effect on our business. It could materially adversely affect our business if any premium pet food manufacturers were to make premium pet food products widely available in supermarkets or through mass merchants, or if the premium brands currently available to supermarkets and mass merchants were to increase their market share at the expense of the premium brands sold only through specialty pet food and supplies retailers.

        One of our primary premium pet food vendors, The Iams Company, was purchased by Procter & Gamble in fiscal 1999. Through the end of fiscal 1999, the premium pet food brands that we purchased from The Iams Company, Hill's Pet Products, Inc. and Nutro, Inc. were not widely available in supermarkets or mass merchants. In March 2000, Procter & Gamble broadened the distribution of the Iams brand to supermarkets, warehouse clubs and mass merchants across the country. The Eukanuba brand of pet food, which is also manufactured by The Iams Company, continues to be sold exclusively through specialty channels such as PETCO. Iams brand pet food sales represented approximately 9% of our net sales in fiscal 1999, approximately 6% of our net sales in fiscal 2000 and has stabilized at approximately 5% of our net sales in the first thirty-nine weeks of fiscal 2001. The broadening of the distribution of Iams brand pet food negatively impacted our comparable store net sales during fiscal 2000, resulting in lower increases in comparable store net sales through the first quarter of 2001.

        Our principal vendors also currently provide us with certain incentives such as volume purchasing, trade discounts, cooperative advertising and market development funds. A reduction or discontinuance of these incentives would increase our costs and could reduce our profitability.

        We also purchase significant amounts of pet supplies from a number of vendors with limited supply capabilities. There can be no assurance that our current pet supply vendors will be able to accommodate our anticipated growth and expansion of our stores. We continually seek to expand our base of pet supply vendors and to identify new pet-related products. An inability of our existing vendors to provide products in a timely or cost-effective manner could impair our business, financial condition and results of operations.

Competition in the markets in which we operate is strong and if we are unable to compete effectively, our ability to generate sales may suffer and our operating income and net earnings would decline.

        The pet food and supplies retailing industry is highly competitive. We compete with a number of specialty pet store chains and traditional pet stores. We also compete with supermarkets, warehouse clubs and mass merchants. Many of these competitors are larger and have access to greater capital and management resources than we do.

        There can be no assurance that in the future we will not face greater competition from national, regional and local retailers. In particular, if any of our major competitors seeks to gain or retain market share by reducing prices or by introducing additional products, we may be required to reduce prices on our key products in order to remain competitive, which may negatively impact our profitability.

A prolonged economic downturn could result in reduced sales and lower revenues and profitability.

        Purchases of pet-related supplies may be affected by prolonged, negative trends in the general economy that adversely affect consumer spending. Any reduction in consumer confidence or disposable income in general may affect companies in pet-related industries more significantly than companies in industries that rely less on discretionary consumer spending. In addition, due to our substantial amount of debt and relatively limited amount of cash and cash equivalents, we are more susceptible to some of these adverse economic effects than are some of our competitors which have greater financial and other resources than we do.

Our operating results could be harmed if we are unable to integrate acquired companies into our operations.

        The pet food and supplies retailing industry is highly fragmented and has been characterized in recent years by consolidation. We may pursue expansion and acquisition opportunities in the future, and we must efficiently integrate and combine operations of acquired companies to realize the anticipated benefits of acquisitions. To be successful, the integration process requires us to achieve the benefits of combining the companies, including generating operating efficiencies and synergies and eliminating or reducing redundant costs. Since we often have limited prior knowledge of acquired companies, there can be no assurance that the anticipated benefits of these acquisitions will be fully realized without incurring unanticipated costs or diverting management's attention from our core operations. Our operating results could be harmed if we are unable to efficiently integrate newly acquired companies into our operations. Any future acquisitions also could result in potentially dilutive issuances of equity securities, or the incurrence of additional debt or the assumption of contingent liabilities.

We have made investments in the past and may make investments in the future without being able to achieve an adequate return, if any, on our investment.

        In the past we have made, and in the future we may make, investments in strategic ventures or other complementary businesses in an effort to expand internationally or to otherwise grow our business. These investments typically involve many of the same risks posed by acquisitions, particularly those risks associated with the diversion of our resources, the inability of the new venture to generate sufficient revenues, the management of relationships with third parties and potential expenses. Strategic ventures have the added risk that the other strategic venture partners may have economic, business or legal interests or objectives that are inconsistent with our interests and objectives. Although we have no present plans to make any such investment, there can be no assurances that any investment we make in the future would achieve an adequate return, if any, on our investment.

        In the past we have terminated, and in the future we may terminate, our relationship in a strategic venture after we have made substantial investments in that strategic venture. For example, our investment in Petopia.com, an e-commerce destination for the sale of pet food and supplies, failed to achieve the desired results, and in fiscal 2000 we took a charge of approximately $10.2 million due to Petopia.com's pending liquidation and wrote off $1.3 million in receivables due from Petopia.com. In addition, on January 28, 2002 we terminated our relationship with Canadian Petcetera Limited Partnership, which operates 32 Petcetera retail pet food and supplies stores in Canada, because the stores operated by the Canadian partnership were not producing the results we had anticipated. At the time of the termination of our relationship, we also entered into a settlement agreement with the other partners of the partnership to resolve allegations made by the other partners that we had reneged on an alleged agreement to buy out their interests in the Canadian partnership. See "Business—Legal Proceedings." We will record a write-off of approximately $26.1 million in the fourth quarter of 2001 representing the carrying value of our Canadian investment and settlement expenses of approximately $10.3 million related to the settlement of the related dispute.

If we are required to restructure our operations to comply with regulations governing our business, it could have a material effect on our business and operations.

        The transportation and sale of small animals is governed by various state and local regulations. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. While we seek to structure our operations to comply with the laws and regulations of each state in which we operate, there can be no assurance that, given varying and uncertain interpretations of these laws, we would be found to be in compliance in all states. A determination that we are in violation of applicable laws in any state in which we operate could require us to restructure our operations to comply with the requirements of that state, which could have a material adverse effect on our business and operations.

Some of our compensation practices have been challenged in a complaint that, if successful, could harm our financial condition and results of operations.

        In July 2001, we received a copy of a complaint filed in the Superior Court of California for the County of Los Angeles alleging violations of the California Labor Code and the Business and Professions Code. The purported class of plaintiffs allege that we improperly classified our salaried store managers and assistant store managers as exempt employees not entitled to overtime pay for work in excess of 40 hours per week. The relief sought includes compensatory damages, penalties, preliminary and permanent injunctions requiring us to pay overtime compensation under California law, prejudgment interest, costs and attorneys' fees and such other relief as the court deems proper. In November 2001, the case was transferred to the Superior Court of California for the County of

San Diego. We have answered the complaint and discovery has commenced. If successful, this litigation could harm our financial condition, and any required change in our labor practices could have a negative impact on our results of operations. See "Business—Legal Proceedings."

We depend on key personnel, and if we lose the services of any of our principal executive officers, including Mr. Devine, our Chairman, President and Chief Executive Officer, we may not be able to run our business effectively.

        We are dependent upon the efforts of our principal executive officers. In particular, we are dependent upon the management and leadership of Brian K. Devine, our Chairman, President and Chief Executive Officer. The loss of Mr. Devine or certain of our other principal executive officers could affect our ability to run our business effectively.

        Our success will depend on our ability to retain our current management and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and there can be no assurances that we can retain our personnel. The loss of a member of senior management requires the remaining executive officers to divert immediate and substantial attention to seeking a replacement. The inability to fill vacancies in our senior executive positions on a timely basis could adversely affect our ability to implement our business strategy, which would negatively impact our results of operations.

Risks Associated with this Offering

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

        Upon completion of this offering, our executive officers, directors and principal stockholders will own, in the aggregate, approximately 70.5% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions and will have significant control over our management and policies. The directors elected by these stockholders will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. Prior to consummation of the offering, Green Equity Investors III, L.P. and TPG Partners III, L.P. and its affiliates entered into an agreement, pursuant to which they have agreed to vote for two nominees of Green Equity Investors III, L.P. and two nominees of TPG Partners III, L.P. and its affiliates. This control may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interests.

Future sales of shares of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

        If our existing stockholders sell substantial amounts of our common stock in the public market following this offering or if there is a perception that these sales may occur, the market price of our common stock could decline. Based on shares outstanding as of January 25, 2002, and assuming the exercise of warrants to purchase an aggregate of 2,131,800 shares of common stock, upon completion of this offering we will have outstanding approximately 55,748,320 shares of common stock. Of these shares, only the shares of common stock sold in this offering will be freely tradable, without restriction, in the public market. After the lockup agreements pertaining to this offering expire 180 days from the date of this prospectus, unless waived, approximately 41,248,320 additional shares will be eligible for sale in the public market at various times, subject to volume limitations under Rule 144 of the Securities Act of 1933, as amended. See "Shares Eligible for Future Sale" for more information regarding shares of our common stock that may be sold by existing stockholders after the closing of this offering.

Because our common stock is not currently traded on a public market, the initial public offering price may not be indicative of the market price of our common stock after this offering. You may be unable to resell your shares at or above the initial public offering price.

        Prior to our October 2000 recapitalization, our common stock was listed on The Nasdaq Stock Market's National Market. In connection with our recapitalization, we terminated our listing, and there is currently no public market for our common stock. We cannot assure you that an active public market will develop for our common stock following this offering or that, if a market does develop, the market price of our common stock will equal or exceed the public offering price. The public offering price will be determined by negotiations between us and the representatives of the underwriters and will not necessarily be indicative of the market price of the common stock after the offering. The prices at which the common stock will trade after the offering will be determined by the marketplace and may be influenced by many factors, including:

  •
  the valuation multiples of publicly traded companies that are engaged in initiatives similar to ours;
  •
  our financial information;
  •
  the history of, and the prospects for, our company and the industry in which we compete;
  •
  an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;
  •
  the present state of our development; and
  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

The price of our common stock may be volatile.

        Following this offering, the price at which our common stock will trade may be volatile. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities. These fluctuations often have been unrelated or disproportionate to the operating performance of publicly traded companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class-action litigation has often been brought against that company. If similar litigation were instituted against us, it could result in substantial costs and divert management's attention and resources from our core business.

Terrorism and the uncertainty of war may have a material adverse effect on our operating results.

        Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001 and other acts of violence or war may affect the market on which our common stock will trade, the markets in which we operate, our operations and profitability and your investment. Further terrorist attacks against the United States or U.S. businesses may occur. The potential near-term and long-term effect these attacks may have for our customers, the market for our common stock, the markets for our services and the U.S. economy are uncertain. The consequences of any terrorist attacks, or any armed conflicts which may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

Our stock price may be adversely affected because our results of operations may fluctuate from quarter to quarter.

        The timing of new store openings, related pre-opening expenses and the amount of revenue contributed by new and existing stores may cause our quarterly results of operations to fluctuate. Our business is also subject to seasonal fluctuation. If our quarterly revenue and operating results fall below the expectations of securities analysts and investors, the market price of our common stock could fall substantially. Historically, we have realized a higher portion of our net sales during the month of December than during the other months of the year.

        Operating results also may vary depending on a number of factors, many of which are outside our control, including:

  •
  changes in our pricing policies or those of our competitors;
  •
  the hiring and retention of key personnel;
  •
  wage and cost pressures;
  •
  changes in fuel prices or electrical rates;
  •
  costs related to acquisitions of businesses; and
  •
  seasonal and general economic factors.

You will incur immediate and substantial dilution as a result of this offering.

        The initial public offering price is substantially higher than the book value per share of the common stock. As a result, purchasers in this offering will experience immediate and substantial dilution of $21.22 per share in the tangible book value of the common stock from the initial public offering price.

Takeover defense provisions may adversely affect the market price of our common stock.

        Various provisions of the Delaware general corporation law, or the DGCL, and of our corporate governance documents may inhibit changes in control not approved by our board of directors and may have the effect of depriving you of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover. In addition, the existence of these provisions may adversely affect the market price of our common stock. These provisions include:

  •
  a classified board of directors;
  •
  a prohibition on stockholder action through written consents;
  •
  a requirement that special meetings of stockholders be called only by our board of directors, our chairman or our president;
  •
  advance notice requirements for stockholder proposals and nominations; and
  •
  availability of "blank check" preferred stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "target," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. These statements involve known and unknown risks, uncertainties and other factors, including those described in this "Risk Factors" section, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

ABOUT THIS PROSPECTUS

        Market data used throughout this prospectus, including information relating to our relative position in the pet food and supplies retailing industry, is based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information, including Packaged Facts reports and information prepared by the American Pet Products Manufacturers Association, the American Veterinary Medical Association, and the Business Communications Company, Inc. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information.

        We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and web site name and address are our service marks or trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. For example, Iams® and Eukanuba® are trademarks of The Iams Company, Science Diet® is a trademark of Hill's Pet Nutrition Inc., Nutro® is a trademark of Nutro Products, Inc., Purina® is a trademark of Ralston Purina Corp., Alpo® is a trademark of Friskies PetCare Company, Inc. and Kal Kan® is a trademark of Mars, Incorporated and its affiliates.

USE OF PROCEEDS

        Based on the initial public offering price of $19.00 per share, our net proceeds from the sale of the 14,500,000 shares of common stock offered by us will be approximately $254.4 million, or approximately $272.1 million if the underwriters exercise their over-allotment option in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us of approximately $2.5 million. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        We intend to use the net proceeds from this offering to:

  •
  redeem in full all outstanding shares of our 14% series A senior redeemable preferred stock; and
  •
  redeem in full all outstanding shares of our 12% series B junior redeemable preferred stock.

        Assuming this offering occurred on February 2, 2002, the last day of our 2001 fiscal year, the aggregate redemption price of our 14% series A preferred stock and 12% series B preferred stock would be approximately $140.8 million and $96.7 million, respectively, which in each case includes a 6% redemption premium and accrued and unpaid dividends through February 2, 2002. The actual amount we will pay to redeem these shares will also include accrued and unpaid dividends from February 3, 2002 to the date the offering is completed. See "Description of Capital Stock—Preferred Stock" and "Certain Relationships and Related Transactions—Receipt of Proceeds from this Offering."

        Any remaining net proceeds, including proceeds to be received by us if the underwriters exercise their over-allotment option, will be used for general corporate purposes.

        Pending application of the net proceeds as described above, we intend to invest the net proceeds in short-term investment grade securities.

DIVIDEND POLICY

        We have not paid cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in the operation of our business and we do not anticipate paying cash dividends in the foreseeable future. In addition, our senior credit facility and the indenture governing our senior subordinated notes place limitations on our ability to pay dividends or make other distributions in respect of our common stock. Any future determination as to the payment of dividends on our common stock will be restricted by these limitations, will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by the board of directors, including the DGCL, which provides that dividends are only payable out of surplus or current net profits.

        The terms of our series A and series B redeemable preferred stock require us to pay dividends whether or not declared by our board of directors, out of funds legally available. Dividends on the series A and series B redeemable preferred stock accrue at the rates of 14% and 12% of the liquidation preference per annum, respectively. Dividends are payable in cash on a quarterly basis. If dividends are not paid when due, the amount payable is added to the liquidation preference. As of February 2, 2002, dividends earned but not paid on the series A and series B redeemable preferred stock were approximately $22.3 million and $13.4 million, respectively.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less intangible assets and total liabilities, including preferred stock) by the number of outstanding shares of common stock.

        Based on shares outstanding as of November 3, 2001, our net tangible book value at November 3, 2001 was $(337.8) million or $(8.79) per share.

        After giving effect to the sale of the 14,500,000 shares of common stock by us at an initial public offering price of $19.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us and the application of the net proceeds therefrom, and assuming the exercise of warrants to purchase an aggregate of 2,131,800 shares of common stock at a weighted average exercise price of $0.001 per share, our pro forma net tangible book value at November 3, 2001 would be $(122.1) million, or $(2.22) per share. This represents an immediate increase in the pro forma net tangible book value of $6.57 per share to existing stockholders and an immediate dilution of $21.22 per share to new investors.

        The following table illustrates this per share dilution:

Initial public offering price per common share		$19.00
Net tangible book value per common share at November 3, 2001	$(8.79)
Increase per share attributable to new investors	6.57

Pro forma net tangible book value per common share after the offering		(2.22)

Dilution per common share to new investors		$21.22

        The following table shows on a pro forma basis at November 3, 2001 the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	40,556,900	73.66%	$19,852,326	6.72%	$0.49

New investors	14,500,000	26.34%	$275,500,000	93.28%	$19.00

Total	55,056,900	100.00%	$295,352,326	100.00%

        The above information excludes (1) 1,872,468 shares of common stock reserved for issuance upon exercise of outstanding options at November 3, 2001, with a weighted average exercise price of $0.23 per share, (2) options to purchase an aggregate of approximately 550,000 shares of common stock which will be issued concurrently with the closing of the offering and (3) 234,836 shares available for issuance under our 1994 stock option plan. It also excludes shares of common stock that the underwriters have the option to purchase from us solely to cover over-allotments. Assuming the exercise of all options outstanding at November 3, 2001, our pro forma net tangible book value at November 3, 2001 would be $(121.7) million, or $(2.14) per share, which would represent an immediate increase in the pro forma net tangible book value of $6.65 per share to existing stockholders and an immediate dilution of $21.14 per share to new investors.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of November 3, 2001. Our capitalization is presented (1) on an actual basis and (2) as adjusted to give effect to the sale of 14,500,000 shares of our common stock at the initial public offering price of $19.00 per share and the intended application of the net proceeds as if the offering had occurred on February 2, 2002, and the exercise of warrants to purchase an aggregate of 2,131,800 shares of our common stock, which we expect to be exercised concurrently with the offering. This presentation should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of November 3, 2001
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$3,064	$19,259

Long-term debt, including current portion:
Senior credit facility:
Revolving credit facility(1)	$—	$—
Term loan B facility	195,000	195,000
10.75% senior subordinated notes due 2011	200,000	200,000
Other debt(2)	7,472	7,472

Total long-term debt, including current portion	402,472	402,472

Preferred stock:(3)
$.01 par value, 500 shares authorized, 111 and 78 shares issued and outstanding
14% series A senior redeemable exchangeable cumulative preferred stock	125,488	—
12% series B junior redeemable cumulative preferred stock	86,542	—
Common stock	38	55
Additional paid-in capital	(181,607)	67,772
Deferred compensation	(6,807)	(6,807)
Accumulated other comprehensive loss	(1,746)	(1,746)
Accumulated deficit	(97,549)	(111,669)

Total stockholders' deficit	(287,671)	(52,395)

Total capitalization	$326,831	$350,077

(1)
As of November 3, 2001, we also had outstanding letters of credit under our revolving credit facility of approximately $5.7 million, which reduce the amount we may borrow under our revolving credit facility. See "Description of Certain Indebtedness—Senior Credit Facility."

(2)
Consists of capital leases of $5.2 million and other obligations of $2.3 million.

(3)
Amounts equal liquidation preference, plus accrued and unpaid dividends, less unamortized issuance costs.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following selected historical consolidated financial data as of, and for the fiscal years ended, February 1, 1997, January 31, 1998, January 30, 1999, January 29, 2000 and February 3, 2001, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our audited consolidated financial statements as of those dates and for those periods. The following selected historical consolidated financial data as of, and for the thirty-nine weeks ended, October 28, 2000 and November 3, 2001, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our unaudited consolidated financial statements as of those dates and for those periods. Results for the thirty-nine weeks ended October 28, 2000 and November 3, 2001 are not necessarily indicative of results for the full year. The selected historical consolidated financial data and notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements.

	(amounts in thousands, except per share amounts, net sales per square foot and number of stores at period end)
	Fiscal Year Ended					39 Weeks Ended
	Feb. 1, 1997	Jan. 31, 1998	Jan. 30, 1999	Jan. 29, 2000	Feb. 3, 2001(1)	October 28, 2000	November 3, 2001
						(unaudited)
Statement of Operations Data:
Net sales	$600,637	$749,789	$839,622	$990,289	$1,151,178	$810,350	$937,249
Cost of sales and occupancy costs	446,315	553,566	624,818	720,711	817,084	582,977	662,614

Gross profit	154,322	196,223	214,804	269,578	334,094	227,373	274,635
Selling, general and administrative expenses	132,745	173,667	187,938	220,800	264,753	190,838	237,193
Merger and non-recurring costs	37,208	38,693	22,963	—	55,928	56,154	445

Operating income (loss)	(15,631)	(16,137)	3,903	48,778	13,413	(19,619)	36,997
Interest expense, net	600	2,530	6,718	8,936	22,971	9,937	31,545

Earnings (loss) before Internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(16,231)	(18,667)	(2,815)	39,842	(9,558)	(29,556)	5,452
Internet operations and equity in loss of unconsolidated affiliates	—	—	—	(1,254)	(4,543)	(2,611)	(2,505)

Earnings (loss) before income taxes and extraordinary item	(16,231)	(18,667)	(2,815)	38,588	(14,101)	(32,167)	2,947
Income taxes (benefit)	(4,075)	(5,486)	(438)	16,831	4,974	2,016	1,895

Earnings (loss) before extraordinary item	(12,156)	(13,181)	(2,377)	21,757	(19,075)	(34,183)	1,052
Extraordinary item—loss on extinguishment of debt (net of income tax benefit)	—	—	—	—	(1,264)	(1,264)	(12,942)

Net earnings (loss)	(12,156)	(13,181)	(2,377)	21,757	(20,339)	(35,447)	(11,890)
Increase in carrying amount of redeemable preferred stock	—	—	—	—	(8,486)	(1,862)	(20,493)

Net earnings (loss) available to common stockholders	$(12,156)	$(13,181)	$(2,377)	$21,757	$(28,825)	$(37,309)	$(32,383)

Basic earnings (loss) per share	$(0.01)	$(0.01)	$(0.00)	$0.02	$(0.05)	$(0.04)	$(0.84)
Diluted earnings (loss) per share	$(0.01)	$(0.01)	$(0.00)	$0.02	$(0.05)	$(0.04)	$(0.84)
Shares used for computing basic earnings (loss) per share	854,744	908,424	927,212	928,136	632,162	830,152	38,336
Shares used for computing diluted earnings (loss) per share	854,744	908,424	927,212	938,872	632,162	830,152	38,336

Other Financial Data:
Gross profit margin	25.7%		26.2%		25.6%		27.2%		29.0%		28.1%		29.3%
Adjusted EBITDA(2)	$39,666		$57,845		$63,150		$88,058		$117,179		$71,398		$91,531
Adjusted EBITDA margin(3)	6.6%		7.7%		7.5%		8.9%		10.2%		8.8%		9.8%
Depreciation and amortization	$18,089		$24,289		$30,382		$39,280		$48,100		$35,182		$38,830
Inventory turns(4)	5.4	x	5.7	x	6.0	x	6.2	x	6.7	x	5.8	x	6.6	x
Store Data:
Percentage increase in comparable store net sales	16.1%		11.5%		6.4%		11.1%		6.4%		6.5%		8.4%
Net sales per square foot(5)	$162		$158		$157		$168		$177	(6)	$127		$131
Number of stores at period end	413		457		476		490		528		526		560
	As of					As of
	Feb. 1, 1997	Jan. 31, 1998	Jan. 30, 1999	Jan. 29, 2000	Feb. 3, 2001(1)	October 28, 2000	November 3, 2001
						(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$44,338	$3,354	$2,324	$36,059	$18,044	$11,469	$3,064
Working capital(7)	14,772	30,006	36,992	32,824	21,479	34,113	46,998
Total assets	312,617	335,195	387,135	453,894	454,319	461,179	483,089
Total debt, including current maturities(8)	29,106	46,442	99,880	118,465	391,191	403,119	402,472
Redeemable preferred stock	—	—	—	—	191,537	184,913	212,030
Common stockholders' equity (deficit)	196,499	186,057	183,841	205,890	(268,407)	(277,397)	(287,671)

(1)
The fiscal year ended February 3, 2001 consisted of 53 weeks, as compared to 52 weeks for each of the fiscal years ended February 1, 1997, January 31, 1998, January 30, 1999 and January 29, 2000.

(2)
Net earnings (loss) before interest (net), taxes, depreciation and amortization, Internet operations prior to consolidation in fiscal 2001, equity in loss of unconsolidated affiliates, extraordinary item and management fees, adjusted to exclude the effects of the following expenses for the periods referenced: (A) merger and non-recurring costs of $37.2 million, $38.7 million, $23.0 million and $55.9 million for the fiscal years ended February 1, 1997, January 31, 1998, January 30, 1999 and February 3, 2001, respectively, (B) general and administrative costs of $11.0 million in the fiscal year ended January 31, 1998 associated with the acquisition of PetCare Plus, Inc., (C) general and administrative costs of $5.9 million in the fiscal year ended January 30, 1999 associated with a management realignment, an asset write-off related to the relocation of our main distribution center and the replacement of the point-of-sale equipment in all stores, (D) management fees of $1.0 million, $0.3 million and $2.3 million for the fiscal year ended February 3, 2001, the 39 weeks ended October 28, 2000 and the 39 weeks ended November 3, 2001, respectively, paid pursuant to our management services agreement, and (E) non-cash stock-based compensation of $14.8 million for the 39 weeks ended November 3, 2001, related to the deemed increase in fair value for accounting purposes resulting from this offering.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company's ability to service or incur indebtedness. Adjusted EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be construed as an indicator of a company's operating performance or liquidity, and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data prepared in accordance with GAAP. We have presented Adjusted EBITDA in this prospectus solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

  The calculation of Adjusted EBITDA is shown below:

	Fiscal Year Ended							39 Weeks Ended
	Feb. 1, 1997	Jan. 31, 1998		Jan. 30, 1999		Jan. 29, 2000	Feb. 3, 2001	October 28, 2000	November 3, 2001
	(in thousands)
								(unaudited)
Operating income	$(15,631)	$(16,137)		$3,903		$48,778	$13,413	$(19,619)	$36,997
Merger and non-recurring costs	37,208	38,693		22,963		—	55,928	56,154	445
Depreciation and amortization	18,089	24,289		30,382		39,280	48,100	35,182	38,830
Interest included in amortization above	—	—		—		—	(1,302)	(579)	(1,923)
Special G&A costs	—	11,000	(a)	5,902	(b)	—	—	—	—
Management fees (c)	—	—		—		—	1,040	260	2,340
Stock-based compensation (d)	—	—		—		—	—	—	14,842

Adjusted EBITDA	$39,666	$57,845		$63,150		$88,058	$117,179	$71,398	$91,531

  (a)
  General and administrative costs of $11.0 million for the fiscal year ended January 31, 1998 were incurred in connection with the acquisition of PetCare Plus, Inc.

  (b)
  General and administrative costs of $5.9 million for the fiscal year ended January 30, 1999, consists of $1.4 million incurred in connection with a management realignment, and $4.5 million in connection with the relocation of our main distribution center and the replacement of our point-of-sale equipment in all stores.

  (c)
  Management fees are paid pursuant to our management services agreement, which we entered into in October 2000 in connection with our leveraged recapitalization, and are included in selling, general and administrative expense in our statements of operations. Upon the closing of this offering, the parties have agreed to terminate the management services agreement, which will have been in effect for 17 months.

  (d)
  In connection with the deemed increase in fair value related to outstanding stock options for accounting purposes as a result of this offering, we recorded non-cash stock-based compensation totaling $14.8 million, of which $12.3 million and $2.5 million are recorded in selling, general and administrative expense and cost of sales and occupancy costs, respectively. We anticipate recording an aggregate of approximately $11.0 million of additional non-recurring non-cash stock-based compensation expense in the fourth quarter of fiscal 2001 and the first quarter of fiscal 2002 related to options outstanding prior to the offering. We do not currently anticipate recording any additional stock-based compensation expense related to options outstanding upon the closing of the offering.

(3)
Calculated by dividing Adjusted EBITDA by net sales.

(4)
Calculated by dividing cost of sales by end of period inventory. For the thirty-nine weeks ended October 28, 2000 and November 3, 2001, cost of sales has been annualized based on a 52-week year.

(5)
Calculated by dividing net sales by gross square footage of stores open, weighted by the number of months stores are open during the period.

(6)
As adjusted to a 52-week period, net sales per square foot would have been $173 for the fiscal year ended February 3, 2001.

(7)
Calculated by subtracting current liabilities from current assets (other than cash and cash equivalents).

(8)
Includes capital leases and other obligations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our financial condition and results of operations with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

General

        PETCO is a leading specialty retailer of premium pet food and supplies. At January 25, 2002, we operated 561 stores in 41 states and the District of Columbia. We plan to open superstores in the future and follow a strategy of converting and expanding our remaining smaller format stores to the superstore format. As a result of this strategy, we have opened and acquired superstores, have expanded and relocated smaller format stores into superstores and have closed underperforming stores. As a result of our store expansion strategy, operating results may reflect lower average store contribution and operating margins due to increased store pre-opening expenses and lower anticipated sales volumes of newer stores.

        On October 2, 2000, we completed a leveraged recapitalization with an entity controlled by affiliates of Leonard Green & Partners, L.P. and Texas Pacific Group, the sponsors of the transaction. The transaction was financed by a combination of equity, senior subordinated debt and a senior credit facility. A group of equity investors led by the sponsors contributed a total of approximately $200 million of equity to PETCO in the transaction. The transaction was accounted for as a recapitalization and as such, a step-up of assets to fair market value was not required.

Results of Operations

        The following table sets forth selected results of our operations expressed as a percentage of net sales for the periods indicated. As a result of operational and strategic changes, period-to-period comparisons of financial results may not be meaningful and the results of our operations for historical periods may not be indicative of our future results.

	Fiscal Year Ended			39 Weeks Ended
	Jan. 30, 1999	Jan. 29, 2000	Feb. 3, 2001	October 28, 2000	November 3, 2001
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy costs	74.4	72.8	71.0	71.9	70.7

Gross profit	25.6	27.2	29.0	28.1	29.3
Selling, general and administrative expenses	22.4	22.3	23.0	23.6	25.4
Merger and non-recurring costs	2.7	—	4.8	6.9	—

Operating income (loss)	0.5	4.9	1.2	(2.4)	3.9
Interest expense, net	0.8	0.9	2.0	1.2	3.4

Earnings (loss) before Internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(0.3)	4.0	(0.8)	(3.6)	0.5
Internet operations and equity in loss of unconsolidated affiliates	—	(0.1)	(0.4)	(0.4)	(0.3)

Earnings (loss) before income taxes and extraordinary item	(0.3)	3.9	(1.2)	(4.0)	0.2
Income taxes (benefit)	(0.0)	1.7	0.4	0.2	0.1

Earnings (loss) before extraordinary item	(0.3)	2.2	(1.6)	(4.2)	0.1
Extraordinary item—loss on extinguishment of debt (net of income tax benefit)	—	—	(0.1)	(0.2)	(1.4)

Net earnings (loss)	(0.3)	2.2	(1.7)	(4.4)	(1.3)

Thirty-nine Weeks Ended November 3, 2001 Compared with Thirty-nine Weeks Ended October 28, 2000

        Net sales increased 15.7% to $937.2 million for the thirty-nine weeks ended November 3, 2001 from $810.4 million for the thirty-nine weeks ended October 28, 2000. The increase in net sales for the thirty-nine weeks ended November 3, 2001 resulted primarily from the addition of 53 superstores, partially offset by the closure of 19 stores, of which 12 were relocated, and a comparable store net sales increase of 8.4%. The comparable store net sales increase was attributable to maturing superstores, increased marketing and merchandising efforts and increased customer traffic. The increase in comparable store net sales accounted for approximately $67.2 million, or 53.0%, of the net sales increase, and $59.6 million, or 47.0%, was attributable primarily to the net increase in our store base. During the first quarter of fiscal 2000, the distribution of Iams brand pet food was broadened beyond specialty stores into supermarkets, warehouse clubs and mass merchants. Iams brand pet food represented approximately 9% of our net sales in fiscal 1999. The broadening of distribution of Iams brand pet food negatively impacted comparable store net sales by approximately 3% during both fiscal 2000 and in first quarter 2001. For the second and third quarter 2001, following the anniversary of the broadening of distribution of Iams brand pet food, the increases in comparable store net sales were 10.1% and 7.5%, respectively. Third quarter 2001 comparable store net sales were modestly impacted by the September 11th terrorist attacks and, to a lesser extent, by weakening economic conditions.

        Gross profit, defined as net sales less the cost of sales including store occupancy costs, increased $47.3 million, or 20.8%, to $274.6 million for the thirty-nine weeks ended November 3, 2001 from $227.4 million for the thirty-nine weeks ended October 28, 2000. Gross profit as a percentage of net sales increased to 29.3% for the thirty-nine weeks ended November 3, 2001, from 28.1% in the prior year period. The majority of this increase in gross margin is due to the shift in the sales mix from lower-margin pet food sales to higher-margin categories, such as companion animals, toys and supplies, greater purchasing leverage and increased leverage of occupancy costs, partially offset by increases in accruals for merchandise shrink. Our reduced sales of Iams brand pet food due to its broader availability accelerated the shift in sales mix contributing to the gross margin increase. The increase in gross margin was offset by $2.5 million of non-cash stock-based compensation based on the deemed fair value of our common stock as a result of the offering.

        Selling, general and administrative expenses increased $46.4 million, or 24.3%, to $237.2 million for the thirty-nine weeks ended November 3, 2001 from $190.8 million for the thirty-nine weeks ended October 28, 2000. The increase was due primarily to non-cash stock-based compensation expense of $12.3 million based on the deemed fair value of our common stock as a result of the offering, and increased personnel and related costs associated with supporting increased sales and new store openings. As a percentage of net sales, these expenses increased to 25.4% for the thirty-nine weeks ended November 3, 2001 from 23.6% in the prior year period. The increase for the thirty-nine weeks ended November 3, 2001 was primarily due to costs related in increased support functions and transition costs for the post-acquisition integration of Internet operations, management fees under our management services agreement entered into in connection with our leveraged recapitalization and increased insurance costs.

        Merger and non-recurring costs of $0.4 million were recorded in the thirty-nine weeks ended November 3, 2001. These costs consisted of an additional loss of $0.3 million to sub-lease an acquired facility that was previously closed and additional legal costs of $0.1 million related to our leveraged recapitalization.

        Merger and non-recurring costs of $56.2 million were recorded in the thirty-nine weeks ended October 28, 2000. These costs consisted of $19.6 million of leveraged recapitalization transaction costs, compensation expense of $22.3 million related to the repurchase of outstanding options for common stock in our leveraged recapitalization, the write-off of $10.2 million with respect to our investment in Petopia.com and $4.1 million in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to our leveraged recapitalization.

        Operating income was $37.0 million in the thirty-nine weeks ended November 3, 2001, or 3.9% of net sales, compared with operating losses of ($19.6) million for the thirty-nine week period ended October 28, 2000, or (2.4%) of net sales. Excluding merger and non-recurring costs and the $14.8 million non-cash stock-based compensation charge, on a comparable basis, we would have reported operating income of $52.3 million, or 5.6% of net sales, in the thirty-nine week period ended November 3, 2001, compared with operating income of $36.5 million, or 4.5% of net sales, in the prior year period. We anticipate recording an aggregate of approximately $11.0 million of additional non-recurring non-cash stock-based compensation expense in the fourth quarter of fiscal 2001 and the first quarter of fiscal 2002 related to options outstanding prior to the offering. We do not currently anticipate recording any additional stock-based compensation expense related to options outstanding upon the closing of the offering. Included in operating income for the thirty-nine week period ended November 3, 2001 is an operating loss of $1.6 million for Internet operations and transition costs related to Internet operations of $0.5 million.

        Net interest expense was $31.5 million for the thirty-nine week period ended November 3, 2001 compared with net interest expense of $9.9 million in the prior year period. Increased borrowings related to our leveraged recapitalization led to the increase in interest expense.

        We recognized $2.5 million in equity in loss of unconsolidated affiliates for the thirty-nine weeks ended November 3, 2001 from our former limited partner interest in a limited partnership which operates retail pet food and supplies stores in Canada. We accounted for our investment in the limited partnership using the equity method as we did not exercise control over the limited partnership, and we recorded our proportionate share of earnings or loss according to the partnership agreement. For a further discussion of our Canadian investment, see "—Canadian Partnership."

        We recorded a loss of $2.6 million for Internet operations and equity in loss of unconsolidated affiliates for the thirty-nine weeks ended October 28, 2000. This primarily non-cash loss consists of $11.5 million of equity in the losses of Petopia.com, partially offset by $8.9 million we earned for our support of Petopia.com principally under the terms of our strategic alliance agreement, net of related expenses. We acquired certain operating assets of Petopia.com in the fourth quarter of fiscal 2000 and the results or our Internet operations are included in our consolidated results for the thirty-nine weeks ended November 3, 2001.

        Income taxes were $1.9 million for the thirty-nine weeks ended November 3, 2001 compared with $2.0 million for the thirty-nine weeks ended October 28, 2000. We did not recognize any tax benefits from our equity in loss of unconsolidated affiliates, resulting in effective tax rates before extraordinary item of 64.3% and (6.3%), respectively, in the thirty-nine weeks ended November 3, 2001 and the prior year period.

        We redeemed our 13% senior subordinated notes due 2010 in the thirty-nine weeks ended November 3, 2001, resulting in an extraordinary loss upon early redemption of $12.9 million (net of income tax benefit of $7.9 million).

        We retired a credit facility in the thirty-nine weeks ended October 28, 2000 in connection with our leveraged recapitalization and related unamortized debt issuance costs were written off, resulting in an extraordinary loss of $1.3 million (net of income tax benefit of $0.8 million).

        The holders of our series A preferred stock and our series B preferred stock are entitled to receive dividends at a rate of 14% and 12%, respectively. We are not required to pay these dividends in cash. The dividends that are not paid in cash compound quarterly. The dividends earned in the thirty-nine weeks ended November 3, 2001 have been added to the principal balance of the preferred stock, with a corresponding deduction in net income available to common stockholders.

Fiscal Year Ended February 3, 2001 Compared with Fiscal Year Ended January 29, 2000

        Net sales increased 16.2% to $1,151.2 million in fiscal 2000 from $990.3 million in fiscal 1999. The increase in net sales in fiscal 2000 resulted primarily from the addition of 58 superstores, including the acquisition of six superstores, partially offset by the closure of 20 stores, of which ten were relocated, and a comparable store net sales increase of 6.4%. The comparable store net sales increase was attributable to maturing superstores, increased marketing and merchandising efforts and increased customer traffic. The increase in comparable store net sales accounted for approximately $64.0 million, or 39.8%, of the net sales increase, and $96.9 million, or 60.2% of the net sales increase, was attributable primarily to the net increase in our store base and the fact that fiscal 2000 contained 53 weeks, compared to 52 weeks in fiscal 1999. During the first quarter of fiscal 2000, the distribution of Iams brand pet food was broadened beyond specialty stores into supermarkets, warehouse clubs and mass merchants. Iams brand pet food sales represented approximately 9% of our net sales in fiscal 1999. The broadening of distribution of Iams brand pet food negatively impacted comparable store net sales by approximately 3% during fiscal 2000, a trend that continued through the first quarter of fiscal 2001.

        Gross profit increased $64.5 million, or 23.9%, to $334.1 million in fiscal 2000 from $269.6 million in fiscal 1999. Gross profit as a percentage of net sales increased to 29.0% in fiscal 2000 from 27.2% in fiscal 1999. The majority of this increase in gross margin is due to the continuing shift in the sales mix from lower-margin pet food sales to higher-margin categories such as companion animals, toys and supplies; greater purchasing leverage; and increased leverage of occupancy costs. Our reduced sales of Iams brand pet food due to its broader availability accelerated the shift in sales mix in fiscal 2000, contributing to the gross margin rate increase.

        Selling, general and administrative expenses increased $44.0 million, or 19.9%, to $264.8 million in fiscal 2000 from $220.8 million in fiscal 1999. The increase was due primarily to increased personnel and related costs associated with supporting increased sales and new store openings. As a percentage of net sales, these expenses increased to 23.0% in fiscal 2000 from 22.3% in fiscal 1999. The increase in 2000 was primarily due to increased personnel and related costs associated with our training and customer satisfaction initiatives, depreciation and maintenance of our investments in infrastructure in the prior year, and the accrual for management bonuses based on improved financial performance.

        Merger and non-recurring costs of $55.9 million were recorded in fiscal 2000. These costs consisted of $19.8 million of leveraged recapitalization transaction costs, compensation expense of $22.3 million related to the repurchase of outstanding options for common stock in our leveraged recapitalization, the write-off of $10.2 million with respect to our investment in Petopia.com and $3.7 million in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to our leveraged recapitalization.

        Operating income was $13.4 million in fiscal 2000 compared with operating income of $48.8 million in fiscal 1999. Excluding merger and non-recurring costs, on a comparable basis, we would have reported operating income of $69.3 million, or 6.0% of net sales, in fiscal 2000, compared with operating income of $48.8 million, or 4.9% of net sales, in fiscal 1999.

        During fiscal 1999, we acquired an equity interest in Petopia.com, an e-commerce destination for the sale of pet food and supplies. Prior to our acquisition of certain assets of Petopia.com in the fourth quarter of fiscal 2000, we accounted for our investment in Petopia.com using the equity method and recorded our proportionate share of earnings or loss. We also had a limited partner interest in a limited partnership which operates retail pet food and supplies stores in Canada. We accounted for our investment in the limited partnership using the equity method as we did not exercise control over the limited partnership, and we recorded our proportionate share of earnings or loss according to the partnership agreement.

        We recognized losses of $1.3 million and $4.5 million for Internet operations and equity in loss of unconsolidated affiliates in fiscal 1999 and fiscal 2000, respectively. These amounts include the following:

  •
  Equity in losses for Petopia.com of $4.0 million and $11.5 million for fiscal 1999 and 2000, respectively;
  •
  Revenue and additional equity earned and expenses incurred in the amounts of $2.8 million and $10.3 million of net revenues in fiscal years 1999 and 2000, respectively, in providing certain marketing and fulfillment services to Petopia.com according to the terms of our strategic alliance agreement;
  •
  The write-off of $1.3 million in receivables due from Petopia.com in fiscal 2000 due to Petopia.com's pending liquidation;
  •
  Transition costs of $1.5 million incurred in fiscal 2000 in relocating Petopia.com's operating assets to our national support center following our acquisition of certain operating assets of Petopia.com; and
  •
  Equity in loss of $0.5 million in fiscal 2000 related to our former investment in a Canadian limited partnership.

        Net interest expense was $23.0 million in fiscal 2000 compared with net interest expense of $8.9 million in fiscal 1999. Increased borrowings in fiscal 2000, related to our leveraged recapitalization, led to the increase in interest expense.

        Income taxes were $5.0 million in fiscal 2000 compared with $16.8 million in fiscal 1999. Our effective tax rate before equity in loss of unconsolidated affiliates and non-deductible merger and non-recurring costs was 39.5% in fiscal 2000. Our effective tax rate before equity in loss of unconsolidated affiliates was 39.5% in fiscal 1999. We did not recognize any tax benefits from our equity in loss of unconsolidated affiliates, resulting in effective tax rates before extraordinary item of (35.3%) and 43.6%, respectively, in fiscal 2000 and fiscal 1999.

        We retired a credit facility during fiscal 2000 in connection with our leveraged recapitalization and related unamortized debt issuance costs were written off, resulting in an extraordinary expense of $1.3 million (net of income tax benefit of $0.8 million).

        Net loss was $20.3 million in fiscal 2000, compared with net earnings of $21.8 million in fiscal 1999. Net earnings, excluding Internet operations and equity in loss of unconsolidated affiliates and related tax effects, merger and non-recurring costs and related charges and related tax benefits and extraordinary item net of tax benefit, increased to $28.1 million, compared with net earnings in the prior year, excluding Internet operations and equity in loss of unconsolidated affiliates and related tax effects, of $24.1 million.

Fiscal Year Ended January 29, 2000 Compared with Fiscal Year Ended January 30, 1999

        Net sales increased 17.9% to $990.3 million in fiscal 1999 from $839.6 million in fiscal 1998. The increase in net sales in fiscal 1999 resulted primarily from the addition of 42 stores, partially offset by the closing of 18 stores, of which ten were relocations, and a comparable store net sales increase of 11.1%. The comparable store net sales increase was attributable to maturing superstores, increased marketing and merchandising efforts and increased customer traffic. The increase in comparable store net sales accounted for approximately $91.2 million, or 60.5%, of the net sales increase, and $59.5 million, or 39.5% of the net sales increase, was attributable to the net increase in our store base.

        Gross profit increased $54.8 million, or 25.5%, to $269.6 million in fiscal 1999 from $214.8 million in fiscal 1998. Gross profit as a percentage of net sales increased to 27.2% in fiscal 1999 from 25.6% in fiscal 1998. The majority of this increase in gross margin was due to the continuing shift in the sales mix from lower-margin pet food sales to higher-margin categories such as companion animals, toys and supplies. Also, the fiscal 1998 gross margin was adversely affected by increased distribution costs resulting from our investment in two new central distribution centers and lower leverage of store occupancy costs in the acquired stores during the conversion process.

        Selling, general and administrative expenses increased $32.9 million, or 17.5%, to $220.8 million in fiscal 1999 from $187.9 million in fiscal 1998. The increase was due primarily to increased personnel and related costs associated with supporting increased sales and new store openings. As a percentage of net sales, these expenses decreased to 22.3% in fiscal 1999 from 22.4% in fiscal 1998. Included in selling, general and administrative expenses in fiscal 1998 are a $1.4 million charge for severance and legal costs related to our management realignment and a $4.5 million charge related to the write-off of assets in connection with the relocation of our main distribution center and the replacement of point-of-sale equipment in a chain-wide conversion of this equipment and other assets. Excluding these charges, selling, general and administrative expenses were 21.7% of net sales in fiscal 1998, compared with 22.3% of net sales in 1999. The increase in 1999 was primarily due to increased personnel and related costs associated with decentralization of field staff, depreciation and maintenance of our investments in infrastructure in the prior year, and the accrual for management bonuses based on improved financial performance.

        Merger and non-recurring costs of $23.0 million were recorded in fiscal 1998 in connection with the conversion activities of the stores acquired in the last half of fiscal 1997. These costs consisted of $0.5 million of transaction costs, $2.0 million of costs attributable to lease cancellations and closure of duplicate or inadequate facilities and activities, $19.1 million of reformatting, facility conversion and other integration costs and $1.4 million of severance and other costs.

        Operating income was $48.8 million in fiscal 1999 compared with operating income of $3.9 million in fiscal 1998. Excluding merger and non-recurring costs and other charges, on a comparable basis, we would have reported operating income of $48.8 million, or 4.9% of net sales, in fiscal 1999, compared with operating income of $32.8 million, or 3.9% of net sales, in fiscal 1998.

        Internet operations and equity in loss of unconsolidated affiliates resulted in a loss of $1.3 million in fiscal 1999. This consisted of $4.0 million of equity in the losses of Petopia.com, partially offset by $2.7 million we earned for our support of Petopia.com under the terms of our alliance agreement.

        Net interest expense was $8.9 million in fiscal 1999 compared with net interest expense of $6.7 million in fiscal 1998. Increased borrowings in fiscal 1999 led to the increase in interest expense.

        Income taxes were $16.8 million in fiscal 1999 compared with an income tax benefit of $0.4 million in fiscal 1998. Our effective tax rate before equity in loss of unconsolidated affiliates was 39.5% in fiscal 1999. Our effective tax rate before equity in loss of unconsolidated affiliates and non-deductible merger and non-recurring costs was 39.5% in fiscal 1998. We did not recognize any tax benefits from our equity in loss of unconsolidated affiliates, resulting in effective tax rates of 43.6% and 15.6%, respectively, in fiscal 1999 and fiscal 1998.

        Net earnings were $21.8 million in fiscal 1999, compared with net loss of $2.4 million in fiscal 1998. Net earnings in fiscal 1999, excluding Internet operations and equity in loss of unconsolidated affiliates and related tax effects, increased to $24.1 million, compared with net earnings in fiscal 1998, excluding merger and non-recurring costs and related charges and tax benefits, of $15.6 million.

Quarterly Data

        The following tables set forth the unaudited quarterly results of operations for fiscal 1999, fiscal 2000 and the first three quarters of 2001. This information includes all adjustments management considers necessary for fair presentation of such data. The results of operations for historical periods are not necessarily indicative of results for any future period. We expect quarterly results of operations to fluctuate depending on the timing and amount of net sales contributed by new stores.

        We believe that our business is moderately seasonal, with net sales and earnings generally higher in the fourth fiscal quarter due to year-end holiday purchases.

	Fiscal Quarter Ended
Fiscal 1999	May 1, 1999	Jul. 31, 1999	Oct. 30, 1999	Jan. 29, 2000
	(dollars in thousands)
Net sales	$229,657	$236,184	$249,007	$275,441
Gross profit	59,122	61,880	67,638	80,938
Operating income	7,812	8,889	11,387	20,690
Net earnings	3,562	4,121	4,889	9,185
Operating earnings(1)	3,562	4,121	5,349	11,072
Adjusted EBITDA(2)	16,856	19,204	21,302	30,696
Stores open at end of period	482	485	494	490
Aggregate gross square footage	5,773,881	5,889,004	6,068,222	6,075,030
Percentage increase in comparable store net sales	10.9%	12.1%	13.2%	8.5%
	Fiscal Quarter Ended
Fiscal 2000	Apr. 29, 2000	Jul. 29, 2000	Oct. 28, 2000	Feb. 3, 2001
	(dollars in thousands)
Net sales	$265,166	$262,719	$282,465	$340,828
Gross profit	73,266	73,371	80,736	106,721
Operating income (loss)	11,547	12,091	(43,256)	33,031
Net earnings (loss)	6,381	2,694	(44,521)	15,107
Operating earnings(1)	5,546	5,886	4,660	11,962
Adjusted EBITDA(2)	21,732	22,704	26,962	45,781
Stores open at end of period	503	509	526	528
Aggregate gross square footage	6,380,209	6,501,775	6,806,603	6,856,732
Percentage increase in comparable store net sales	8.5%	5.0%	6.3%	6.1%
	Fiscal Quarter Ended
Fiscal 2001	May 5, 2001	August 4, 2001	November 3, 2001
	(dollars in thousands)
Net sales	$304,494	$309,902	$322,853
Gross profit	87,887	90,072	96,676
Operating income	11,783	10,766	14,448
Net earnings (loss)	(436)	(694)	(10,760)
Operating earnings(1)	365	414	2,788
Adjusted EBITDA(2)	27,834	30,305	33,392
Stores open at end of period	538	548	560
Aggregate gross square footage	7,031,948	7,215,744	7,384,106
Percentage increase in comparable store net sales	7.7%	10.1%	7.5%

(1)
Operating earnings exclude Internet operations and equity in loss of unconsolidated affiliates, net of tax effects, and merger and non-recurring costs, net of tax benefits.
(2)
Net earnings (loss) before interest (net), taxes, depreciation and amortization, Internet operations prior to consolidation in fiscal 2001, equity in loss of unconsolidated affiliates, extraordinary item and management fees, adjusted to exclude the effects of merger and non-recurring costs of $56.1 million, $(0.2) million and $0.4 million for the fiscal quarters ended October 28, 2000, February 3, 2001 and August 4, 2001, respectively, and non-cash stock-based compensation of $3,362, $5,809 and $5,671 for the fiscal quarters ended May 5, 2001, August 4, 2001 and November 3, 2001, respectively.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company's ability to service or incur indebtedness. Adjusted EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be construed as an indicator of a company's operating performance or liquidity, and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data prepared in accordance with GAAP. We have presented Adjusted EBITDA in this prospectus solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

Liquidity and Capital Resources

        We have financed our operations and expansion program through internal cash flow, external borrowings and the sale of equity securities. At November 3, 2001, total assets were $477.6 million, $185.7 million of which were current assets. Net cash provided by operating activities was $27.9 million, $78.8 million, $55.9 million and $33.1 million for fiscal 1998, 1999, 2000 and the first thirty-nine weeks of fiscal 2001, respectively. Our sales are substantially on a cash basis. Therefore, cash flow generated from operating stores provides a significant source of liquidity. We use operating cash principally to make interest payments on our debt and to purchase inventory. A portion of our inventory purchases is financed through vendor credit terms. We are highly leveraged following our leveraged recapitalization in October 2000, and we use cash generated from operating activities to service the increased debt levels.

        We use cash in investing activities to purchase fixed assets for new stores, to acquire stores and, to a lesser extent, to purchase warehouse and office fixtures, equipment and computer hardware and software in support of our distribution and administrative functions. We invested $9.1 million in affiliates in the first thirty-nine weeks of fiscal 2001, $9.5 million in affiliates in fiscal 2000 and $18.5 million in affiliates in fiscal 1999. The affiliates include Petopia.com, an e-commerce destination for the sales of pet food and supplies, and a limited partnership that operates retail pet food and supplies stores in Canada. During fiscal 1998, we invested $4.9 million in the limited partnership and made loans of $6.5 million to a limited partner in the limited partnership. Cash used in investing activities was $62.3 million, $62.3 million, $72.6 million and $48.3 million for fiscal 1998, 1999, 2000 and the first thirty-nine weeks of fiscal 2001, respectively.

        We also finance some of our purchases of equipment and fixtures through capital lease and other obligations. No purchases of fixed assets were financed in this manner during fiscal 1999 or 2000. Purchases of $20.3 million of fixed assets were financed in this manner during fiscal 1998.

        During fiscal 1998, we completed two acquisitions of retailers of pet food and supplies in transactions accounted for as purchases. The aggregate fair value of assets acquired and the net cash invested in these businesses was $2.1 million, of which $0.3 million was expended in fiscal 1999. The excess of the aggregate cost over the fair value of net assets acquired was $1.8 million, which was recorded as goodwill and is being amortized over 15 years.

        During fiscal 1999, we completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in this business was $2.6 million. The excess of the aggregate cost over the fair value of net assets acquired was $1.5 million, which was recorded as goodwill and is being amortized over 15 years.

        During fiscal 2000, we completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in the business was $12.6 million. The excess of the aggregate cost over the fair value of net assets acquired was $10.9 million which was recorded as goodwill and is being amortized over 15 years.

        During fiscal 2000, we completed the acquisition of certain operating assets of Petopia.com in a transaction accounted for as a purchase. The aggregate fair value of assets acquired was $3.8 million.

The excess of the aggregate cost over the fair value of net assets acquired was $3.1 million, which was recorded as goodwill and is being amortized over three years.

        On October 2, 2000, we completed the leveraged recapitalization. In the transaction, each issued and outstanding share of our common stock was cancelled and converted automatically into the right to receive $22.00 in cash, with the exception of 134,351 shares retained by members of our management. As a result of subsequent stock splits, these 134,351 shares now represent 5,911,444 shares of common stock. In the leveraged recapitalization, we issued an aggregate of $195.0 million in common stock and preferred stock and $120.0 million of senior subordinated debt, entered into a $350.0 million senior credit facility, retired debt under the then existing credit facility and repurchased substantially all of our outstanding common stock for an aggregate of $463.4 million. Net proceeds from the issuance of new shares of common stock in the leveraged recapitalization was $15.9 million. Following the leveraged recapitalization, we effected a 22-for-1 split of our common stock. This transaction was accounted for as a recapitalization and as such, a step-up of assets to fair market value was not required.

        Our primary long-term capital requirement is funding for the opening or acquisition of stores. Cash flows provided by (used in) financing activities were $33.3 million, $17.2 million and ($1.3) million in fiscal 1998, 1999 and 2000, respectively. In fiscal 1998, 1999, and 2000, net proceeds of $0.1 million, $0.3 million and $16.9 million, respectively, were generated from sales of common stock. In fiscal 2000, net proceeds of $107.4 million, $75.7 million and $1.1 million, respectively, were generated by the issuance of our series A senior redeemable exchangeable cumulative preferred stock, our series B junior redeemable cumulative preferred stock and common stock warrants. Remaining cash flows provided by financing activities were borrowings under long-term debt agreements, net of repayment of long-term debt agreements and other obligations. Cash flows from financing activities were used to fund our expansion program, investment in affiliates, leveraged recapitalization and working capital requirements.

        We have a senior credit facility with a syndicate of banks which had a commitment of up to $350.0 million that expired between October 2, 2006 and October 2, 2008. The senior credit facility consisted of an $80.0 million revolving credit facility, a $70.0 million term loan A facility and a $200.0 million term loan B facility. Following amendments of our senior credit facility in connection with an offering in October 2001 of 10.75% senior subordinated notes due 2011, the amount we are permitted to borrow under the revolving credit facility was reduced to $75.0 million, and our term loan facilities were restructured into a single $195.0 million term loan B facility. Borrowings under the senior credit facility are secured by substantially all of our assets and currently bear interest, at our option, at the agent bank's base rate plus a margin of up to 2.25%, or LIBOR plus a margin of up to 3.25%, based on our leverage ratio at the time in the case of the revolving credit facility and a fixed margin in the case of the term loan B facility. The credit agreement contains certain affirmative and negative covenants related to indebtedness, interest and fixed charges coverage and consolidated net worth. We were in full compliance with all these covenants at November 3, 2001. The proceeds of the offering of 10.75% senior subordinated notes due 2011, completed in October 2001, were used to redeem $120.0 million of 13% senior subordinated notes and to reduce indebtedness under the senior credit facility.

        As of February 3, 2001, we had available net operating loss carryforwards of $36.5 million for federal income tax purposes, which begin expiring in 2012, and $21.6 million for state income tax purposes, which begin expiring in 2005.

        We anticipate that funds generated by operations and funds available under the credit facility will be sufficient to finance our continued operations and planned store openings at least through fiscal 2002.

Canadian Partnership

        We previously owned a non-controlling limited partnership interest in Canadian Petcetera Limited Partnership, which operates 32 Petcetera retail pet food and supplies stores in Canada. On January 28, 2002, we terminated our relationship with the partnership. Accordingly, we will record a write-off of approximately $26.1 million in the fourth quarter of 2001, which amount represents the carrying value of our investment as of the termination date. We will also record approximately $10.3 million of settlement expense in the fourth quarter of 2001 as a result of the settlement of a dispute between us and the other partners of the partnership. See "Business—Legal Proceedings."

Inflation

        Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on our net sales or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

        Market risks relating to our operations result primarily from changes in short-term London Interbank Offered Rates, or LIBOR, as our senior credit facility utilizes a portfolio of short-term LIBOR contracts. LIBOR contracts are fixed rate instruments for a period of between one and six months, at our discretion. Our portfolio of LIBOR contracts vary in length and interest rate, such that adverse changes in short-term interest rates could affect our overall borrowing rate when contracts are renewed. We have entered into a $75.0 million interest rate collar agreement, or hedge, to limit our exposure to the interest rate risk associated with our variable rate debt. Changes in the intrinsic value of the hedge are recorded as accumulated other comprehensive income (loss). Amounts received or paid under the hedge are recorded as reductions of or additions to interest expense. We had a cumulative deferred loss on our hedge of $1.7 million, net of deferred tax benefit of $1.1 million, at November 3, 2001.

        Of the total $195.0 million in debt under our senior credit facility as of November 3, 2001, after giving effect to the hedge, $120.0 million was subject to variable interest rate fluctuations. Based on this debt level, and taking into account the hedge, a hypothetical 10% increase in LIBOR from the applicable rate at November 3, 2001 would increase net interest expense by approximately $0.4 million on an annual basis, and likewise would decrease both earnings and cash flows for that annual period by a corresponding amount. We cannot predict market fluctuations in interest rates and their impact on debt, nor can there be any assurance that long-term fixed-rate debt will be available at favorable rates, if at all. Consequently, future results may differ materially from estimated results due to adverse changes in interest rates or debt availability.

        We did not have any material foreign exchange or other significant market risk at November 3, 2001.

BUSINESS

Company Overview

        We are the nation's leading pet food and supplies specialty retailer with 561 stores in 41 states and the District of Columbia. Our products include pet food, supplies, grooming products, toys, novelty items and vitamins, small pets such as fish, birds and other small animals (excluding cats and dogs), and veterinary supplies. Our strategy is to offer our customers a complete assortment of pet-related products at competitive prices, with superior levels of customer service at convenient locations.

        Our stores combine the broad merchandise selection and everyday low prices of a pet supply warehouse store with the convenient location and knowledgeable customer service of a neighborhood pet supply store. We believe that this combination differentiates our stores and provides us with a competitive advantage. Our principal format is a 15,000 square foot superstore, conveniently located near local neighborhood shopping destinations, including supermarkets, bookstores, coffee shops, dry cleaners and video stores, where our target "pet parent" customer makes regular weekly shopping trips. We believe that our stores are well positioned, both in terms of product offerings and location, to benefit from favorable long-term demographic trends, a growing pet population and an increasing willingness of pet owners to spend on their pets.

Store Locations

        We design our stores to offer a fun, vibrant and enjoyable shopping experience for our customers and their pets. A typical PETCO store is moderately sized at 12,000 to 15,000 square feet, with low ceilings, attractive signage and bright lighting, resulting in a distinctive retail setting. Below is a table which lists the number of our stores:

Number of PETCO Stores
as of January 25, 2002

State	Number of Stores	State	Number of Stores
Alabama	2	Mississippi	1
Arizona	15	Missouri	13
Arkansas	3	Montana	1
California	135	Nebraska	6
Colorado	12	Nevada	8
Connecticut	15	New Hampshire	6
Delaware	1	New Jersey	15
District of Columbia	1	New Mexico	3
Georgia	8	New York	33
Idaho	2	North Dakota	2
Illinois	38	Ohio	3
Indiana	6	Oregon	14
Iowa	6	Pennsylvania	23
Kansas	8	Rhode Island	1
Kentucky	1	South Dakota	1
Louisiana	2	Tennessee	7
Maine	1	Texas	49
Maryland	11	Utah	5
Massachusetts	24	Virginia	11
Michigan	14	Washington	26
Minnesota	18	Wisconsin	10

Industry Overview

        General.    We believe the pet food and supplies industry is benefiting from a number of favorable demographic trends that are continuing to support a steadily growing pet population. The U.S. pet population has now reached 353 million companion animals, including 141 million cats and dogs, with an estimated 62% of all U.S. households owning at least one pet, and three quarters of those households owning two or more pets. We believe the trend to more pets and more pet-owning households will continue, driven by an increasing number of children under 18 and a growing number of empty nesters whose pets have become their new "children." Based on U.S. Census Bureau data, the number of children under 18 will continue to grow over the next five years. We believe that this trend will continue to support the growing U.S. pet population, as households with these demographics are more likely to own pets. We estimate that U.S. retail sales of pet food, supplies, small animals (excluding cats and dogs) and services has increased to approximately $23 billion in 2001.

        Pet Food.    Packaged Facts projects that dog and cat food sales, which represent the vast majority of all pet food sales, will account for approximately $11 billion in sales for 2001. In 2000, premium dog and cat food represented approximately 30% of the total dog and cat food market and is expected to increase to approximately 40% of the total dog and cat food market by 2005, representing a CAGR of 9.0%. Sales of dog and cat food accounted for $390 million or 34% of our fiscal 2000 net sales, of which $359 million, or 92%, was generated from premium dog and cat food sales.

        Historically, the pet food industry has been dominated by national supermarket brands such as Alpo, Kal Kan and Purina, which are primarily sold through grocery stores, supermarkets, convenience stores and mass merchants. In recent years, supermarkets' share of total pet food sales has steadily decreased as a result of competition from warehouse clubs, mass merchants and specialty pet store chains as well as the growing proportion of premium pet food sales. Premium pet foods, such as Science Diet, Nutro and Eukanuba, currently are not sold through supermarkets, warehouse clubs or mass merchants due to manufacturers' restrictions but are sold primarily through specialty retailers like PETCO, veterinarians and farm and feed stores.

        The growth of the premium pet food market is attributable to both the marketing of premium brands by vendors and a heightened nutritional awareness among pet owners. For example, during 1998, premium pet food manufacturers launched approximately 250 new specialty food products, such as all-natural products and products for pets with sensitive skin and stomachs. Management expects expanded product offerings by premium pet food manufacturers to continue, and that distribution of these products primarily through specialty retailers will continue to draw customers away from supermarkets and mass merchants.

        Pet Supplies and Small Animals.    Packaged Facts projects that sales of pet supplies will account for approximately $6 billion in sales for 2001 and will grow at a CAGR of 7.2% over the next few years. Pet supplies and small animals (excluding cats and dogs) accounted for $724 million or 63% of our fiscal 2000 net sales.

        The market for pet supplies consists of items such as collars and leashes, cages and habitats, toys, treats, aquatic supplies, pet carriers, vitamins and supplements and grooming and veterinary products. The channels of distribution for pet supplies are highly fragmented with products sold by many types of retailers, including supermarkets, warehouse clubs and other discounters, mass merchants, specialty pet store chains, direct mail and veterinarians. Specialty retailers such as PETCO, with wide assortments of pet supplies and higher levels of customer service, represent a growing channel for sales of pet supplies.

        The market for small animals (other than cats and dogs) includes sales of fish, birds, reptiles, rabbits, hamsters, mice and other small pets. Because of the overpopulation of cats and dogs and the controversial practices of some breeders, we have elected to limit our selection of animals to birds, fish, reptiles and other small animals. We do, however, participate in pet adoption programs for cats and dogs, which are administered through local animal welfare programs.

        Pet Services.    Certain routine pet services are estimated to account for the remaining $6 billion of the overall $23 billion market projected by management, but represented approximately 3% of our fiscal 2000 net sales. The market for pet services includes obedience training, grooming and other services. We offer obedience training in most of our stores, grooming in many of our stores and limited veterinary services, such as routine vaccinations, at a number of stores. Although services do not represent a significant portion of our net sales, we believe that offering selected pet services better serves our best customers and increases traffic flow in our stores.

        Distribution Channels.    The pet food and supplies industry is highly fragmented, with an estimated 9,000 independent pet supply stores operating in the United States. PETCO is one of only two national specialty retailers of pet food and supplies. Between 1991 and 1999, the last year for which data is available, specialty pet store chains such as PETCO experienced significant market share gains, largely at the expense of supermarkets. We believe that this shift primarily results from (1) the enhanced merchandising effort and product and services mix offered by specialty pet store chains and (2) the growing demand for premium pet food as nutritional awareness among the general population extends to pet owners and their pets. The following chart illustrates this shift in distribution channels.

Our Strategy and Competitive Advantages

        Our strategy is to strengthen our position as the leading pet food and supplies specialty retailer by offering our customers a complete assortment of pet-related products at competitive prices with superior levels of customer service at convenient locations. We intend to continue to pursue the following elements of our strategy:

  •
  Continue To Increase Sales and Profitability. We have increased our net sales from $443.6 million in fiscal 1995 to $1.15 billion in fiscal 2000, for a CAGR of 21.0%, while increasing our Adjusted EBITDA from $19.4 million to $117.2 million, for a CAGR of 43.3%. Our Adjusted EBITDA margins over this same period have more than doubled from 4.4% in fiscal 1995 to 10.2% in fiscal 2000. The principal contributors to these improvements in our financial performance include: (1) our ability to generate continuous comparable store net sales growth; (2) strategic expansion in both existing and new markets using our superstore format; (3) targeted merchandising efforts to drive greater sales of higher margin supplies and services, which have grown to 66.1% of net sales in fiscal 2000, up from 59.2% of net sales in fiscal 1996; (4) our expanding store base that offers economies of scale and purchasing efficiencies; and (5) a broad product offering of over 10,000 high quality pet-related products, most of which are not found in typical supermarkets or mass merchants.
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  Capitalize Upon Our Maturing Store Base. We have historically found that the most dramatic growth in a store's net sales and EBITDA occurs in the first five years following a store's opening. During this store maturation phase, we have historically experienced store level EBITDA margin improvements from an estimated 6% average EBITDA margin in the store's first year to over a 15%

    average EBITDA margin by year five. Approximately half of our stores were opened in the past five years and to date our newly opened stores have been maturing in accordance with historical rates. We believe that our maturing store base provides us with an opportunity to significantly increase our net sales and EBITDA with only modest incremental capital expenditures for these stores.

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  Expand Using Our Proven New Store Model. We believe that the highly fragmented pet food and supplies market offers compelling opportunities for us to increase our presence and gain market share. To capitalize on these opportunities and consistent with our existing strategy, we plan to increase our net store count by 35 to 45 stores per year over the next five years both by focusing on existing markets and by targeting one or two new geographic markets per year. We carefully measure each proposed store opening against demographic, economic and competitive factors. We have established an operating model that we believe enables us to quickly and profitably execute our expansion strategy after we have analyzed a market's potential. Our new stores generally have become profitable by the end of their first year of operation, and we target for each store a five-year return on investment of more than 20%.
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  Leverage Our Industry-Leading Integrated Information Systems. We have invested an aggregate of approximately $50 million over the last three fiscal years to replace and upgrade our point-of-sale, or POS, and information system infrastructure. Our highly integrated POS system in each of our stores provides our management team with timely and valuable information on store and regional level sales and merchandising trends, inventory tracking and operational data. By integrating all of our key functional areas, our systems empower regional, district and store managers to increase sales, to improve operational efficiency, to control inventory, to monitor critical performance indicators and to enhance customer service and satisfaction.
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  Utilize Our Logistics Expertise. Our distribution system has over one million square feet of distribution capacity, including an integrated network of three national and five regional distribution centers. This network enables us to reduce our costs by reducing the delivered cost of merchandise and limiting the need to carry excess inventory. Our inventory control systems provide for effective replenishment of inventory and allow us to achieve optimal in-stock levels at our stores. Our logistics expertise has enabled us to dramatically increase inventory turns from 5.0x for fiscal 1995 to 6.7x for fiscal 2000.
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  Capitalize Upon Our Brand Awareness and Highly Successful Customer Loyalty Program. The "PETCO" brand name and our slogan "Petco, where the pets go" are well known by pet owners. We believe that this awareness reinforces the fun and enjoyable shopping experience that we seek to create for our customers and their pets. P.A.L.S., our highly successful customer loyalty program, further enhances and reinforces the loyalty, brand awareness and satisfaction of our customers. To date, we have issued approximately 13 million P.A.L.S. cards and recently have been issuing nearly one million cards per quarter. Our P.A.L.S. members account for over 70% of our net sales and spend an average of almost 50% more per transaction than do our non-P.A.L.S. customers. Our exclusive program fosters a long-term, one-on-one relationship with the customer and builds brand loyalty and customer retention. Our program also provides us with one of the largest databases of information in the industry. Information on our customers' buying preferences allows us to more precisely deliver targeted marketing efforts and assists us in more effectively catering to our customers' needs.
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  Continue to Provide Superior, Knowledge-Based Customer Service. We seek to enhance our customers' shopping experience by providing knowledgeable and friendly customer service and creating a fun and exciting shopping environment. We seek to hire store managers and sales associates who themselves are pet owners and enthusiasts and therefore are more eager and better able to assist customers with their needs. We believe it is better to hire animal lovers and train them in retail rather than hire experienced retailers and hope they like animals. We believe that our customer service differentiates us from our competitors, leading to increased sales, attracting new customers and building customer loyalty.

Purchasing and Distribution

        Our centralized purchasing and distribution system minimizes the delivered cost of merchandise and maximizes the in-stock position of our stores. We currently operate three central and five regional distribution centers. The central distribution centers are located in Mira Loma, California; Dayton, New Jersey; and Joliet, Illinois. Bulk items for all stores are either shipped to regional distribution centers for redistribution or are sent directly to store locations. Manufacturers ship non-bulk supplies to the central distribution facilities which we then distribute either to regional centers or directly to store locations. We believe that our centralized distribution system enables our stores to maximize selling space by reducing necessary levels of safety stock carried in each store. We also provide order fulfillment services for our Internet customers through our three central distribution centers.

Marketing and Advertising

        Our marketing department creates and implements a wide variety of nationwide, regional and local advertising, direct marketing and sales promotion programs. These television, radio, circular and direct mail programs are designed to increase sales and consumer awareness of the PETCO brand name.

        In late 1997 we launched our P.A.L.S. customer loyalty program, which provides us with one of the largest databases of customer information in the industry with approximately 13 million P.A.L.S. cards issued to date. Our P.A.L.S. database is integrated with our POS system, allowing us to track purchasing activity and shopping habits of our P.A.L.S. cardholders. This allows us to effectively target customers with personalized direct mail or e-mail messages, to provide promotional offers directly related to past purchases and to adjust our products and services mix to more effectively cater to our customers' needs.

        Local store marketing activities are conducted on a regular basis in most stores. These marketing activities include store opening events, in-store pet adoptions, informational seminars, school field trips, pet photos, products demonstrations, pet fairs and a variety of other local contests or cross-promotion events.

Competition

        The pet food and supplies business is highly competitive. This competition can be categorized into three different segments: (1) supermarkets, warehouse clubs and mass merchants; (2) specialty pet store chains; and (3) traditional pet stores. Many of the premium pet food brands we offer, such as Nutro, Science Diet and Eukanuba, are not presently available to supermarkets, warehouse clubs or mass merchants due to manufacturers' restrictions. We believe that the principal competitive factors influencing our business are product selection and quality, convenient store locations, customer service and price. We believe that we compete effectively within our various geographic areas; however, some of our competitors are much larger in terms of sales volume and have access to greater capital and management resources than we do.

        One of our premium pet food vendors, The Iams Company, was purchased by Procter & Gamble in fiscal 1999. Through the end of fiscal 1999, Iams brand pet food was not widely available in supermarkets or mass merchants. In fiscal 2000, Procter & Gamble broadened the distribution of Iams to supermarkets and mass merchants across the country. The Eukanuba brand of pet food, which is also manufactured by The Iams Company, continues to be sold exclusively by specialty channels such as PETCO.

        The pet food and supplies industry has been characterized in recent years by the consolidation of a number of pet supply chains. This consolidation has been accomplished through the acquisition of independent pet stores by larger specialty pet supply chains and the acquisition of these larger chains by similar competitors. We believe this consolidation trend may have a positive impact on industry conditions as store capacity may be rationalized, both in existing and in new units.

Suppliers and Vendors

        We purchase most of our merchandise directly from specialty suppliers and manufacturers of national brands. We purchase the majority of our pet food products from three vendors: The Iams Company, Hill's Pet Products, Inc. (which produces Science Diet), and Nutro, Inc. Supplies of products from these vendors accounted for approximately 10%, 10% and 8%, respectively, of our net sales in fiscal 2000 and 9%, 10% and 8%, respectively, in the first thirty-nine weeks of fiscal 2001. While we do not maintain long-term supply contracts with any of our vendors, we believe that we enjoy a favorable and stable relationship with each of these vendors.

Information Systems

        We have invested significant resources in establishing a comprehensive integrated information system infrastructure, including approximately $50 million over the last three fiscal years to replace and upgrade our information systems. We have integrated all key functional areas that provide our management team with timely information on sales trends, inventory tracking and operational data at the individual store level. The system empowers regional, district and store managers to increase sales, to control inventory and to enhance customer satisfaction.

        Our in-store POS system tracks all sales by stockkeeping unit (SKU) using bar codes and allows management to compare the current performance against historical performance and current year's budget on a daily basis. The information gathered by this system supports automatic replenishment of in-store inventory from our regional and central distribution centers and is integrated into product buying decisions. Store labor planning and visual presentation levels are supported by sales management information systems. We use Electronic Data Interchange (EDI) with selected suppliers for efficient transmittal of purchase orders, shipping notices and invoices. Management believes that the systems we have developed provide the ability to continue to improve customer service, operational efficiency and management's ability to monitor critical performance indicators. We continue to invest in supply chain technologies, human resources management, financial planning tools and continued improvement to the POS systems located in all stores.

Internet Initiatives

        We believe the Internet offers opportunities to complement our "brick-and-mortar" stores and to increase our retail commerce and consumer brand awareness of our products. We operate the popular e-commerce site www.petco.com, which provides our customers with pet-related content, commerce and community via the Internet. The information contained or incorporated in our web site is not a part of this prospectus.

        On December 4, 2000, we acquired the Petopia.com web site, including software and hardware required to operate the web site, for an aggregate purchase price of approximately $3.8 million. Formerly, we had a strategic alliance with, and as of July 2000 owned an equity interest of approximately 17.6% in, Petopia.com, a comprehensive pet commerce Internet destination that launched in the summer of 1999. The operations of Petopia.com have been rationalized and fully integrated with our Internet operations.

Trademarks and Licenses

        We have registered numerous service marks and trademarks with the United States Patent and Trademark Office. We believe the PETCO trademark has become an important component in our merchandising and marketing strategy. We believe we have all licenses necessary to conduct our business.

Employees

        As of November 3, 2001, we employed approximately 13,000 associates, of whom approximately 6,100 were employed full-time. Approximately 92% of our employees were employed in stores or in direct field supervision, approximately 4% in distribution centers and approximately 4% in our corporate headquarters in San Diego. We are not party to any collective bargaining arrangements, and we believe our labor relations are generally good.

Regulation

        The transportation and sale of small animals is governed by various state and local regulations. To date, these regulations have not had a material effect on our business or operations. Our aquatics and small animal buyers and real estate department are responsible for compliance with these regulations. Prior to the opening of each store, our aquatics and small animal buyers and real estate department review the regulations of the relevant state and local governments. Our real estate department then ensures ongoing compliance by keeping abreast of industry publications and maintaining contacts with our aquatics and small animal suppliers and the appropriate regulatory agency within each relevant state and local government.

Properties

        We lease substantially all of our store and warehouse locations. The original lease terms for our stores generally range from five to 20 years, with many of these leases containing renewal options. Leases on 145 stores expire within the next three years. Of these leases, 109 contain renewal options.

        Our headquarters, located in San Diego, California, consists of two facilities. We own an approximately 70,000 square foot facility and we lease an approximately 43,000 square foot facility. The owned San Diego facility is financed under an obligation which expires in February 2006. We also lease three central and five regional distribution centers. See "—Purchasing and Distribution." Our three central distribution centers collectively occupy approximately 800,000 square feet of space in Dayton, New Jersey; Joliet, Illinois; and Mira Loma, California under leases which expire in June 2002, April 2005 and September 2005, respectively. Our five regional distribution centers collectively occupy approximately 240,000 square feet of space in Stockton, California; Portland, Oregon; New Hope, Minnesota; Mansfield, Massachusetts; and Garland, Texas under leases which expire in April 2004, February 2007, September 2002, December 2003 and August 2004, respectively. Except with respect to the lease for our Portland, Oregon facility, all of our distribution center leases contain a renewal option.

Legal Proceedings

        In July 2001, two former employees instituted an action against us in the Superior Court of California for the County of Los Angeles. The complaint in the action was filed, individually and on behalf of a purported class consisting of all current and former employees who worked as salaried managers or assistant managers in our stores in the state of California at any time between July 30, 1997, and the present. The complaint alleges that the individual plaintiffs and the purported class members worked hours for which they were entitled to receive, but did not receive, overtime compensation under California law, and that they were classified as "exempt" store management employees but were forced to work more than 50% of their time in non-exempt tasks. The complaint alleges violations of the California Labor Code and the California Business and Professions Code. The relief sought includes compensatory damages, penalties, preliminary and permanent injunctions requiring us to pay overtime compensation under California law, prejudgment interest, costs and attorneys' fees and such other relief as the court deems proper. In November 2001, the case was transferred to the Superior Court of California for the County of San Diego. We have answered the complaint and discovery has commenced. We intend to vigorously defend the action, including contesting the certification of the action as a class action. If successful, this litigation could have a material adverse effect on our financial condition, and any required change in our labor practices, could have a negative impact on our results of operations.

        On January 28, 2002, we settled a dispute regarding our investment in Canadian Petcetera Limited Partnership, which operates 32 Petcetera retail pet food and supplies stores in Canada, and terminated our relationship with the partnership. Under the terms of the settlement agreement (1) we transferred all of our interests in the Canadian partnership to an affiliate of Canadian Petcetera Warehouse Inc., the general partner of the partnership, (2) we paid the partnership $15.9 million in Canadian dollars, or approximately $10.3 million in U.S. dollars, (3) we agreed not to enter the Canadian marketplace for a two-year period and (4) we and the other partners released each other from any and all liability in connection with the operation of the Canadian partnership. In addition, the settlement provides that we have a right to the proceeds of any sale of the Canadian partnership or its assets within the next two years, subject to a maximum amount of $20.0 million in Canadian dollars, or approximately $12.4 million in U.S. dollars.

        From time to time we are involved in routine litigation and proceedings in the ordinary course of our business. We are not currently involved in any other pending litigation matters that we believe would have a material adverse effect on us.

MANAGEMENT

Directors and Executive Officers

        Our directors and executive officers and their respective ages as of January 25, 2002, are as follows:

Name	Age	Present Position
Brian K. Devine	59	Chairman, President and Chief Executive Officer
James M. Myers	44	Executive Vice President, Chief Financial Officer and Director
Bruce C. Hall	57	Executive Vice President and Chief Operating Officer
Robert E. Brann	50	Senior Vice President, Merchandising
Keith G. Martin	49	Senior Vice President, Operations
Janet D. Mitchell	46	Senior Vice President, Human Resources and Administration
William M. Woodard	53	Senior Vice President, Business Development
John M. Baumer	34	Director
Jonathan Coslet	37	Director
John G. Danhakl	45	Director
Julian C. Day	49	Director
William S. Price III	45	Director

        Brian K. Devine, Chairman, President and Chief Executive Officer, joined PETCO in August 1990 and has served as Chairman since January 1994. Before joining PETCO, Mr. Devine was President of Krause's Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970 until 1988, Mr. Devine held various positions with Toys "R" Us, a retailer of children's toys, including Senior Vice President, Director of Stores and Senior Vice President, Growth, Development and Operations. Mr. Devine currently serves on the Boards of Directors of Wild Oats Markets, Inc., a publicly held retailer and distributor of natural foods, the National Retail Federation, the International Mass Retail Association, Students in Free Enterprise and the Georgetown University College Board of Advisors. Mr. Devine graduated from Georgetown University with a degree in economics.

        James M. Myers, Executive Vice President, Chief Financial Officer and a director, joined PETCO in May 1990. Mr. Myers became Executive Vice President in March 2001 and has been Chief Financial Officer since 1998. From 1996 to 1998, Mr. Myers served as Senior Vice President, Finance and before that as Vice President, Finance and as Vice President and Controller of PETCO. From 1980 to 1990, Mr. Myers held various positions at the accounting firm of KPMG LLP, including Senior Audit Manager. Mr. Myers has served as a director since October 2000, the date we completed our recapitalization. Mr. Myers is a CPA and received an accounting degree from John Carroll University.

        Bruce C. Hall, Executive Vice President and Chief Operating Officer, joined PETCO in April 1997 and became Chief Operating Officer in March 2001. Mr. Hall spent 34 years from 1963 to 1997 with Toys "R" Us, a retailer of children's toys, where he progressively advanced from field operations through a number of positions, including Senior Vice President of Operations.

        Robert E. Brann, Senior Vice President, Merchandising, joined PETCO in September 2000. From 1998 to 2000, Mr. Brann was with The Pep Boys, most recently as Senior Vice President Merchandising. From 1989 to 1998, Mr. Brann was with Trak Auto, where he became Executive Vice President Merchandising. From 1971 to 1989, Mr. Brann held various management positions in merchandising and operations with a number of retailers. Mr. Brann has over 30 years of retail experience.

        Keith G. Martin, Senior Vice President, Operations, joined PETCO in July 2001. From 1999 to 2001, Mr. Martin was President of Country Stores for Gateway, Inc. From 1994 to 1999, Mr. Martin was with Office Depot, Inc., where he held various management positions and was ultimately named Senior Vice President, Stores. From 1974 to 1994, Mr. Martin held various management positions with a number of retailers. Mr. Martin has over 25 years of retail experience. Mr. Martin received a bachelor's degree from State University of New York.

        Janet D. Mitchell, Senior Vice President, Human Resources and Administration, joined PETCO in February 1989. From 1989 to 1998, Ms. Mitchell served as Vice President, Human Resources. From 1981 to 1989, Ms. Mitchell held various management positions in human resources with the Southland Corporation's 7-Eleven stores. From 1978 to 1981, Ms. Mitchell held various positions with the El Torito Restaurant chain. Ms. Mitchell received a bachelor's degree from San Diego State University.

        William M. Woodard, Senior Vice President, Business Development, joined PETCO in January 1991. From 1991 to 1999, Mr. Woodard served as Senior Vice President, Store Operations. From 1987 to 1990, Mr. Woodard was Vice President, Director of Marketing at J. M. Jones, Inc., a wholesale division of SuperValu Stores, Inc. From 1970 to 1987, Mr. Woodard was employed by Safeway Stores, Inc., a grocery retailer, in a number of positions including Retail Operations Manager and Marketing Operations Manager. Mr. Woodard holds an administrative management degree from North Texas State University and an M.B.A. in marketing from the University of Southern California.

        John M. Baumer has served as a director since October 2000, the date we completed our recapitalization. Mr. Baumer became a partner of Leonard Green & Partners, L.P. in January 2001. Mr. Baumer had previously been a Vice President at Leonard Green & Partners since May 1999. Prior to joining Leonard Green & Partners, he had been a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation (DLJ) in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen. Mr. Baumer currently serves on the Boards of Directors of Intercontinental Art, Inc., VCA Antech, Inc., Communications & Power Industries, Inc. and Leslie's Poolmart, Inc. Mr. Baumer is a 1990 graduate of the University of Notre Dame. He also received his M.B.A. in 1995 from the Wharton School at the University of Pennsylvania.

        Jonathan Coslet has served as a director since October 2000, the date we completed our recapitalization. Mr. Coslet has been an executive of Texas Pacific Group since 1993. Prior to joining Texas Pacific Group, Mr. Coslet was in the Investment Banking Department of DLJ, specializing in leveraged acquisitions and high-yield finance from September 1991 to February 1993. Mr. Coslet serves on the Boards of Directors of Magellan Health Services, Inc. and Oxford Health Plans, Inc.

        John G. Danhakl has served as a director since October 2000, the date we completed our recapitalization. Mr. Danhakl has served as a partner at Leonard Green & Partners since 1995. Prior to becoming a partner at Leonard Green & Partners, Mr. Danhakl was a Managing Director at DLJ and had been with DLJ since 1990. Prior to joining DLJ, Mr. Danhakl was a Vice President at Drexel Burnham Lambert from 1985 to 1990. Mr. Danhakl presently serves on the Boards of Directors of The Arden Group, Inc., Big 5 Sporting Goods, Inc., Communications & Power Industries, Inc., Twin Laboratories, Inc., Diamond Auto Glass Works, Liberty Group Publishing, Leslie's Poolmart, Inc., VCA Antech, Inc. and MEMC Electronic Materials, Inc., and on the Board of Managers of AsianMedia Group LLC. Mr. Danhakl is a 1980 graduate of the University of California at Berkeley. He received his M.B.A. in 1985 from the Harvard Business School.

        Julian C. Day has served as a director since November 2000. From 1999 to 2000, Mr. Day was with Sears Roebuck, most recently as Executive Vice President and Chief Operating Officer. From 1992 to 1998, Mr. Day was with Safeway, Inc., where he became Executive Vice President and Chief Financial Officer. Mr. Day is a 1974 graduate of Oxford University. He received his M.B.A. in 1979 from the London Business School.

        William S. Price III has served as a director since November 2000. Mr. Price was a founding partner of Texas Pacific Group in 1992. Prior to forming Texas Pacific Group, Mr. Price was Vice President of Strategic Planning and Business Development for G.E. Capital, reporting to the Chairman. In this capacity, Mr. Price was responsible for acquiring new business units and determining the business and acquisition strategies for existing businesses. From 1985 to 1991, Mr. Price was employed by the management consulting firm of Bain & Company, attaining officer status and acting as co-head of the Financial Services Practice. Prior to 1985, Mr. Price was employed as an associate specializing in corporate securities transactions with the legal firm of Gibson, Dunn & Crutcher. Mr. Price is a member of the California Bar and graduated with honors in 1981 from the Boalt Hall School of Law at the University of California, Berkeley. He is a 1978 Phi Beta Kappa graduate of Stanford University. Mr. Price serves on the Boards of Directors of Continental Airlines, Inc., Del Monte Foods Company, Denbury Resources, Inc., Gemplus International, S.A., Verado Holdings, Inc. and several private companies.

        All of the directors were initially nominated pursuant to the terms of a stockholders agreement. These nomination rights will expire upon the closing of the offering. See "Certain Relationships and Related Transactions—Stockholders Agreement." Prior to consummation of the offering, Green Equity Investors III, L.P. and TPG Partners III, L.P. and its affiliates entered into an agreement, pursuant to which they have agreed to vote for two nominees of Green Equity Investors III, L.P. and two nominees of TPG Partners III, L.P. and its affiliates. See "Certain Relationships and Related Transactions—Sponsors Agreement."

Board of Directors and Committees

        Upon the closing of this offering, we will have authorized nine directors. In accordance with the terms of our certificate of incorporation, the terms of office of our board of directors will be divided into three classes. As a result, a portion of our board of directors will be elected each year. The division of the three classes and their respective election dates are as follows:

  •
  the class I directors' term will expire at the annual meeting of stockholders to be held in 2003;
  •
  the class II directors' term will expire at the annual meeting of stockholders to be held in 2004; and
  •
  the class III directors' term will expire at the annual meeting of stockholders to be held in 2005.

        At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our bylaws provide that the authorized number of directors may be changed by an amendment to the bylaws duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to our certificate of incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

        Our board of directors intends to create an audit committee and a compensation committee. We expect that our audit committee will be comprised of three independent directors whom it will appoint and will be charged with the following responsibilities:

  •
  recommending the engagement of our independent public accountants;
  •
  reviewing the scope of the audit to be conducted by the independent public accountants;
  •
  meeting periodically with the independent public accountants and our Chief Financial Officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls; and
  •
  reporting its recommendations as to the approval of our financial statements to the board of directors.

        We anticipate that the compensation committee will be composed of at least two independent directors. The compensation committee will be responsible for considering and making recommendations to the board of directors regarding executive compensation and will be responsible for administering our stock option and executive incentive compensation plans.

Director Compensation

        Except as described below, our directors are not entitled to any compensation for serving as a director. Directors may be reimbursed for the actual reasonable costs incurred in connection with attendance at board or committee meetings. Outside directors will receive an initial grant of options to purchase 15,000 shares of common stock and an annual grant of options to purchase 3,000 shares of common stock under our 2002 incentive award plan. See "—Compensation Plans—Adoption of 2002 Incentive Award Plan."

Compensation Committee Interlocks and Insider Participation

        None of our executive officers or directors presently serves, or in the past has served, on the compensation committee of any other company with which we conduct business, nor do we expect any member of our compensation committee to serve, or in the past to have served, on the compensation committee of a company with which we conduct business.

Executive Compensation

        The following table sets forth information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer or was one of our four other most highly compensated executive officers during the fiscal year ended February 3, 2001. We refer to these officers as our named executive officers.

Summary Compensation Table

				Long-term Compensation Awards
		Fiscal Year Compensation
				Number of Securities Underlying Options(1)
Name and Principal Position(s)	Fiscal Year				All Other Compensation
		Salary	Bonus
Brian K. Devine Chairman, President and Chief Executive Officer	2000 1999 1998	$550,000 485,000 450,000	$1,143,529 1,125,200 112,500	100,000 100,000 100,000	$4,855,947 11,627 16,451	(2)
Bruce C. Hall Executive Vice President and Chief Operating Officer	2000 1999 1998	300,000 275,000 253,450	498,994 510,400 203,200	50,000 50,000 50,000	1,568,950 10,276 9,961	(3)
James M. Myers Executive Vice President and Chief Financial Officer	2000 1999 1998	250,000 213,000 184,900	309,893 247,080 25,400	25,000 25,000 25,000	730,053 5,905 5,712	(4)
Janet D. Mitchell Senior Vice President, Human Resources and Administration	2000 1999 1998	175,000 150,000 134,400	181,925 174,000 16,900	25,000 25,000 25,000	792,803 4,819 3,470	(5)
William M. Woodard Senior Vice President, Business Development	2000 1999 1998	235,000 220,000 203,000	244,299 255,200 25,400	25,000 25,000 25,000	1,419,439 7,094 9,344	(6)

(1)
The number of securities underlying options have not been adjusted to reflect a 22-for-1 common stock split we effected on October 20, 2000 or the 2-for-1 common stock split we effected prior to the offering. Other than options to purchase 6,411 shares held by Mr. Myers, these options were exercised and repurchased by us at a price of $22.00 per share on October 2, 2000 in connection with our leveraged recapitalization transaction. The options to purchase 6,411 shares (without adjustment for stock splits) were not repurchased and were outstanding as of February 3, 2001.

(2)
Includes (A) $47,162, representing our allocation to defined contribution plans, (B) $5,160, representing our payment of premiums on term life insurance and (C) $4,803,624, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.
(3)
Includes (A) $24,203, representing our allocation to defined contribution plans, (B) $5,160, representing our payment of premiums on term life insurance and (C) $1,539,586, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.
(4)
Includes (A) $14,752, representing our allocation to defined contribution plans, (B) $1,143, representing our payment of premiums on term life insurance and (C) $714,157, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.
(5)
Includes (A) $10,362, representing our allocation to defined contribution plans, (B) $1,650, representing our payment of premiums on term life insurance and (C) $780,791, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.
(6)
Includes (A) $14,370, representing our allocation to defined contribution plans, (B) $2,639, representing our payment of premiums on term life insurance and (C) $1,402,430, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

        The following table sets forth information regarding the grant of stock options to purchase shares of our common stock made during the fiscal year ended February 3, 2001 to our named executive officers.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)(3)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal 2000
Name			Exercise or Base Price Per Share(1)	Expiration Date
					5%	10%
Brian K. Devine	100,000	9.5%	$12.44	3/7/2010	$155,133	$235,795
Bruce C. Hall	50,000	4.8%	$12.44	3/7/2010	$77,566	$117,897
James M. Myers	25,000	2.4%	$12.44	3/7/2010	$38,783	$58,949
Janet D. Mitchell	25,000	2.4%	$12.44	3/7/2010	$38,783	$58,949
William M. Woodard	25,000	2.4%	$12.44	3/7/2010	$38,783	$58,949

(1)
The number of securities underlying options granted and the exercise price per share have not been adjusted to reflect a 22-for-1 common stock split we effected on October 20, 2000 or the 2-for-1 common stock split we effected prior to the offering.
(2)
These amounts represent assumed rates of appreciation in the price of our common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of our common stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.
(3)
All of these options were exercised and repurchased by us at a price of $22.00 per share on October 2, 2000 in connection with our leveraged recapitalization transaction.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth, for each of our named executive officers, information regarding the exercise of stock options to purchase shares of our common stock during the fiscal year ended February 3, 2001, the number of shares of common stock underlying stock options held at fiscal year end and the value of options held at fiscal year end.

			Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End
Name	Shares Acquired on Exercise(1)	Value Realized(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Brian K. Devine	460,226	$4,342,012	—	—	—	—
Bruce C. Hall	150,000	$1,440,625	—	—	—	—
James M. Myers	69,568	$581,316	—	—	—	—
Janet D. Mitchell	89,366	$780,791	—	—	—	—
William M. Woodard	137,952	$1,382,310	—	—	—	—

(1)
The number of shares acquired on exercise have not been adjusted to reflect a 22-for-1 common stock split we effected on October 20, 2000 or the 2-for-1 common stock split we effected prior to the offering.
(2)
Represents cash payments in exchange for cancellation of options.

Compensation Plans

        1994 Stock Option Plan.    On January 11, 1994, we adopted, and on February 24, 1994, our stockholders approved, the 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc. The 1994 plan provides for the granting of stock options, stock appreciation rights or restricted stock with respect to shares of common stock to executives and other key employees. Stock options may be granted in the form of incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. Stock option exercise prices must be equal to or greater than the fair market value of the common stock on the grant date.

        In June 1996, our stockholders approved an amendment to the 1994 plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 3.0% of the number of shares of common stock issued and outstanding as of the end of the immediately preceding fiscal year. During fiscal 2000, as part of the merger and recapitalization transaction, with the exception of options to purchase 39,000 shares of common stock (before adjustment for our 22-for-1 common stock split), all options previously issued under the 1994 plan were cancelled and options with exercise prices of less than $22.00 were repurchased from their holders. Under the terms of the recapitalization, the options to purchase approximately 39,000 shares of common stock not repurchased were converted into options to purchase approximately 28,000 shares of common stock, and the exercise prices were adjusted, to preserve the economic value of the options for the holders. As a result of subsequent stock splits, these options now represent the right to purchase approximately 1,215,000 shares of common stock. In connection with the merger and recapitalization transaction, we adopted and our stockholders approved an amendment and restatement of the 1994 plan. Pursuant to this amendment and restatement, the total number of shares available for issuance under the plan was reset at 59,568 shares. As a result of subsequent stock splits, there are now 2,620,992 shares available for issuance under the plan. As of January 25, 2002, options to purchase 1,355,048 shares of common stock were outstanding at a weighted average exercise price of $1.50 per share. Contingent upon the completion of the offering, we have agreed to make all unvested options outstanding under the 1994 plan fully exercisable. Under certain circumstances, we will have have the right to repurchase a portion of these options, as well as a portion of the shares acquired upon exercise of the options, pursuant to the terms of our stockholders agreement and our securityholders agreement. See "Certain Relationships and Related Transactions—Stockholders Agreement" and "—Securityholders Agreement."

        The 1994 plan also provides for the issuance of stock appreciation rights which will generally entitle a holder to receive cash or stock, as determined by the compensation committee, at the time of exercise equal to the difference between the exercise price and the fair market value of our common stock. In addition, the 1994 plan permits us to issue shares of restricted stock to executive or other key employees upon terms and conditions determined by the compensation committee.

        Adoption of 2002 Incentive Award Plan.    Our board of directors has adopted the 2002 Incentive Award Plan of PETCO Animal Supplies, Inc., which we refer to as the Incentive Plan. The principal purpose of the Incentive Plan is to attract, retain and motivate selected officers, employees, consultants and directors through the granting of stock-based compensation awards. The Incentive Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments, and other stock-related benefits. Generally, the aggregate share limit under the Incentive Plan is equal to the sum of (1) 1,115,006 shares of common stock, plus (2) on March 1 of each year during the term of the Incentive Plan commencing on March 1, 2003, a number of shares of common stock equal to 2.0% of the total number of issued and outstanding shares of common stock outstanding as of the last day of the fiscal year immediately preceding such March 1. With respect to grants under the Incentive Plan to our independent directors, the aggregate share limit under the Incentive Plan is equal to the sum of (1) 55,750 shares of common stock, plus (2) on March 1 of each year during the term of the Incentive Plan commencing on March 1, 2003, a number of shares of common stock equal to 0.1% of the total number of issued and outstanding shares of common stock as of the last day of the fiscal year immediately preceding such March 1. The maximum number of shares of common stock that may be issued as incentive stock options under the Incentive Plan will not exceed 10,000,000 shares. The maximum number of shares which may be subject to awards granted under the Incentive Plan to any individual in any calendar year cannot exceed 500,000.

        A committee of independent directors (each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" under Section 162(m) of the Code) will administer grants to employees and consultants. The full board will administer the Incentive Plan with respect to options granted to independent directors.

        The Incentive Plan provides that the committee has the authority to (1) select the employees and consultants to whom awards are to be made, (2) determine the number of shares to be issued to recipients of awards and the terms and conditions of the awards, and (3) make all other determinations and to take all other actions necessary or advisable for the administration of the Incentive Plan with respect to employees or consultants.

        The Incentive Plan also provides that at certain times our independent directors will automatically be granted options to purchase shares of our common stock. All options granted to our independent directors will have an exercise price per share equal to the fair market value per share of our common stock as of the date of grant and all such options shall be fully exercisable as of the date of grant. Each individual who is an independent director at the time of the initial public offering of our common stock will be granted an option to purchase 15,000 shares of our common stock at the time of the initial public offering and, provided he or she is serving on our board of directors as an independent director at the time, will be granted an option to purchase an additional 3,000 shares of our common stock on each anniversary of the initial public offering during the term of the Incentive Plan. Independent directors who are initially elected or appointed to our board of directors following the initial public offering will be granted an option to purchase 15,000 shares of our common stock on the date of such initial election or appointment and, provided he or she is serving on our board of directors as an independent director at the time, will be granted an option to purchase an additional 3,000 shares of our common stock on each anniversary of the date of such initial election or appointment during the term of the Incentive Plan.

        The committee or, in the case of options issued to independent directors, the entire board, is authorized to adopt, amend and rescind rules relating to the administration of the Incentive Plan, and to amend, suspend and terminate the Incentive Plan. We have attempted to structure the Incentive Plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Code.

        401(k) plan.    We have a tax-qualified employee savings and retirement plan, or 401(k) plan, covering all of our eligible full-time employees. We adopted the 401(k) plan effective January 1992. Pursuant to the 401(k) plan, participants may elect to contribute, through salary reductions, up to the greater of 20% of their annual compensation or the maximum annual contribution permitted under the Code. Effective April 1, 1998, we adopted a matching provision for 50% of the first 6% of compensation that is contributed by each participating employee. The 401(k) plan is designed to qualify under Section 401 of the Code, so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of the investment options under the 401(k) plan.

        Deferred Compensation Plan.    We have established a non-qualified deferred compensation plan for executives. The deferred compensation plan allows employees to defer compensation up to certain specified levels. Under the deferred compensation plan, we match specified percentages of the compensation that is contributed by each participating employee.

        Flexible Benefit Plan.    We maintain the Flexible Benefit Plan of PETCO Animal Supplies, Inc. which provides certain health and welfare benefits for our employees.

Employment Agreements

        We have employment agreements with Messrs. Devine, Myers and Hall.

        Brian K. Devine.    Mr. Devine's employment agreement provides for Mr. Devine to serve as our Chairman of the Board of Directors, President and Chief Executive Officer for a term of three years. This term is continually extended until we give Mr. Devine notice that we no longer wish to extend the term. The employment agreement also provides for Mr. Devine to receive an annual base salary of not less than $550,000, subject to annual increase, and to participate in a bonus plan.

        Mr. Devine's employment agreement provides for customary employment benefits, including, among others, group life, medical, disability and other benefits provided to our executives. In addition, Mr. Devine is entitled to various perquisites that will not exceed $100,000 per year. The employment agreement additionally entitles Mr. Devine to keep his office equipment and his company car for nominal consideration upon completion of his employment term.

        Mr. Devine's employment agreement may be terminated by him with or without good reason (as defined in the employment agreement), or by us with or without cause (as defined in the employment agreement), pursuant to customary termination provisions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Devine will be entitled to: (1) his base salary for a period of either 18 or 36 months; (2) an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or three times his average annual bonus for the three years immediately preceding his termination; (3) participate in our supplemental executive retirement program; (4) the immediate vesting of, or lapse of restrictions upon, all equity interests in PETCO held by Mr. Devine at the time of termination; (5) the immediate lapse of our call option granted under the terms of the stockholders agreement on all equity interests in

PETCO held by Mr. Devine at the time of termination; and (6) additional tax gross-up payments in the amount of any excise tax imposed upon Mr. Devine in connection with the foregoing.

        Bruce C. Hall.    Mr. Hall's employment agreement with us provides for Mr. Hall to serve as our Executive Vice President and Chief Operating Officer for a term of three years. This term is continually extended until we give Mr. Hall notice that we no longer wish to extend the term. The provisions of Mr. Hall's employment agreement are substantially the same as those of Mr. Devine outlined above with the following exceptions: (1) Mr. Hall's annual base salary will be no less than $300,000, subject to annual increase; (2) Mr. Hall is entitled to various perquisites that will not exceed $25,000 per year; and (3) Mr. Hall will not be entitled to participate in our supplemental executive retirement program upon termination.

        Mr. Hall's employment agreement includes customary termination provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Hall will be entitled to his base salary for a period of either nine or 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.

        James M. Myers.    Mr. Myers' employment agreement with us provides for Mr. Myers to serve as our Executive Vice President and Chief Financial Officer for a term of three years. This term is continually extended until we give Mr. Myers notice that we no longer wish to extend the term. The provisions of Mr. Myers' employment agreement are substantially the same as those of Mr. Devine outlined above with the following exceptions: (1) Mr. Myers' annual base salary will be no less than $250,000, subject to annual increase; (2) Mr. Myers is entitled to various perquisites that will not exceed $25,000 per year; and (3) Mr. Myers will not be entitled to participate in our supplemental executive retirement program upon termination.

        Mr. Myers' employment agreement includes customary termination provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Myers will be entitled to his base salary for a period of either nine or 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.

Retention Agreements

        We have retention agreements with each of our senior officers, other than Messrs. Devine, Myers and Hall which require us, among other things, to provide severance benefits to each officer upon termination of the officer's employment by us without cause or by the officer for good reason if the termination is in connection with, or within one year after, the occurrence of a change of control of PETCO. These benefits consist of (1) continuation of base salary and benefits for up to 12 months following termination of the officer, and (2) a lump-sum payment, payable upon termination, in an amount equal to the bonus that the officer would have received if the officer had been employed during the 12 months following termination. In addition, in the event of a change in control, all of the officers' rights to exercise options held by the officer at the time of the change in control will vest and become immediately exercisable.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of the shares of our common stock as of January 25, 2002, by each of our executive officers and directors, our executive officers and directors as a group and all other stockholders known by us to beneficially own more than five percent of our outstanding common stock.

        Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of January 25, 2002 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise indicated, the address for each of the stockholders listed below is c/o PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121.

			Percent of Common Stock Outstanding
Name	Number of Shares(1)		Before Offering	After Offering
BD Recapitalization Holdings LLC(2)	31,135,142		79.6%	55.8%
Trust Company of the West(3)	2,070,684	(4)	5.1	3.7
Brian K. Devine	3,800,000	(5)	9.7	6.8
James M. Myers	800,000	(6)	2.0	1.4
Bruce C. Hall	800,000	(7)	2.0	1.4
Robert E. Brann	79,200	(8)	*	*
Keith G. Martin	—		*	*
Janet D. Mitchell	400,000	(9)	1.0	*
William M. Woodard	400,000	(10)	1.0	*
John M. Baumer	—	(11)	*	*
Jonathan Coslet	—	(12)	*	*
John G. Danhakl	—	(13)	*	*
Julian C. Day	16,412	(14)	*	*
William S. Price III	—	(15)	*	*
All directors and executive officers as a group (12 persons)	6,295,612	(16)	16.0	11.3

*
indicates less than one percent

(1)
All of our stockholders are parties to a stockholders agreement, which contains provisions restricting transfer of our capital stock. See "Certain Relationships and Related Transactions."

(2)
The address of BD Recapitalization Holdings LLC is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. Each of Green Equity Investors III, L.P., an affiliate of Leonard Green & Partners, L.P., and TPG Partners III, L.P. and its affiliates beneficially own 50.0% of the interests in BD Recapitalization Holdings LLC. Subsequent to January 25, 2002, BD Recapitalization Holdings LLC distributed its assets, including its shares of our common stock and our preferred stock, pro rata to its members, and soon after the closing of this offering, BD Recapitalization Holdings LLC will be dissolved. As a result of this distribution, after the offering, Green Equity Investors III, L.P. and TPG Partners III, L.P. and its affiliates will each beneficially own 15,567,571 shares of our common stock, representing 27.9% of our common stock.

(3)
The address of Trust Company of the West is 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(4)
Includes (A) 929,368 shares of common stock underlying immediately exercisable warrants and 440,264 shares of common stock held by TCW/Crescent Mezzanine Partners II, L.P., (B) 225,280 shares of common stock underlying immediately exercisable warrants and 106,788 shares of common stock held by TCW/Crescent Mezzanine Trust II, (C) 88,836 shares of common stock underlying immediately exercisable warrants and 34,188 shares of common stock held by TCW Leveraged Income Trust, L.P., (D) 88,836 shares of common stock underlying immediately exercisable warrants and 34,144 shares of common stock held by TCW Leveraged Income Trust II, L.P., and (E) 88,836 shares of common stock underlying immediately exercisable warrants and 34,144 shares of common stock held by TCW Leveraged Income Trust IV, L.P.

(5)
Includes 40,000 shares held equally by Mr. Devine's children, Brooke K. Devine and Brian K. Devine, Jr., for which Mr. Devine disclaims beneficial ownership. Also includes 129,056 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 25, 2002.

(6)
Includes 25,816 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 25, 2002.

(7)
Includes 25,820 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 25, 2002.

(8)
Includes 1,780 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 25, 2002.

(9)
Shares are held by the Mitchell Family Trust UDT 11/9/00, for which Ms. Mitchell has sole voting and disposition authority. Also includes 12,888 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 25, 2002.

(10)
Includes 80,440 shares held by the Woodard Family Trust UDT 1/15/96 and 306,672 shares held by Woodard Enterprises, LLC, for which Mr. Woodard has sole voting and disposition authority. Also includes 12,888 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 25, 2002.

(11)
Mr. Baumer is a partner of Leonard Green & Partners, L.P., and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by BD Recapitalization Holdings LLC. Mr. Baumer disclaims beneficial ownership of such shares of common stock.

(12)
Mr. Coslet is an executive of Texas Pacific Group, and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by BD Recapitalization Holdings LLC. Mr. Coslet disclaims beneficial ownership of such shares of common stock.

(13)
Mr. Danhakl is a partner of Leonard Green & Partners, L.P., and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by BD Recapitalization Holdings LLC. Mr. Danhakl disclaims beneficial ownership of such shares of common stock.

(14)
Shares are held by the Day Annuity Trust, for which Mr. Day has sole voting and disposition authority. Mr. Day disclaims beneficial ownership of such shares of common stock.

(15)
Mr. Price is a founding partner of Texas Pacific Group, and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by BD Recapitalization Holdings LLC. Mr. Price disclaims beneficial ownership of such shares of common stock.

(16)
Includes 208,248 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 25, 2002.

        If the underwriters' over-allotment option is exercised in full, we will sell an additional 1,000,000 shares of common stock and the selling stockholders identified below will sell an aggregate of 1,175,000 shares of common stock. The following table presents information regarding the selling stockholders' beneficial ownership of our common stock as of the date of this prospectus as adjusted to reflect the sale of common stock by each selling stockholder assuming the underwriters exercise the over-allotment option in full:

	Shares of Common Stock Beneficially Owned Before the Offering			Shares of Common Stock To Be Sold In the Offering	Shares of Common Stock Beneficially Owned After the Offering
Name of Selling Stockholder
	Number		Percentage		Number	Percentage

Green Equity Investors III, L.P.(1)(2)	15,567,571		39.8%	536,617	15,030,954	26.5%
TPG Partners III, L.P.(1)(3)	11,774,688		30.1	405,875	11,368,813	20.0
TPG Parallel III, L.P.(1)(3)	2,263,992		5.8	78,040	2,185,952	3.9
TPG Dutch Parallel III, C.V.(1)(3)	749,143		1.9	25,823	723,320	1.3
TPG Investors III, L.P.(1)(3)	324,895		*	11,199	313,696	*
FOF Partners III, L.P.(1)(3)	19,584		*	675	18,909	*
FOF Partners III-B, L.P.(1)(3)	435,269		1.1	15,004	420,265	*
Canterbury Mezzanine Capital II, L.P.(4)	307,560	(5)	*	10,602	296,958	*
Transamerica Life Insurance Company(6)	307,560	(7)	*	10,602	296,958	*
J/Z CBO (Delaware), LLC(8)	177,672	(9)	*	6,124	171,548	*
IBJ Whitehall Capital Corporation(10)	88,836	(11)	*	3,062	85,774	*
TCW/Crescent Mezzanine Partners II, L.P.(12)	1,369,632	(13)	3.4	47,211	1,322,421	2.3
TCW/Crescent Mezzanine Trust II(12)	332,068	(14)	*	11,447	320,621	*
TCW Leveraged Income Trust, L.P.(12)	123,024	(15)	*	4,241	118,783	*
TCW Leveraged Income Trust II, L.P.(12)	122,980	(16)	*	4,239	118,741	*
TCW Leveraged Income Trust IV, L.P.(12)	122,980	(17)	*	4,239	118,741	*

*
indicates less than one percent

(1)
BD Recapitalization Holdings LLC distributed its assets, including its shares of our common stock and our preferred stock, pro rata to its members, and soon after the closing of this offering, BD Recapitalization Holdings LLC will be dissolved. As a result of this distribution, 15,567,571 shares of our common stock are held by Green Equity Investors III, L.P., an affiliate of Leonard Green & Partners, L.P., and 15,567,571 shares of our common stock are held collectively by TPG Partners III, L.P., TPG Parallel III, L.P., TPG Dutch Parallel III, C.V., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P.

(2)
The address of Green Equity Investors III, L.P. is 11111 Santa Monica Boulevard, Los Angeles, California 90025.

(3)
The address of TPG Partners III, L.P., TPG Parallel III, L.P., TPG Dutch Parallel III, C.V., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P. is 301 Commerce Street, Suite 3330, Fort Worth, Texas 76102.

(4)
The address of Canterbury Mezzanine Capital II, L.P. is 600 Fifth Avenue, 23rd Floor, New York, NY 10020.

(5)
Includes 222,068 shares of common stock underlying immediately exercisable warrants.

(6)
The address of Transamerica Life Insurance Company is 400 West Market Street, 10th Floor, Louisville, KY 40202.

(7)
Includes 222,068 shares of common stock underlying immediately exercisable warrants.

(8)
The address of J/Z CBO (Delaware), LLC is 767 Fifth Avenue, 48th Floor, New York, NY 10153.

(9)
Represents shares of common stock underlying immediately exercisable warrants.

(10)
The address of IBJ Whitehall Capital Corporation is One State Street, 9th Floor, New York, NY 10004.

(11)
Represents shares of common stock underlying immediately exercisable warrants.

(12)
The address of TCW/Crescent Mezzanine Partners II, L.P., TCW/Crescent Mezzanine Trust II, TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P. and TCW Leveraged Income Trust IV, L.P. is 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(13)
Includes 929,368 shares of common stock underlying immediately exercisable warrants.

(14)
Includes 225,280 shares of common stock underlying immediately exercisable warrants.

(15)
Includes 88,836 shares of common stock underlying immediately exercisable warrants.

(16)
Includes 88,836 shares of common stock underlying immediately exercisable warrants.

(17)
Includes 88,836 shares of common stock underlying immediately exercisable warrants.

THE RECAPITALIZATION TRANSACTION

        On October 2, 2000 we completed a recapitalization with BD Recapitalization Holdings LLC, an entity controlled by Leonard Green & Partners, L.P. and its affiliates, which we refer to collectively as Leonard Green, and TPG Partners III, L.P. and its affiliates, which we refer to collectively as Texas Pacific Group, the sponsors of the transaction. Richard J. Lynch, Jr., a member of our board of directors prior to the recapitalization, formerly had a business relationship with a company affiliated with Leonard Green. Mr. Lynch was not a member of the special committee that considered the recapitalization. We did not have any other relationship with either of the sponsors prior to the recapitalization transaction. Our common stock ceased to trade publicly following the recapitalization.

Reasons for the Recapitalization Transaction and this Offering

        In its evaluation of the recapitalization transaction and its determination that the transaction was in the best interests of PETCO and our stockholders, a special committee of our board of directors considered a number of factors. Among other things, the committee believed that the market price of our stock did not appropriately reflect PETCO's actual value. In particular, the committee believed that developments preceding the recapitalization, including perceived competitive threats posed by the anticipated mass rollout of Iams brand premium pet food following Proctor & Gamble's acquisition of The Iams Company and by many new Internet retailers focusing on pet food and supplies, had led to a relatively unfavorable valuation of our common stock in the stock market.

        Since becoming a private company, we have increased our net store count by 44 stores and have continued to improve operating results. In addition, the expansion of the distribution of Iams products to mass merchandisers and others outside of the specialty pet channel and the distribution of pet food and supplies over the Internet has not had a significant effect on our operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The recapitalization transaction and our current level of debt have not altered our capital expenditures, nor have they resulted in any other material adverse effect on our business. We believe the public offering of our common stock at this time will allow us to reduce our leverage and enhance our ability to operate and grow our business in the future. Specifically, this offering will allow us to eliminate the dividends accruing on our 14% series A senior redeemable preferred stock and our 12% series B junior redeemable preferred stock.

Costs and Benefits of the Recapitalization Transaction to Officers, Directors and Principal Stockholders

        In the recapitalization transaction, each issued and outstanding share of our common stock was cancelled and converted into the right to receive $22.00 per share in cash, with the exception of an aggregate of 134,351 shares retained by Brian K. Devine, Bruce C. Hall, James M. Myers, Janet D. Mitchell and William M. Woodard. As a result of subsequent stock splits, these 134,351 shares now represent 5,911,444 shares of common stock. In the transaction, we issued an aggregate of $195.0 million of our common stock and preferred stock and an aggregate of $120.0 million in senior subordinated debt and entered into a $350.0 million senior credit facility. Of the $195.0 million of equity, BD Recapitalization Holdings contributed $190.0 million and entities affiliated with Trust Company of the West contributed the remaining $5.0 million.

        We used a substantial portion of the net proceeds from our sale of equity and senior subordinated debt, together with borrowings of approximately $279.0 million under the senior credit facility, to:

    •    repurchase each issued and outstanding share of our outstanding common stock, other than the retained shares described above, for an aggregate price of $463.4 million;

    •    retire approximately $92.7 million of existing debt; and

    •    pay approximately $19.8 million of transaction related expenses, including a one time $8.0 million structuring fee to Leonard Green and Texas Pacific Group under the management services agreement, and financing costs of approximately $11.3 million, which were deferred and are being amortized over the terms of the new debt facilities.

        Leonard Green and Texas Pacific Group each currently beneficially own 15,567,571 shares of our common stock. These shares were formerly held by BD Recapitalization Holdings. Based on the offering price of $19.00 per share, the shares beneficially owned by each of Leonard Green and Texas Pacific Group will be valued at approximately $295.8 million upon completion of the offering. Entities affiliated with Trust Company of the West currently hold 649,528 shares of our common stock. Based on the offering price of $19.00 per share, these shares would be valued at $12.3 million upon completion of the offering. In addition, entities affiliated with Trust Company of the West own warrants to purchase an aggregate of 1,421,156 shares of our common stock. See "Description of Capital Stock—Warrants." Based on the offering price of $19.00 per share, these warrants have an aggregate unrealized value of $27.0 million. After the recapitalization, Julian Day, one of our directors, acquired 16,412 shares of common stock from BD Recapitalization Holdings. Based on the offering price of $19.00 per share, these shares would be valued at $0.3 million upon completion of the offering. BD Recapitalization Holdings, entities affiliated with Trust Company of the West and Mr. Day will all also receive cash payments for the redemption of shares of preferred stock they own. See "Certain Relationships and Related Transactions—Receipt of Proceeds from this Offering."

        Mr. Devine, Mr. Hall, Mr. Myers, Ms. Mitchell and Mr. Woodard currently hold an aggregate of 5,993,532 shares of our common stock. Based on the offering price of $19.00 per share, these shares would be valued at $113.9 million upon completion of the offering. See "Principal and Selling Stockholders." Mr. Devine, Mr. Hall, Mr. Myers, Ms. Mitchell and Mr. Woodard currently hold options to purchase an aggregate of 206,468 shares of common stock with a weighted average exercise price of $1.80 per share. Based on the offering price of $19.00 per share, these options would have an aggregate unrealized value of approximately $3.6 million upon completion of the offering. Mr. Devine, Mr. Hall, Mr. Myers, Ms. Mitchell and Mr. Woodard also received payments of approximately $4.7 million, $1.8 million, $0.4 million, $0.7 million and $1.3 million, respectively, for shares and options which were repurchased in connection with the recapitalization transaction.

        The management services agreement we entered into with Leonard Green and Texas Pacific Group and the stockholders agreement we entered into in with our stockholders in connection with the recapitalization transaction are described elsewhere in the prospectus under the heading "Certain Relationships and Related Transactions." The employment agreements entered into with Messrs. Devine, Hall and Myers and the employee stock option plan we amended in connection with the recapitalization transaction are described elsewhere in this prospectus under the headings "Management—Employment Agreements" and "—Compensation Plans—1994 Stock Option Plan."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization Transaction

        On October 2, 2000, we completed a recapitalization with BD Recapitalization Holdings LLC, an entity controlled by Leonard Green and Texas Pacific Group, the sponsors of the transaction, in a transaction valued at approximately $600 million. See "The Recapitalization Transaction."

Stockholders Agreement

        On October 2, 2000, we entered into a stockholders agreement with each of our stockholders. The stockholders agreement provides for a number of rights which expire upon the closing of this offering, including director nomination rights, rights of first option and first offer, subscription rights and drag-along rights. The parties have agreed to amend and restate the stockholders agreement in connection with the offering to provide that PETCO will have the right to purchase shares held by an employee who is a party to the stockholders agreement upon that employee voluntarily terminating employment with PETCO. The shares subject to this purchase right decrease ratably over two or three years, based on the employee's term of employment with PETCO. In addition, the amended and restated stockholders agreement will provide for registration rights. For a further discussion of these registration rights, see "Description of Capital Stock—Registration Rights."

Securityholders Agreement

        On October 2, 2000, we entered into a securityholders agreement with each of our securityholders. The securityholders agreement provides for a number of rights which expire upon the closing of this offering, including rights of first option, subscription rights and drag-along rights. The parties have agreed to amend and restate the securityholders agreement in connection with the offering to provide that PETCO will have the right to purchase shares held by an employee who is a party to the securityholders agreement upon that employee voluntarily terminating employment with PETCO. The shares subject to this purchase right decrease ratably over two or three years, based on the employee's term of employment with PETCO.

Management Services Agreement

        On October 2, 2000, we entered into a management services agreement with Leonard Green and Texas Pacific Group, who act as the managers under the agreement. The management services agreement provides that the managers will provide management, consulting and financial planning services and transaction-related financial advisory and investment banking services to us and our subsidiaries. We paid a one-time structuring fee of $8.0 million to the managers in October 2000 under the agreement. The managers receive an annual fee of approximately $3.1 million as compensation for the general services and normal and customary fees for transaction-related services, and are reimbursed for out-of-pocket expenses. If investors led by the managers invest any additional capital pursuant to the agreement, this annual fee will increase by 1.6% of the amount of the additional investment. The management services agreement terminates on October 2, 2010. In fiscal 2001, we have paid management fees in an aggregate amount of approximately $2.3 million to the managers for the period February 4, 2001 to November 3, 2001. Upon the closing of this offering, the parties have agreed to terminate the management services agreement. In connection with the termination, we will pay Leonard Green and Texas Pacific Group an aggregate amount of approximately $12.5 million.

Indebtedness of Directors and Officers

        On October 25, 2000, we made a loan to James M. Myers, our Executive Vice President, Chief Financial Officer and a director, in the aggregate principal amount of $85,000. We made this loan to Mr. Myers to fund the exercise of his remaining stock options and to pay certain taxes in connection with the exercise of these options. This loan is evidenced by a secured promissory note which matures on October 25, 2005 and bears interest at the rate of 6.22%, compounded annually, and is payable at maturity. As of November 3, 2001, the outstanding balance of the loan was $90,441, inclusive of accrued interest.

Receipt of Proceeds from this Offering

        Upon completion of this offering, we intend to redeem all of the outstanding shares of preferred stock. See "Use of Proceeds." Leonard Green and Texas Pacific Group each beneficially own 51,081.5 shares of our series A preferred stock and 36,000 shares of our series B preferred stock. See "Principal and Selling Stockholders." Affiliates of Trust Company of the West own 5,815 shares of our series A preferred stock and 4,097 shares of our series B preferred stock. Julian Day, one of our directors, owns 54 shares of our series A preferred stock and 38 shares of our series B preferred stock. As a result of their ownership of preferred stock, and assuming this offering occurred on February 2, 2002, the last day of our 2001 fiscal year, Leonard Green and Texas Pacific Group would each receive approximately $109.8 million, affiliates of Trust Company of the West would receive an aggregate amount of approximately $12.5 million and Julian Day would receive approximately $0.1 million upon the redemption of the preferred stock.

Redemption of 13% Senior Subordinated Notes due 2010

        In October 2001, we used a portion of the proceeds from the issuance of our 10.75% senior subordinated notes due 2011 to redeem all $120.0 million in aggregate principal amount of the 13% senior subordinated notes due 2010 we had issued in connection with the recapitalization transaction for an aggregate redemption price of $128.4 million, including an $8.4 million redemption premium. Entities affiliated with Trust Company of the West owned approximately $80.0 million in principal amount of the 13% senior subordinated notes on the redemption date and received an aggregate of approximately $85.6 million in connection with the redemption of such notes.

Sponsors Agreement

        Prior to consummation of the offering, Green Equity Investors III, L.P. and TPG Partners III, L.P. and its affiliates entered into an agreement, pursuant to which Green Equity Investors III, L.P. and TPG Partners III, L.P. and its affiliates agreed to vote for two nominees of Green Equity Investors III, L.P. and two nominees of TPG Partners III, L.P. and its affiliates. In addition, these parties have granted the other parties the right to participate in certain sales by the other parties, as well as rights of first offer on such parties' shares of common stock.

DESCRIPTION OF CAPITAL STOCK

        This prospectus contains a summary of the material terms of our capital stock. The following description of our capital stock is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

        Upon completion of the offering, our authorized capital stock will consist of 250,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        As of January 25, 2002, there were 39,116,520 shares of common stock outstanding, held of record by approximately 90 stockholders. Holders of shares of our common stock are entitled to one vote per share on matters to be voted upon by the stockholders and, subject to the prior rights of the holders of preferred stock, to receive dividends when and as declared by the board of directors with funds legally available therefor and to share ratably in our assets legally available for distribution to the stockholders in the event of liquidation or dissolution, after payment of all debts and other liabilities. For a description of our dividend policy, please refer to the information in this prospectus under the heading "Dividend Policy." Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means the holder or holders of more than one-half of the shares voting for the election of directors can elect all of the directors then being elected. All of the outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred Stock

        As of November 3, 2001, we had outstanding the following shares of preferred stock:

  •
  110,526 shares of 14% series A senior redeemable exchangeable cumulative preferred stock, having an aggregate liquidation preference of $128.4 million, which amount includes an aggregate of approximately $17.9 million of accrued and unpaid dividends; and
  •
  77,895 shares of 12% series B junior redeemable cumulative preferred stock, having an aggregate liquidation preference of $88.6 million, which amount includes an aggregate of approximately $10.7 million of accrued and unpaid dividends.

        Upon completion of this offering, we intend to redeem all of our outstanding shares of series A preferred stock and series B preferred stock. Under our previous certificate of incorporation, to redeem all outstanding shares of preferred stock prior to October 2, 2002 we would have been required to pay an amount equal to 110% of the liquidation preference per share, plus accrued and unpaid dividends. Using this formula and assuming this offering occurred on February 2, 2002, the redemption price would have been approximately $246.5 million. However, with the consent of the holders of the preferred stock, we amended our certificate of incorporation to provide for a redemption price equal to 106% of the liquidation preference per share, plus accrued and unpaid dividends, if we redeem the preferred shares with the proceeds of this offering. Using this formula and assuming this offering occurred on February 2, 2002, the redemption price would be approximately $237.5 million.

        Following this offering, our certificate of incorporation will provide that our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series and to fix the powers, preferences, privileges, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series, without any further vote or action by stockholders. We believe that the board of directors' authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control in us. We have no present plan to issue any shares of preferred stock.

Warrants

        As of November 3, 2001, warrants to purchase 2,131,800 shares of common stock were outstanding. The warrants are exercisable at any time prior to the closing of this offering with an exercise price of $0.001 per share. Warrants not exercised prior to the closing of this offering will expire immediately upon the closing of this offering.

Registration Rights

        Upon completion of this offering, and assuming the exercise of warrants to purchase an aggregate of 2,131,800 shares of common stock, under our stockholders agreement, the holders of 40,325,300 shares of common stock, or their transferees, will be entitled to register these shares under the Securities Act.

        Under the stockholders agreement, holders may demand that we file a registration statement under the Securities Act covering some or all of the holder's registrable securities. The stockholders agreement limits the number of demand registrations that we are required to make on behalf of the holders. In an underwritten offering, the managing underwriter has the right, subject to specified conditions, to limit the number of registrable securities.

        In addition, holders have "piggyback" registration rights. If we propose to register any of our equity securities under the Securities Act other than pursuant to demand registration rights noted above or specified excluded registrations, holders may require us to include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities.

        In general, we will bear all fees, costs and expenses of registrations, other than underwriting discounts and commissions.

Anti-takeover Provisions of our Charter, Bylaws and Delaware General Corporation Law

        Stockholder Action; Advance Notification of Stockholder Nominations and Proposals.    On the closing of this offering, our certificate of incorporation will require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation will also require that special meetings of stockholders be called only by our board of directors, our chairman or our president. In addition, our bylaws will provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

        Number, Election and Removal of the Board of Directors.    On the closing of this offering, our certificate of incorporation will provide that the authorized number of directors will be as set forth in the bylaws and may be changed only by an amendment to the bylaws duly adopted by the board of directors or our stockholders. Our bylaws will provide that the board of directors may consist of between five and fifteen members to be determined from time to time by resolution of the board of directors. After the offering, the board of directors will consist of nine members divided into three different classes. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Between stockholder meetings, directors may be removed by our stockholders only for cause, and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a stockholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the vacancies created by removal with its own nominees.

        Delaware Anti-Takeover Law.    We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Indemnification of Directors and Officers and Limitation of Liability

        Our certificate of incorporation and bylaws allow us to eliminate the personal liability of our directors and to indemnify directors and officers to the fullest extent permitted by the DGCL.

        We also entered into indemnity agreements with each of our directors and officers, which provide for mandatory indemnity of an officer or director made party to a "proceeding" by reason of the fact that he or she is or was an officer or director of ours, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. These agreements also obligate us to advance expenses to an indemnitee provided that he or she will repay advanced expenses in the event he or she is not entitled to indemnification. Indemnitees are also entitled to partial indemnification, and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

        Our common stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "PETC."

DESCRIPTION OF CERTAIN INDEBTEDNESS

        This summary highlights the principal terms of the agreements and instruments governing our outstanding indebtedness.

Senior Credit Facility

        We amended and restated our senior credit facility as of October 26, 2001, with the lenders party thereto, Goldman Sachs Credit Partners L.P., as syndication agent, and Wells Fargo Bank, N.A., as administrative agent.

        Structure.    Our amended and restated senior credit facility consists of a $75.0 million revolving credit facility and a $195.0 million term loan B facility. Under the revolving credit facility, up to $25.0 million is available for use in connection with letters of credit, and up to $10.0 million in short-term funds is available for use under a "swing line" facility on same-day notice to the lenders.

        As of November 3, 2001, an aggregate of $195.0 million of borrowings was outstanding under our senior credit facility, consisting of no borrowings under the revolving credit facility and $195.0 million of borrowings under the term loan B facility. We used a portion of the net proceeds of the senior subordinated note offering to repay an aggregate of $71.0 million of outstanding borrowings under the term loan A facility, which was repaid in full, and the term loan B facility. As of November 3, 2001, the weighted average interest rate on our senior credit facility was 7.2%, including costs under our hedge.

        Guarantees and Security.    Our obligations under our senior credit facility are guaranteed by each of our domestic subsidiaries. The borrowings under our senior credit facility and the subsidiary guarantees are secured by substantially all of our assets and the assets of the subsidiary guarantors. In addition, borrowings under our senior credit facility are secured by a pledge of substantially all of our capital stock and the capital stock, or similar equity interests, of the subsidiary guarantors. Our future domestic and foreign subsidiaries with assets or revenues in excess of $1.0 million will be required to enter into similar pledge agreements and guarantees, subject to limitations on the amount of stock of foreign subsidiaries required to be pledged.

        Interest Rate.    In general, borrowings under our senior credit facility bear interest based, at our option, on either the agent bank's base rate or LIBOR, in each case plus a margin. The applicable margin is based on our leverage ratio at the time in the case of the revolving credit facility and a fixed margin in the case of the term loan B facility.

        Maturity.    We are required to repay the amount borrowed under the term loan B facility in quarterly installments on December 31, March 31, June 30 and September 30 of each loan year. Quarterly payments equal approximately $0.5 million per quarter in years one through six of the loan and approximately $22.9 million per quarter in years seven and eight. The term loan B facility matures on October 2, 2008. The entire outstanding principal amount under the revolving credit facility is due on October 2, 2006. Mandatory prepayments under the term loan B facility are applied pro rata to each required quarterly payment, subject to a lender's ability to waive a term loan B facility payment and have it applied to the revolving credit facility. The term loan B facility and the revolving credit facility may be voluntarily prepaid in whole or in part without premium or penalty.

        Fees.    We are required to pay the lenders under our revolving credit facility a per annum commitment fee based on the daily average unused portion of the revolving credit facility (reduced by the amount of letters of credit issued and outstanding). We also are obligated to pay letter of credit fees based on the aggregate stated amount of outstanding letters of credit.

        Covenants.    Our senior credit facility contains financial covenants that require us to satisfy, on a consolidated basis, specified quarterly financial tests, including:

  •
  a minimum consolidated interest expense coverage ratio;

  •
  a minimum fixed charge coverage ratio;

  •
  a maximum consolidated pro forma senior leverage ratio; and

  •
  a maximum consolidated pro forma total leverage ratio.

        Our senior credit facility also contains a number of other customary covenants that, among other things, restrict our ability and that of our subsidiaries to:

  •
  dispose of assets;

  •
  incur additional debt;

  •
  prepay other debt, subject to specified exceptions, or amend specified debt instruments;

  •
  pay dividends;

  •
  create liens on assets;

  •
  amend our certificate of incorporation or bylaws;

  •
  make investments, loans or advances;

  •
  make acquisitions;

  •
  engage in mergers or consolidations;

  •
  change the business conducted by us or our subsidiaries;

  •
  engage in sale and leaseback transactions;

  •
  sell accounts receivables;

  •
  purchase shares of our outstanding common stock;

  •
  make capital expenditures or engage in transactions with affiliates; and

  •
  otherwise undertake various corporate activities.

        Events of Default.    Our senior credit facility also contains customary events of default, including defaults based on:

  •
  nonpayment of principal, interest or fees when due, subject to specified grace periods;

  •
  cross-defaults to other debt;

  •
  breach of specified covenants;

  •
  material inaccuracy of representations and warranties;

  •
  certain other defaults under the credit documents;

  •
  events of bankruptcy and insolvency;

  •
  material judgments;

  •
  dissolution and liquidation;

  •
  failure to meet certain requirements imposed on pension plans by the Code and the Employee Retirement Income Security Act of 1974;

  •
  events requiring the prepayment or acquisition of subordinated debt;

  •
  events constituting a change in control, including (1) prior to an initial public offering, Leonard Green and Texas Pacific Group or their respective affiliates failing to beneficially own and control at least 51% of our outstanding stock entitled to vote for the election of directors, (2) following an initial public offering (A) any person other than Leonard Green and Texas Pacific Group or their respective affiliates beneficially owning greater than 35% of our voting stock, (B) Leonard Green and Texas Pacific Group or their respective affiliates failing to beneficially own at least 35% of our voting stock or failing to beneficially own a greater percentage of our outstanding stock entitled to vote for the election of directors than the percentage of such stock beneficially owned by any other person or (C) Leonard Green and Texas Pacific Group or their respective affiliates failing to beneficially own and control a greater percentage of our voting stock than the percentage of such stock owned and controlled by any other person, or (3) a change in a majority of the members of our board of directors serving immediately following the recapitalization or directors elected to our board of directors with the approval of a majority of the directors serving immediately following the recapitalization; and

  •
  invalidity of any guaranty or security interest.

        Mandatory Prepayment Upon Certain Events.    Based upon formulas stated in each facility, all or a portion of the proceeds from asset sales, insurance/condemnation proceedings, equity offerings, including this offering, and debt issuances, as well as excess cash flow, must be used to pay down the outstanding balances under our senior credit facility. However, the lenders under our senior credit facility have waived the requirement that we must use a portion of the proceeds of this offering to pay down outstanding balances under the senior credit facility.

10.75% Senior Subordinated Notes due 2011

        In October 2001, we sold $200.0 million aggregate principal amount of our 10.75% senior subordinated notes due 2011 in an offering that was not registered under the Securities Act.

        The senior subordinated notes:

  •
  are subject to the provisions of an indenture;

  •
  are senior subordinated obligations of ours;

  •
  will mature on November 1, 2011; and

  •
  bear interest at the rate of 10.75% per annum, which interest is to be paid semi-annually on May 1 and November 1 of each year, commencing May 1, 2002.

        Redemption.    We may redeem the notes, in whole or in part, at our option at any time on or after November 1, 2006. If we choose this optional redemption, we are required to redeem the senior subordinated notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2006	105.375%
2007	103.583%
2008	101.792%
2009 and thereafter	100.000%

        In addition, at any time on or prior to November 1, 2004, we may redeem up to 35% of the original aggregate principal amount of the senior subordinated notes with the net proceeds of one or more equity offerings, at a redemption price equal to 110.75% of the aggregate principal amount to be redeemed, together with accrued and unpaid interest, if any to the date of redemption; provided that at least 65% of the original aggregate principal amount of the senior subordinated notes remains outstanding after each redemption.

        Subordination and Guarantees.    The notes (1) are junior to all of our existing senior indebtedness and will be junior to all future senior indebtedness, (2) will be pari passu with all of our future senior subordinated indebtedness and (3) will be senior to all of our future indebtedness that is expressly subordinated to the notes.

        All of our existing domestic restricted subsidiaries have guaranteed, and all of our future domestic restricted subsidiaries will guarantee, our obligation to pay principal, premium, if any, and interest on the notes. The guarantees (1) are junior to all existing senior indebtedness of these subsidiaries and will be junior to all future senior indebtedness of these subsidiaries, (2) will rank pari passu with all future senior subordinated indebtedness of these subsidiaries and (3) will rank senior to all future indebtedness of these subsidiaries that is expressly subordinated to the guarantees.

        Covenants.    In the indenture relating to the senior subordinated notes, we agreed to some restrictions that limit, among other things, our and some of our subsidiaries' ability to:

  •
  incur more debt;

  •
  pay dividends, redeem stock or make other distributions;

  •
  make investments;

  •
  create liens;

  •
  enter into transactions with affiliates;

  •
  merge or consolidate; and

  •
  transfer or sell assets.

        Notwithstanding the foregoing restrictions, we are permitted by the terms of the indenture to use a portion of the proceeds of this offering to redeem the series A and series B preferred stock.

        In addition, in the event of a change of control, as defined in the indenture relating to the senior subordinated notes, each holder of senior subordinated notes will have the right to require us to repurchase all or part of the holder's senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes, plus accrued and unpaid interest.

        Events of Default.    Events of default under the indenture relating to the senior subordinated notes include but are not limited to:

  •
  the failure to pay any interest on any senior subordinated note when due, which failure continues for 30 days;

  •
  the failure to pay principal of or premium, if any, on any senior subordinated note when due;

  •
  the failure to comply with any of our other agreements in the indenture or the notes;

  •
  some defaults under the terms of our other indebtedness, whether the indebtedness existed before the issuance of the notes or is created after;

  •
  the failure by us or some of our subsidiaries to pay final judgments aggregating at any one time in excess of $17.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  •
  the holding in any judicial proceeding that a note guarantee is unenforceable or invalid or that a note guarantee ceases for any reason to be in full force and effect, or any guarantor denies or disaffirms its obligations under its note guarantee; and

  •
  certain events of bankruptcy or insolvency.

        If an event of default, other than events of bankruptcy or insolvency, occurs and is continuing, the maturity date of all of the senior subordinated notes may be accelerated. If a bankruptcy or insolvency occurs, the outstanding senior subordinated notes will automatically become immediately due and payable.

        Transfer Restrictions; Registration Covenant; Exchange Offer.    We have not registered the senior subordinated notes under the Securities Act. The senior subordinated notes are subject to transfer restrictions and may be offered or sold only pursuant to an exemption from the registration requirements of, or in transactions not covered by, the Securities Act. To give the holder the opportunity in the future to exchange the senior subordinated notes for notes with substantially identical terms, but that may be publicly traded (the exchange notes), we have agreed to:

  •
  file a registration statement for the exchange notes within 150 days after the issue date of the senior subordinated notes;

  •
  cause the registration statement to become effective within 240 days after the issue date of the senior subordinated notes; and

  •
  consummate the exchange offer within 270 days after the issue date of the senior subordinated notes.

        In addition, we have agreed, in some circumstances, to file a "shelf registration statement" that would allow some or all of the senior subordinated notes to be offered to the public. If we do not comply with the foregoing obligations under the exchange and registration rights agreement, we will be required to pay liquidated damages to holders of the senior subordinated notes. The amount of liquidated damages is calculated at a rate of 0.5% per annum on any principal amount of unregistered senior subordinated notes for the first 90 days of default, 1% per annum for the second 90 days of default, 1.5% per annum for the third 90 days of default and 2% per annum for any remaining period of default. For example, a 90-day default on $200 million in principal amount of senior subordinated notes would result in $250,000 in liquidated damages.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following summary describes the material United States federal income and estate tax consequences of the ownership of common stock by a non-U.S. holder as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to a non-U.S. holder of common stock. For example, in the case of a non-U.S. holder that is a partnership, the United States tax consequences of holding and disposing of our common stock may be affected by determinations made at the partner level. This discussion also does not address foreign, state and local tax consequences. Special rules may apply to certain non-U.S. holders, such as insurance companies, tax-exempt organizations, banks, financial institutions, dealers in securities, holders of securities held as part of a "straddle," "hedge" or "conversion transaction," "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code. Such persons should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and these authorities may be repealed, revoked or modified with retroactive effect so as to result in United States federal income tax consequences different from those discussed below.

        Persons considering the purchase, ownership or disposition of common stock should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        As used in this section, a "U.S. holder" of common stock means a holder that is (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless in the case of a partnership, United States Treasury regulations provide otherwise, (3) an estate the income of which is subject to United States federal income taxation regardless of its source and (4) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "non-U.S. holder" is a holder that is not a U.S. holder.

Dividends

        Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, are not subject to withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends paid will be required to satisfy applicable certification and other requirements and may be required to obtain a United States taxpayer identification number.

        A non-U.S. holder of common stock eligible for a reduced rate of United States withholding tax may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service, or the IRS.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (1) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met or (3) we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

        A non-U.S. holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

        We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder may be subject to back-up withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of common stock within the United States or conducted through certain United States related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

        If our stockholders sell, or there is a perception they may sell, substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following the offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Sale of Restricted Shares and Lock-up Agreements

        Based on shares outstanding as of January 25, 2002, and assuming the exercise of warrants to purchase an aggregate of 2,131,800 shares of common stock, upon completion of this offering, we will have an aggregate of 55,748,320 shares of common stock outstanding, assuming no exercise of the 2,175,000 share underwriters' over-allotment option and no exercise of outstanding options to purchase common stock. If the underwriters' over-allotment option is exercised in full, we will have an aggregate of 56,748,320 shares of common stock outstanding. All of the 14,500,000 shares of common stock sold in this offering, plus any shares sold if the over-allotment option is exercised, will be freely tradable without restriction in the public market unless these shares are held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer.

        The remaining 41,248,320 shares of common stock outstanding after the offering will be held by existing stockholders and are "restricted securities" under the Securities Act. Those shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

        We have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus. In addition, our executive officers, employees and directors and substantially all of our other existing stockholders have also agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this offering. Notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, 144(k) or 701, shares subject to lock-up agreements will not be saleable until such agreements expire or are waived by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated on behalf of the underwriters.

Rule 144

        In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  one percent of the number of shares of common stock then outstanding; or

  •
  the average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

        Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

        In general under Rule 701, any employee, director, officer, consultant or advisor who purchased his or her shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the effective date of this offering.

Option Grants

        As of January 25, 2002, there were options issued and outstanding to purchase 1,355,048 shares of common stock. An additional 60,836 shares were reserved for issuance under our 1994 stock option plan. Under the terms of our Incentive Plan, which we intend to adopt prior to the offering, there will be an additional 1,170,756 shares reserved for issuance. See "Management—Compensation Plans—Adoption of 2002 Incentive Award Plan."

Registration Rights

        Some of our existing securityholders have rights under a stockholders agreement to cause us to register under the Securities Act all or part of their shares of our common stock. Registration of the sale of these shares of our common stock would permit their sale into the market immediately. If our existing stockholders sell a large number of shares, the market price of our common stock could decline. These holders of registration rights are subject to lock-up periods of 180 days following the date of this prospectus. Please refer to the information in the prospectus under the heading "Description of Capital Stock—Registration Rights" for a more detailed discussion of these registration rights.

S-8 Registration Statement

        We intend to file a registration statement under the Securities Act as promptly as possible after completion of this offering to register the shares of common stock reserved for issuance under our 1994 stock option plan and our Incentive Plan, including shares of common stock underlying outstanding options. We expect the registration statement to become effective immediately upon filing. Accordingly, shortly after completion of this offering, shares covered by the registration statement will become available for sale in the public market, subject to Rule 144 limitations applicable to affiliates, vesting restrictions and expiration of lock-up or market standoff agreements.

UNDERWRITING

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Deutsche Banc Alex. Brown Inc., Goldman, Sachs & Co., Lehman Brothers Inc. and Salomon Smith Barney Inc. are acting as representatives of the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as Joint Book-Running Managers. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith	4,350,000
Morgan Stanley & Co. Incorporated	4,350,000
Deutsche Banc Alex. Brown Inc.	1,450,000
Goldman, Sachs & Co.	1,450,000
Lehman Brothers Inc.	1,450,000
Salomon Smith Barney Inc.	1,450,000

Total	14,500,000

        The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of the shares are purchased. If an underwriter defaults, the underwriting agreement provides the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We and the selling stockholders have agreed to indemnify the underwriters against liabilities specified in the underwriting agreement, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The Joint Book-Running Managers intend to allocate a number of shares to underwriters for sale to their online brokerage account holders and will make allocations to underwriters that may make Internet distributions on the same basis as they make other allocations. A prospectus in electronic format will be made available on web sites maintained by Merrill Lynch, Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. or their respective affiliates. Other than the prospectus in electronic format, the information on any of these web sites and any other information contained on a web site maintained by an underwriter or a selling group member is not intended to be part of this prospectus.

        The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.74 per share. After this offering, the public offering price and concession may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to PETCO and to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$19.0000	$275,500,000	$316,825,000
Underwriting discount	$1.2825	$18,596,250	$21,385,688
Proceeds, before expenses, to PETCO	$17.7175	$256,903,750	$274,621,250
Proceeds, before expenses, to selling stockholders	$17.7175	$0	$20,818,062

        The underwriting discount is 6.75% of the public offering price. The expenses of the offering, not including the underwriting discount, are estimated at $2.5 million.

        PETCO and the selling stockholders have granted an option to the underwriters to purchase up to an aggregate of 2,175,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

        At our request, Morgan Stanley & Co. Incorporated has reserved for sale, at the initial offering price, up to approximately 110,000 shares of common stock offered by this prospectus for officers, employees, business associates and other persons related to us or them. There can be no assurance that any of the reserved shares will be purchased. The number of shares of common stock available for sale to the general public will be reduced to the extent these parties purchase the reserved shares. Any reserved shares that are not so purchased will be offered to the general public on the same basis as the other shares offered by this prospectus.

        We and our executive officers, employees and directors and substantially all of our other existing stockholders have agreed, and any person who purchases reserved shares as described above will agree, subject to certain exceptions, that we and they will not, without first obtaining the written consent of Merrill Lynch and Morgan Stanley & Co. Incorporated, during the 180-day period after the date of this prospectus:

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

        Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "PETC."

        Prior to this offering, there was no public market for our common stock.

        The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded companies that are engaged in initiatives similar to ours,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

        The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

        Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

        The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that these transactions, once commenced, will not be discontinued without notice.

        Some of the underwriters and their respective affiliates have provided and may in the future provide banking, advisory and other financial services to us and some of our affiliates in the ordinary course of the underwriters' businesses and may do so from time to time in the future. The underwriters have received customary compensation in connection with these transactions.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Latham & Watkins, San Diego, California. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Skadden, Arps represented Leonard Green & Partners and its affiliates, Texas Pacific Group and its affiliates, and BD Recapitalization Holdings LLC in connection with the recapitalization of PETCO and continues to represent them in connection with matters unrelated to the offering, including in connection with their investment in PETCO. Skadden, Arps has represented and continues to represent PETCO in connection with matters unrelated to the offering. In addition, Skadden, Arps represents Trust Company of the West in connection with matters unrelated to PETCO.

EXPERTS

        The consolidated balance sheets of PETCO Animal Supplies, Inc. as of January 29, 2000 and February 3, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended February 3, 2001, included in this prospectus and elsewhere in the registration statement, in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts on accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (858) 453-7845 or by mail to: PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, Attention: Chief Financial Officer.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	February 3, 2001	November 3, 2001
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,044	$3,064
Receivables	8,311	11,569
Inventories	122,246	133,511
Deferred tax assets	14,127	19,550
Other	7,760	23,524

Total current assets	170,488	191,218
Fixed assets, net	199,068	205,295
Debt issuance costs	8,828	6,173
Goodwill	45,855	42,137
Investment in affiliates	19,447	26,035
Other assets	10,633	12,231

	$454,319	$483,089

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$45,511	$48,025
Accrued expenses	40,085	55,129
Accrued interest	10,417	1,351
Accrued salaries and employee benefits	23,513	28,940
Current portion of long-term debt	5,250	2,000
Current portion of capital lease and other obligations	6,189	5,711

Total current liabilities	130,965	141,156
Long-term debt, excluding current portion	263,750	193,000
Senior subordinated notes payable	109,856	200,000
Capital lease and other obligations, excluding current portion	6,146	1,761
Accrued store closing costs	3,424	1,917
Deferred tax liability	3,182	3,183
Deferred rent and other liabilities	13,866	17,713

Total liabilities	531,189	558,730

Preferred stock:
$.01 par value, 500 shares authorized, 111 and 78 shares issued and outstanding
14% Series A senior redeemable preferred stock	112,669	125,488
12% Series B junior redeemable preferred stock	78,868	86,542
Stockholders' equity (deficit):
Common stock, $.001 par value, 50,000 shares authorized, 38,194 and 38,425 shares issued and outstanding, respectively	38	38
Additional paid-in capital	(182,786)	(181,607)
Deferred compensation	—	(6,807)
Accumulated other comprehensive loss	—	(1,746)
Accumulated deficit	(85,659)	(97,549)

Total stockholders' deficit	(268,407)	(287,671)

	$454,319	$483,089

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Thirty-nine Weeks Ended
	October 28, 2000	November 3, 2001
Net sales	$810,350	$937,249
Cost of sales and occupancy costs	582,977	662,614

Gross profit	227,373	274,635
Selling, general and administrative expenses	190,838	237,193
Merger and non-recurring costs	56,154	445

Operating income (loss)	(19,619)	36,997
Interest expense, net	9,937	31,545

Earnings (loss) before internet operations and equity in loss of unconsolidated affiliates and income taxes	(29,556)	5,452
Internet operations and equity in loss of unconsolidated affiliates	(2,611)	(2,505)

Earnings (loss) before income taxes and extraordinary item	(32,167)	2,947
Income taxes	2,016	1,895

Earnings (loss) before extraordinary item	(34,183)	1,052
Extraordinary item—loss on early extinguishment of debt (net of income tax benefit of $825 and $7,888)	(1,264)	(12,942)

Net loss	(35,447)	(11,890)
Increase in carrying amount of redeemable preferred stock	(1,862)	(20,493)

Net loss available to common stockholders	$(37,309)	$(32,383)

Basic and diluted loss per common share:
Loss before extraordinary item	$(0.04)	$(0.50)
Extraordinary loss on early extinguishment of debt	—	(0.34)

Net loss per common share	$(0.04)	$(0.84)

Shares used for computing basic and diluted loss per share	830,152	38,336

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock		Additional Paid in Capital	Deferred Compensation	Accumulated Deficit	Other Comprehensive Loss	Total Stockholders Equity/(Deficit)
	Shares	Amount
Balance at Febuary 3, 2001	38,194	$38	$(182,786)	—	$(85,659)	$—	$(268,407)
Exercise of options (unaudited)	231	—	23	—	—	—	23
Accretion of redeemable preferred stock (unaudited)	—	—	(20,493)	—	—	—	(20,493)
Stock-based compensation (unaudited)	—	—	21,649	(7,191)	—	—	14,458
Amortization of deferred compensation (unaudited)	—	—	—	384	—	—	384
Unrealized loss on hedge (unaudited)	—	—	—	—	—	(1,746)	(1,746)
Net loss (unaudited)	—	—	—	—	(11,890)	—	(11,890)

Balance at November 3, 2001 (unaudited)	38,425	$38	$(181,607)	(6,807)	$(97,549)	$(1,746)	$(287,671)

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Thirty-nine Weeks Ended
	October 28, 2000	November 3, 2001
Cash flows from operating activities:
Net earnings	$(35,447)	$(11,890)
Depreciation and amortization	34,603	36,907
Amortization of debt discounts and issuance costs	579	1,923
Deferred tax assets	1,993	(5,423)
Internet operations and equity in loss of unconsolidated affiliates	4,942	2,505
Stock-based compensation	—	14,842
Non-cash write-off of investment in affiliate	10,204	—
Non-cash write-off of debt issuance costs	2,089	12,430
Deferred revenue recognized	(876)	—
Changes in assets and liabilities, net of effects of purchase acquisitions:
Receivables	(1,525)	(3,258)
Inventories	(13,807)	(11,307)
Other assets	(5,793)	(16,217)
Accounts payable	3,339	2,514
Accrued expenses	15,873	15,171
Accrued interest	2,488	(9,065)
Accrued salaries and employee benefits	2,335	5,427
Accrued store closing costs	(1,355)	(1,903)
Deferred rent and other liabilities	397	440

Net cash provided by operating activities	20,039	33,096

Cash flows from investing activities:
Additions to fixed assets	(33,437)	(39,209)
Investment in affiliates	(8,855)	(9,093)
Net cash invested in acquisitions of businesses	(12,582)	—
Change in other assets	(147)	—

Net cash used in investing activities	(55,021)	(48,302)

Cash flows from financing activities:
Borrowings under long-term debt agreements	397,513	215,650
Repayment of long-term debt agreements	(107,175)	(209,650)
Debt issuance costs	(11,254)	(934)
Repayment of capital lease and other obligations	(5,764)	(4,863)
Repurchase of common stock	(463,427)	—
Net proceeds from issuance of common stock	16,382	23
Net proceeds from the issuance of Series A redeemable preferred stock	107,376	—
Net proceeds from the issuance of Series B redeemable preferred stock	75,675	—
Proceeds from the issuance of common stock warrants	1,066	—

Net cash provided by financing activities	10,392	226

Net decrease in cash and cash equivalents	(24,590)	(14,980)
Cash and cash equivalents at beginning of year	36,059	18,044

Cash and cash equivalents at end of period	$11,469	$3,064

Supplemental cash flow disclosures:
Interest paid on debt	$8,330	$41,102
Income taxes paid	$6,029	$2,632

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Note 1—General

        In the opinion of management of Petco Animal Supplies, Inc. (the "Company" or "PETCO"), the unaudited consolidated financial statements presented herein contain all adjustments, consisting of normal recurring adjustments, necessary to present the financial position, results of operations and cash flows as of November 3, 2001, and for the periods ended October 28, 2000 and November 3, 2001. Because of the seasonal nature of the Company's business, the results of operations for the thirty-nine weeks ended October 28, 2000 and November 3, 2001 are not necessarily indicative of the results to be expected for the full year. The Company's fiscal year ends on the Saturday closest to January 31, resulting in years of either 52 or 53 weeks. All references to a fiscal year refer to the fiscal year ending on the Saturday closest to January 31 of the following year. For example, references to fiscal 2000 refer to the 53 week fiscal year beginning on January 30, 2000, and ending on February 3, 2001. Certain previously reported amounts have been reclassified to conform with the current period presentation.

Note 2—Investment in Affiliates

        The Company recorded income of $4,895 for Internet operations and equity in loss of unconsolidated affiliates in first quarter 2000. This consists primarily of non-cash income of $10,317 earned for support of Petopia.com principally under the terms of an alliance agreement, partially offset by $5,383 of equity in the losses of Petopia.com. PETCO acquired certain operating assets of Petopia.com in the fourth quarter of fiscal 2000 and the results of Internet operations are included in the consolidated results for the first thirty-nine weeks of 2001.

        The Company has a 79% limited partner interest in a limited partnership (the "LP") which operates retail pet food and supply stores in Canada. Pursuant to the terms of an option agreement, PETCO may increase its interest in the LP. PETCO accounts for its investment in the LP using the equity method as it does not exercise control over the LP and records its proportionate share of earnings or loss according to the partnership agreement. PETCO recorded equity in the loss of the LP of $2,505 for the first thirty-nine weeks of fiscal 2001. (Note 9)

Note 3—Extraordinary Item

        In October 2001, the Company retired debt in the amount of $182,380 and recorded an extraordinary loss on early extinguishment of debt totaling $12,942, consisting of a $8,400 prepayment penalty, the write-off of $9,459 in unamortized debt discount, and the write-off of $2,971 in unamortized debt issuance costs, net of a tax benefit of $7,888.

        During the thirty-nine weeks ended October 28, 2000, the Company retired its credit facility in connection with the recapitalization and recorded an extraordinary loss on early extinguishment of debt equal to the write-off of unamortized debt issue costs in the amount of $1,264, net of a tax benefit of $825.

Note 4—Stock-Based Compensation

        In connection with fixed plan stock option awards granted to employees for the thirty-nine weeks ended November 3, 2001, the Company recorded deferred compensation of $7,191 equal to the aggregate differences between the exercise prices of the options granted and the deemed fair value for accounting purposes. Deferred compensation is amortized over the vesting periods of the options, generally five years. For variable plan awards, the Company recorded stock-based compensation of $14,458 based on the changes in the deemed fair value of the common stock.

        Total stock-based compensation for the thirty-nine weeks ended November 3, 2001 was $14,842 and is recorded as cost of sales and occupancy costs and selling, general and administrative costs in the amount of $2,555 and $12,287, respectively, in the accompanying statement of operations.

Note 5—Common Stock Split

        Prior to the completion of its public offering, the Company effected a 2-for-1 stock split of its common stock. All references in the consolidated financial statements to number of shares outstanding, price per share and per share amounts have been retroactively restated to reflect the stock split for all periods presented.

Note 6—Accounting for Derivative Instruments and Hedging Activities

        Effective February 4, 2001, PETCO adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and 138, which establishes accounting and reporting standards for derivative instruments and hedging activities. As amended, SFAS No. 133 requires that the Company recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. PETCO has entered into a $75,000 interest rate collar agreement (hedge) to limit its exposure to the interest rate risk associated with its variable rate debt. Changes in the intrinsic value of the hedge are recorded as accumulated other comprehensive income (loss). Amounts received or paid under the hedge are recorded as reductions or additions to interest expense. The Company had a cumulative deferred loss on its hedge of $1,746, net of deferred tax benefit of $1,140, at November 3, 2001.

Note 7—New Accounting Standards

        In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 141, Business Combinations, and 142, Goodwill and Other Intangible Assets, which supersede Accounting Principles Board Opinion 17, Intangible Assets. SFAS 141 requires that all business combinations be accounted for under the purchase method. The statement further requires separate recognition of intangible assets that meet one of the two criteria, as defined in the statement. This statement applies to all business combinations initiated after June 30, 2001. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are tested at least annually for impairment. Separable intangible assets with defined lives will continue to be amortized over their useful lives. The provisions of SFAS 142 will apply to goodwill and intangible assets acquired before and after the statement's effective date. As permitted by SFAS, the Company plans to adopt the new standard in the first quarter of fiscal year 2002. PETCO is currently evaluating the effect that adoption of the provisions of SFAS 142 will have on its results of operations and financial position.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. The Company has not yet determined the impact, if any, of adoption of SFAS No. 143.

        In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This new standard supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The primary objectives of this statement were to develop one accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale and to address significant implementation issues related to SFAS 121. Statement 144 requires that all long-lived assets, including discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. We have not yet determined the impact, if any, of adoption of SFAS 144.

Note 8—Contingencies

        In July 2001, two former employees instituted an action against us in the Superior Court of California for the County of Los Angeles. The complaint in the action was filed, individually and on behalf of a purported class consisting of all current and former employees who worked as salaried managers or assistant managers in our stores in the state of California at any time between July 30, 1997, and the present. The complaint alleges that the individual plaintiffs and the purported class members worked hours for which they were entitled to receive, but did not receive, overtime compensation under California law, and that they were classified as "exempt" store management employees but were forced to work more than 50% of their time in non-exempt tasks. The complaint alleges violations of the California Labor Code and the California Business and Professions Code. The relief sought includes compensatory damages, penalties, preliminary and permanent injunctions requiring us to pay overtime compensation under California law, prejudgment interest, costs and attorneys' fees and such other relief as the court deems proper. In November 2001, the case was transferred to the Superior Court of California for the County of San Diego. We have answered the complaint and discovery has commenced. The Company intends to vigorously defend the action, including contesting the certification of the action as a class action. If successful, this litigation could have a material adverse effect on our financial condition, and any required change in our labor practices could have a negative impact on our results of operations.

        From time to time the Company is involved in routine litigation and proceedings in the ordinary course of its business. The Company is not currently involved in any other pending litigation matters that the Company believes would have a material adverse effect on the Company.

Note 9—Subsequent Event

        On January 28, 2002, the Company terminated its relationship with Canadian Petcetera Limited Partnership (the Partnership) and entered into a settlement agreement in connection with the resolution of a dispute with the other partners in the Partnership. In connection with the settlement agreement, the Company transferred all of its limited partnership interest in the Partnership to an affiliate of the general partner and paid a settlement fee of $10.3 million. In conjunction with the termination of its relationship with the Partnership, the Company will record a write-off of its investment in the Partnership of $26.1 million and record settlement expense of approximately $10.3 million in the fourth quarter of fiscal year 2001.

Note 10—Supplemental Guarantor Condensed Consolidating Financial Statements

        In September 2001, the Company issued $200 million in principal amount of 10.75% Senior Subordinated Notes due 2011 in which certain of its wholly-owned subsidiaries (the guarantor subsidiaries) serve as guarantors on a full and unconditional basis. Certain other subsidiaries (the nonguarantor subsidiaries) do not guarantee such debt.

        The following tables present the unaudited condensed consolidating balance sheets of PETCO Animal Supplies, Inc. as a parent company, its guarantor subsidiaries and its nonguarantor subsidiaries as of February 3, 2001 and November 3, 2001 and the related unaudited condensed consolidating statements of operations and cash flows for the thirty-nine weeks ended October 28, 2000 and November 3, 2001.

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY BALANCE SHEET
February 3, 2001
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$17,104	$940	$—	$—	$18,044
Receivables	1,749	6,562	—	—	8,311
Inventories	112,418	9,828	—	—	122,246
Deferred tax assets	14,127	—	—	—	14,127
Other	7,446	314	—	—	7,760

Total current assets	152,844	17,644	—	—	170,488
Fixed assets, net	177,134	21,934	—	—	199,068
Debt issuance costs	8,828	—	—	—	8,828
Goodwill	—	45,855	—	—	45,855
Investment in affiliates	—	—	19,447	—	19,447
Intercompany investments and advances	153,358	41,072	—	(194,430)	—
Other assets	10,633	—	—	—	10,633

	$502,797	$126,505	$19,447	$(194,430)	$454,319

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$(119)	$45,630	$—	$—	$45,511
Intercompany payables	98,613	(98,613)	—	—	—
Accrued expenses	32,522	7,563	—	—	40,085
Accrued interest	10,417	—	—	—	10,417
Accrued salaries and employee benefits	22,968	545	—	—	23,513
Current portion of long-term debt	5,250	—	—	—	5,250
Current portion of capital lease and other obligations	6,189	—	—	—	6,189

Total current liabilities	175,840	(44,875)	—	—	130,965
Long-term debt, excluding current portion	263,750	—	—	—	263,750
Senior subordinated notes payable	109,856	—	—	—	109,856
Capital lease and other obligations, excluding current portion	6,146	—	—	—	6,146
Accrued store closing costs	3,424	—	—	—	3,424
Deferred tax liability	3,182	—	—	—	3,182
Deferred rent and other liabilities	13,419	447	—	—	13,866

Total liabilities	575,617	(44,428)	—	—	531,189

Preferred stock:
14% Series A senior redeemable preferred stock	112,669	—	—	—	112,669
12% Series B junior redeemable preferred stock	78,868	—	—	—	78,868
Stockholders' equity (deficit)	(264,357)	170,933	19,447	(194,430)	(268,407)

	$502,797	$126,505	$19,447	$(194,430)	$454,319

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY BALANCE SHEET
November 3, 2001
(unaudited)
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$2,650	$414	$—	$—	$3,064
Receivables	503	11,066	—	—	11,569
Inventories	128,239	5,272	—	—	133,511
Deferred tax assets	19,550	—	—	—	19,550
Other	23,524	—	—	—	23,524

Total current assets	174,466	16,752	—	—	191,218
Fixed assets, net	184,160	21,135	—	—	205,295
Debt issuance costs	6,173	—	—	—	6,173
Goodwill	—	42,137	—	—	42,137
Investment in affiliates	—	—	26,035	—	26,035
Intercompany investments and advances	165,678	45,695	—	(211,373)	—
Other assets	12,231	—	—	—	12,231

	$542,708	$125,719	$26,035	$(211,373)	$483,089

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,223	$43,802	$—	$—	$48,025
Intercompany payables	123,359	(132,623)	5,550	3,714	—
Accrued expenses	50,616	4,513	—	—	55,129
Accrued interest	1,351	—	—	—	1,351
Accrued salaries and employee benefits	28,052	888	—	—	28,940
Current portion of long-term debt	2,000	—	—	—	2,000
Current portion of capital lease and other obligations	5,711	—	—	—	5,711

Total current liabilities	215,312	(83,420)	5,550	3,714	141,156
Long-term debt, excluding current portion	193,000	—	—	—	193,000
Senior subordinated notes payable	200,000	—	—	—	200,000
Capital lease and other obligations, excluding current portion	1,761	—	—	—	1,761
Accrued store closing costs	1,920	(3)	—	—	1,917
Deferred tax liability	3,183	—	—	—	3,183
Deferred rent and other liabilities	17,213	500	—	—	17,713

Total liabilities	632,389	(82,923)	5,550	3,714	558,730

Preferred stock:
14% Series A senior redeemable preferred stock	125,488	—	—	—	125,488
12% Series B junior redeemable preferred stock	86,542	—	—	—	86,542
Stockholders' equity (deficit)	(301,711)	208,642	20,485	(215,087)	(287,671)

	$542,708	$125,719	$26,035	$(211,373)	$483,089

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the thirty-nine weeks ended October 28, 2000
(unaudited)
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
Net sales	$740,816	$572,462	$—	$(502,928)	$810,350
Cost of sales and occupancy costs	543,336	488,827	—	(449,186)	582,977

Gross profit	197,480	83,635	—	(53,742)	227,373
Selling, general and administrative expenses	182,578	62,002	—	(53,742)	190,838
Merger and non-recurring costs	56,154	—	—	—	56,154

Operating income (loss)	(41,252)	21,633	—	—	(19,619)
Interest income	(1,274)	(2)	—	—	(1,276)
Interest expense	11,213	—	—	—	11,213

Earnings (loss) before internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(51,191)	21,635	—	—	(29,556)
Internet operations and equity in loss of unconsolidated affiliates	(2,611)	—	—	—	(2,611)

Earnings (loss) before income taxes and extraordinary item	(53,802)	21,635	—	—	(32,167)
Income taxes	2,016	—	—	—	2,016

Earnings (loss) before extraordinary item	(55,818)	21,635	—	—	(34,183)
Extraordinary item—loss on early extinguishment of debt	(1,264)	—	—	—	(1,264)

Earnings (loss) before equity in earnings of subsidiaries	(57,082)	21,635	—	—	(35,447)
Equity in earnings of subsidiaries	21,635	—	—	(21,635)	—

Net earnings (loss)	$(35,447)	$21,635	$—	$(21,635)	$(35,447)

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the thirty-nine weeks ended November 3, 2001
(unaudited)
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
Net sales	$859,449	$636,595	$—	$(558,795)	$937,249
Cost of sales and occupancy costs	616,430	544,647	—	(498,463)	662,614

Gross profit	243,019	91,948	—	(60,332)	274,635
Selling, general and administrative expenses	232,844	64,587	94	(60,332)	237,193
Merger and non-recurring costs	445	—	—	—	445

Operating income (loss)	9,730	27,361	(94)	—	36,997
Interest income	(492)	—	—	—	(492)
Interest expense	32,035	—	2	—	32,037

Earnings (loss) before internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(21,813)	27,361	(96)	—	5,452
Internet operations and equity in loss of unconsolidated affiliates	—	—	(2,505)	—	(2,505)

Earnings (loss) before income taxes and extraordinary item	(21,813)	27,361	(2,601)	—	2,947
Income taxes	1,895	—	—	—	1,895

Earnings (loss) before extraordinary item	(23,708)	27,361	(2,601)	—	1,052
Extraordinary item—loss on early extinguishment of debt	(12,942)	—	—	—	(12,942)

Earnings (loss) before equity in earnings of subsidiaries	(36,650)	27,361	(2,601)	—	(11,890)
Equity in earnings of subsidiaries	24,760	—	—	(24,760)	—

Net earnings (loss)	$(11,890)	$27,361	$(2,601)	$(24,760)	$(11,890)

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the thirty-nine weeks ended October 28, 2000
(unaudited)
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
Cash flows provided by (used in) operating activities:
Net earnings (loss)	$(35,447)	$21,635	$—	$(21,635)	$(35,447)
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities	47,295	(22,299)	8,855	21,635	55,486

Net cash provided by (used in) operating activities	11,848	(664)	8,855	—	20,039

Cash flows used in investing activities:
Additions to fixed assets	(30,216)	(3,221)	—	—	(33,437)
Investment in affiliates	—	—	(8,855)	—	(8,855)
Net cash invested in acquisitions of businesses	(12,582)	—	—	—	(12,582)
Change in other assets	(147)	—	—	—	(147)

Net cash used in investing activities	(42,945)	(3,221)	(8,855)	—	(55,021)

Cash flows provided by financing activities:
Borrowings under long-term debt agreements	397,513	—	—	—	397,513
Debt issuance costs	(11,254)	—	—	—	(11,254)
Repayment of long term debt agreements	(107,175)	—	—	—	(107,175)
Repayments of capital lease and other obligations	(5,764)	—	—	—	(5,764)
Purchase of common stock	(463,427)	—	—	—	(463,427)
Net proceeds from the issuance of common stock	16,382	—	—	—	16,382
Net proceeds from the issuance of Series A redeemable preferred stock	107,376	—	—	—	107,376
Net proceeds from the issuance of Series B redeemable preferred stock	75,675	—	—	—	75,675
Proceeds from the issuance of warrants	1,066	—	—	—	1,066

Net cash provided by financing activities	10,392	—	—	—	10,392

Net decrease in cash and cash equivalents	(20,705)	(3,885)	—	—	(24,590)
Cash and cash equivalents at the beginning of the period	33,864	2,195	—	—	36,059

Cash and cash equivalents at the end of the period	$13,159	$(1,690)	$—	$—	$11,469

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the thirty-nine weeks ended November 3, 2001
(unaudited)
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
Cash flows provided by (used in) operating activities:
Net earnings (loss)	$(11,890)	$27,361	$(2,601)	$(24,760)	$(11,890)
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities	33,817	(25,289)	11,694	24,760	44,982

Net cash provided by operating activities	21,927	2,072	9,093	—	33,092

Cash flows used in investing activities:
Additions to fixed assets	(36,611)	(2,598)	—	—	(39,209)
Investment in affiliates	—	—	(9,093)	—	(9,093)

Net cash used in investing activities	(36,611)	(2,598)	(9,093)	—	(48,302)

Cash flows provided by (used in) financing activities:
Borrowings under long-term debt agreements	215,650	—	—	—	215,650
Debt issuance costs	(934)	—	—	—	(934)
Repayment of long term debt agreements	(209,650)	—	—	—	(209,650)
Repayments of capital lease and other obligations	(4,863)	—	—	—	(4,863)
Net proceeds from the issuance of common stock	27	—	—	—	27

Net cash used in financing activities	230	—	—	—	230

Net decrease in cash and cash equivalents	(14,454)	(526)	—	—	(14,980)
Cash and cash equivalents at the beginning of the period	17,104	940	—	—	18,044

Cash and cash equivalents at the end of the period	$2,650	$414	$—	$—	$3,064

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Petco Animal Supplies, Inc.:

        We have audited the accompanying consolidated balance sheets of Petco Animal Supplies, Inc. and subsidiaries as of January 29, 2000 and February 3, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended February 3, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petco Animal Supplies, Inc. and subsidiaries as of January 29, 2000 and February 3, 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended February 3, 2001, in conformity with accounting principles generally accepted in the United States of America.

San Diego, California
March 12, 2001, except for the second paragraph of Note 1(c)
    which is as of February 21, 2002

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	January 29, 2000	February 3, 2001
ASSETS (note 5)
Current assets:
Cash and cash equivalents	$36,059	$18,044
Receivables	8,721	8,311
Inventories	116,913	122,246
Deferred tax assets (note 10)	18,686	14,127
Other	4,844	7,760

Total current assets	185,223	170,488

Fixed assets (note 7):
Equipment	96,324	121,944
Furniture and fixtures	62,901	71,133
Leasehold improvements	134,429	144,848

	293,654	337,925
Less accumulated depreciation and amortization	(101,251)	(138,857)

	192,403	199,068
Debt issuance costs	1,900	8,828
Goodwill	36,362	45,855
Investment in affiliates (note 4)	26,360	19,447
Other assets	11,646	10,633

	$453,894	$454,319

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$49,133	$45,511
Accrued expenses	30,975	40,085
Accrued interest	954	10,417
Accrued salaries and employee benefits	18,299	23,513
Current portion of long-term debt (note 5)	9,125	5,250
Current portion of capital lease and other obligations (note 7)	7,854	6,189

Total current liabilities	116,340	130,965
Long-term debt, excluding current portion (note 5)	89,050	263,750
Senior subordinated notes payable (note 6)	—	109,856
Capital lease and other obligations, excluding current portion (note 7)	12,436	6,146
Accrued store closing costs	5,378	3,424
Deferred tax liability (note 10)	7,083	3,182
Deferred rent and other liabilities	17,717	13,866

Total liabilities	248,004	531,189

Preferred stock:
$.01 par value, 500 shares authorized, 111 and 78 shares issued and outstanding at February 3, 2001 (note 8)
14% Series A senior redeemable preferred stock	—	112,669
12% Series B junior redeemable preferred stock	—	78,868
Stockholders' equity (deficit) (note 9):
Common stock, $.001 par value, 50,000 shares authorized at February 3, 2001 and 928,708 and 38,194 shares issued and outstanding at January 29, 2000 and February 3, 2001, respectively	928	38
Additional paid-in capital	270,282	(182,786)
Accumulated deficit	(65,320)	(85,659)

Total stockholders' equity (deficit)	205,890	(268,407)
Commitments and contingencies (notes 5, 6, 7 and 13)

	$453,894	$454,319

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended
	January 30, 1999	January 29, 2000	February 3, 2001
Net sales	$839,622	$990,289	$1,151,178
Cost of sales and occupancy costs	624,818	720,711	817,084

Gross profit	214,804	269,578	334,094
Selling, general and administrative expenses	187,938	220,800	264,753
Merger and non-recurring costs (note 3)	22,963	—	55,928

Operating income	3,903	48,778	13,413
Interest income	(176)	(863)	(1,551)
Interest expense	6,894	9,799	24,522

Earnings (loss) before Internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(2,815)	39,842	(9,558)
Internet operations and equity in loss of unconsolidated affiliates (note 4)	—	(1,254)	(4,543)

Earnings (loss) before income taxes and extraordinary item	(2,815)	38,588	(14,101)
Income taxes (benefit) (note 10)	(438)	16,831	4,974

Earnings (loss) before extraordinary item	(2,377)	21,757	(19,075)
Extraordinary item—loss on extinguishment of debt (net of income tax benefit of $825) (note 5)	—	—	(1,264)

Net earnings (loss)	(2,377)	21,757	(20,339)
Increase in carrying amount of redeemable preferred stock	—	—	(8,486)

Net earnings (loss) available to common stockholders	$(2,377)	$21,757	$(28,825)

Basic and diluted earnings (loss) per common share:
Earnings (loss) before extraordinary item	$(0.00)	$0.02	$(0.05)
Extraordinary loss on early extinguishment of debt	—	—	—

Earnings (loss) per common share	$(0.00)	$0.02	$(0.05)

Shares used for computing basic earnings (loss) per share	927,212	928,136	632,162

Shares used for computing diluted earnings (loss) per share	927,212	938,872	632,162

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(In thousands)

	Common Stock				Total Stockholders' Equity/ (Deficit)
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount
Balances at January 31, 1998	926,640	$927	$269,830	$(84,700)	$186,057
Exercise of options	572	—	143	—	143
Issuance of stock for services	44	—	18	—	18
Net loss	—	—	—	(2,377)	(2,377)

Balances at January 30, 1999	927,256	$927	$269,991	$(87,077)	$183,841
Exercise of options	1,452	1	291	—	292
Net earnings	—	—	—	21,757	21,757

Balances at January 29, 2000	928,708	$928	$270,282	$(65,320)	$205,890
Exercise of options	4,690	5	1,096	—	1,101
Issuance of common stock	31,988	32	15,841	—	15,873
Repurchase and retirement of common stock	(927,192)	(927)	(462,500)	—	(463,427)
Note receivable from officer for exercise of options	—	—	(85)	—	(85)
Issuance of common stock warrants	—	—	1,066	—	1,066
Accretion of redeemable preferred stock	—	—	(8,486)	—	(8,486)
Net loss	—	—	—	(20,339)	(20,339)

Balances at February 3, 2001	38,194	$38	$(182,786)	$(85,659)	$(268,407)

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	January 30, 1999	January 29, 2000	February 3, 2001
Cash flows from operating activities:
Net earnings (loss)	$(2,377)	$21,757	$(20,339)
Depreciation and amortization	30,382	39,280	48,100
Deferred taxes	(211)	14,847	658
Internet operations and equity in loss of unconsolidated affiliates	—	1,254	4,543
Non-cash write-off of investment in affiliate	—	—	10,206
Loss on retirement of fixed assets	1,743	30	—
Issuance of stock for services	18	—	—
Non-cash write-off of debt issuance costs	—	—	2,089
Changes in assets and liabilities, net of effects of purchase acquisitions:
Receivables	3,241	(1,083)	(1,391)
Inventories	(7,916)	(11,975)	(2,813)
Other assets	(767)	872	(1,229)
Accounts payable	(695)	718	(3,622)
Accrued expenses	1,297	7,037	6,621
Accrued interest	928	(100)	9,463
Accrued salary and employee benefits	550	5,823	5,214
Accrued store closing costs	(1,069)	(1,544)	(1,869)
Deferred rent and other liabilities	2,822	1,856	273

Net cash provided by operating activities	27,946	78,772	55,904

Cash flows from investing activities:
Additions to fixed assets	(51,689)	(40,050)	(46,521)
Investment in affiliates	(4,879)	(18,459)	(9,510)
Net cash invested in acquisitions of businesses	(1,813)	(2,927)	(16,407)
Loan to affiliate	(6,545)	—	—
Change in other assets	2,622	(822)	(197)

Net cash used in investing activities	(62,304)	(62,258)	(72,635)

Cash flows from financing activities:
Borrowings under long-term debt agreements	43,250	32,375	397,521
Repayment of long-term debt agreements	(3,375)	(4,075)	(117,175)
Debt issuance costs	—	(1,656)	(11,254)
Repayment of capital lease and other obligations	(6,690)	(9,715)	(7,955)
Repurchase of common stock	—	—	(463,427)
Net proceeds from the issuance of common stock	143	292	16,889
Net proceeds from the issuance of Series A redeemable preferred stock	—	—	107,376
Net proceeds from the issuance of Series B redeemable preferred stock	—	—	75,675
Proceeds from the issuance of common stock warrants	—	—	1,066

Net cash provided by (used in) financing activities	33,328	17,221	(1,284)

Net increase/(decrease) in cash and cash equivalents	(1,030)	33,735	(18,015)
Cash and cash equivalents at beginning of year	3,354	2,324	36,059

Cash and cash equivalents at end of year	$2,324	$36,059	$18,044

Supplemental cash flow disclosures:
Interest paid on debt	$5,684	$9,481	$13,734
Income taxes paid	$141	$1,101	$6,052
Supplemental disclosure of non-cash financing activities:
Additions to capital leases	$20,253	$—	$—

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share data)

1.    Summary of Significant Accounting Policies

(a)  Description of Business:

        PETCO Animal Supplies, Inc., (the Company or PETCO) a Delaware corporation, is a national specialty retailer of premium pet food and supplies with stores in 41 states and the District of Columbia.

(b)  Basis of Presentation:

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in affiliates are accounted for on the equity method. All significant intercompany accounts and transactions have been eliminated.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)  Common Stock Split:

        Following the recapitalization transaction described in Note 2, the Company effected a 22-for-1 split of its common stock. Historical share information prior to the recapitalization transaction has been retroactively restated to reflect the stock split for all periods presented.

        Additionally, prior to the completion of the Company's public offering, the Company effected a 2-for-1 stock split of its common stock. All share information in the consolidated financial statements has been retroactively restated to reflect the stock split for all periods presented.

(d)  Fiscal Year:

        The Company's fiscal year ends on the Saturday closest to January 31, resulting in years of either 52 or 53 weeks. The fiscal year ended February 3, 2001 consisted of 53 weeks. All other fiscal years presented herein consisted of 52 weeks. All references to a fiscal year refer to the fiscal year ending on the Saturday closest to January 31 of the following year.

(e)  Cash Equivalents:

        The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

(f)    Inventories:

        Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

(g)  Pre-opening Costs:

        Costs incurred in connection with opening new stores are expensed as incurred.

(h)  Fixed Assets:

        Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five to ten years. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Amortization is computed using the straight-line method over the lesser of the lease term or the estimated useful lives of the assets, generally five to fifteen years.

(i)    Goodwill and Long-Lived Assets:

        Costs in excess of net assets of acquired businesses is amortized on the straight-line method over three to fifteen years. The carrying value of goodwill is reviewed on a periodic basis for recoverability based on expectations for future undiscounted cash flows from the related operations. Should the review indicate that goodwill is not recoverable, the Company adjusts the goodwill to the extent carrying value exceeds the fair value of the goodwill. Reviews of carrying values of goodwill resulted in write-downs of $14 and $501 during fiscal 1999 and 2000, respectively, related to planned store closures. Accumulated amortization at January 29, 2000 and February 3, 2001 was $12,790 and $17,362, respectively.

        In addition, the Company periodically assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," based on expectations of future undiscounted cash flows from the related operations, and when circumstances dictate, adjusts the asset to the extent carrying value exceeds the fair value of the asset. These factors, along with management's plans with respect to the operations, are considered in assessing the recoverability of goodwill, other purchased intangibles and property and equipment. Assessments of long-lived assets resulted in write-downs of fixed assets of $396 and $2,457 during fiscal 1999 and 2000, respectively. These write-downs relate to store furnishings, equipment and leasehold improvements for planned store closures and are recorded as selling, general, and administrative expenses in the accompanying statement of operations.

(j)    Other Assets:

        The Company has a secured loan to another limited partner in a limited partnership which operates retail pet food and supply stores in Canada. The loan bears interest at 7.5% and matures on October 1, 2003. The loan balance at January 29, 2000 and February 3, 2001 was $6,545, and is included in other assets on the accompanying consolidated balance sheet.

        The remainder of other assets consists primarily of lease deposits, non-compete agreements and prepaid expenses. Non-compete agreements are amortized using the straight-line method over the periods of the agreements, generally five to seven years. Accumulated amortization for intangible other assets at January 29, 2000 and February 3, 2001 was $806 and $1,203, respectively.

(k)  Debt Issuance Costs:

        Debt issuance costs are amortized to interest expense using the effective interest method over the life of the related debt. Accumulated amortization for debt issuance costs at January 29, 2000 and February 3, 2001 was $774 and $614, respectively.

(l)    Store Closing Costs:

        Management continually reviews the ability of stores to provide positive contributions to the Company's results. The Company charges costs associated with store closures to operations upon commitment to close a store within the next 12 months. Store closing costs consist of future lease obligations, property taxes and common area maintenance costs, net against contractual sub-lease income and are recorded as selling, general, and administrative expenses in the accompanying statement of operations. For the fiscal years 1998, 1999, and 2000 store closing costs charged to operations were $2,745, $110, and $90, respectively.

(m)  Income Taxes:

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

(n)  Fair Value of Financial Instruments:

        Because of their short maturities, the carrying amounts for cash and cash equivalents, receivables, accounts payable, accrued expenses, accrued interest and accrued salaries and employee benefits approximate fair value. The carrying amounts for long-term debt, other obligations and loan to affiliate approximate fair value as the interest rates and terms are substantially similar to those that could be obtained currently for similar instruments.

        The Company uses an interest rate collar agreement to manage interest rate exposure. At February 3, 2001, the Company had a $75,000 notional amount interest rate collar using a floating index of one-month LIBOR contracts at an interest rate cap of 7.00% and an interest rate floor of 5.43%, expiring in December 2002. The interest rate differential to be paid, if interest rates are less than the interest rate floor, or received, if interest rates rise above the interest rate cap, is recognized quarterly as a component of interest expense or interest income over the life of the agreement.

(o)  Stock Options:

        The Company accounts for stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations which recognizes compensation expense on the grant date if the current market price of the stock exceeds the exercise price. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

(p)  Comprehensive Income:

        SFAS No. 130, "Reporting Comprehensive Income" requires that certain items of comprehensive income other than net earnings or loss be reported in the financial statements. For the three years ended February 3, 2001, the Company's comprehensive income (loss) equaled net earnings (loss).

(q)  Revenue Recognition:

        Revenue from sales of the Company's products is recognized at the point of sale for retail stores and at the time of shipment for e-commerce sales. Shipping terms for e-commerce sales are FOB shipping point.

(r)  Segment Reporting:

        SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires annual and interim reporting for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. All of the Company's stores are aggregated into one reportable segment given the similarities of economic characteristics between the operations represented by the stores and the common nature of the products, customers and methods of distribution.

(s)  Reclassifications:

        Certain previously reported amounts have been reclassified to conform with the current period presentation.

(t)    Effect of Accounting Changes:

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet, and measure those instruments at fair value. Accounting for changes in the fair value of a derivative depends on the intended use and resulting designation of the derivative. For derivatives designated as hedges, changes in the fair value are either offset against the change in fair value of the assets or liabilities through earnings or recognized in other comprehensive income in the balance sheet. This Statement was amended by SFAS No. 137 which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for the Company's first quarter in the fiscal year ending February 2, 2002 ("Fiscal 2001"). The Company expects to record a transition adjustment of approximately $650 to other comprehensive income in the balance sheet, during the first quarter of Fiscal 2001.

(u)  Earnings (Loss) per Share

        Basic net earnings (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per common share incorporates the incremental shares issuable upon the assumed exercise of potentially issuable common stock.

        Net earnings (loss) and weighted average common shares used to compute net earnings (loss) per common share, basic and diluted, are presented below:

	Years Ended
	January 30, 1999	January 29, 2000	February 3, 2001

Net earnings (loss) available to common stockholders	$(2,377)	$21,757	$(28,825)

Common shares, basic	927,212	928,136	632,162
Dilutive effect of stock options	—	10,736	—

Common shares, diluted	927,212	938,872	632,162

        Warrants to purchase 2,132 shares of common stock were outstanding at February 3, 2001, but were not included in the computation of diluted earnings (loss) per common share because the conversion would have an antidilutive effect on diluted earnings (loss) per common share. Options to purchase common shares that were outstanding but not included in the computation of diluted earnings (loss) per common share because the conversion would have an antidilutive effect were 91,476, 111,320 and 1,452 for the fiscal years ended 1998, 1999 and 2000, respectively.

2.    Recapitalization

        During fiscal 2000, the Company entered into a merger and recapitalization agreement with BD Recapitalization Corp. ("BD"), an entity formed for that purpose by the sponsors of the merger and recapitalization transaction, Leonard Green & Partners, L.P. and Texas Pacific Group. In the merger, each issued and outstanding share of the Company's common stock was cancelled and converted automatically into the right to receive $0.50 per share in cash, with the exception of 5,911 shares retained by members of the Company's management. In October 2000, following approval of the transaction by the stockholders of the Company, BD completed the merger and recapitalization of the Company by investing $190.0 million in common and preferred stock, arranging financing in the form of a new credit facility and senior subordinated notes, retiring debt under the existing credit facility and repurchasing each share of outstanding common stock, other than the 5,911 shares held by management, for an aggregate of $463,427. Net proceeds from the issuance of new shares of common stock in the merger and recapitalization was $15,873. Following the merger and recapitalization the Company effected a 22-for-1 split of its common stock. This merger was accounted for as a recapitalization and as such, a step-up of assets to fair market value was not required.

        During fiscal 2000, transaction costs of $19,771 were incurred and expensed related to the recapitalization. Additionally, financing costs of $11,254 have been deferred and are being amortized over the lives of the new debt facilities.

3.    Business Combinations

        During fiscal 1998, the Company completed two acquisitions of retailers of pet food and supplies in transactions accounted for as purchases. The aggregate fair value of assets acquired and the net cash invested in these businesses was $2,088, of which $275 was expended in fiscal 1999. The excess of the aggregate cost over the fair value of net assets acquired was $1,814, which was recorded as goodwill and is being amortized over fifteen years.

        During fiscal 1999, the Company completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in this business was $2,623, of which $7 was expended in fiscal 2000. The excess of the aggregate cost over the fair value of net assets acquired was $1,468, which was recorded as goodwill and is being amortized over fifteen years. A summary of the assets acquired and liabilities assumed in the acquisition follows:

Fair Value (in thousands)
Inventory	$150
Intangible assets	600
Fixed assets	640
Goodwill	1,468
Other liabilities	(235)

Purchase Price	$2,623

        During fiscal 2000, the Company completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in the business was $12,575. The excess of the aggregate cost over the fair value of net assets acquired was $10,926, which was recorded as goodwill and is being amortized over fifteen years. A summary of the assets acquired and liabilities assumed in the acquisition follows:

Fair Value (in thousands)
Inventory	$1,925
Fixed assets	775
Goodwill	10,926
Other liabilities	(1,051)

Purchase price	$12,575

        Additionally, during fiscal 2000, the Company completed the acquisition of certain operating assets of Petopia.com, an e-commerce destination for pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired was $3,825. The excess of the aggregate cost over the fair value of net assets acquired was $3,126, which was recorded as goodwill and is being amortized over three years. A summary of the assets acquired and liabilities assumed in the acquisition follows:

Fair Value (in thousands)
Inventory	$120
Fixed assets	1,199
Other assets	210
Goodwill	3,126
Other liabilities	(830)

Purchase price	$3,825

        The consolidated financial statements include the operating results from the closing date for each respective purchase acquisition. The purchase acquisitions during fiscal years 1999 and 2000 did not materially affect results of operations and accordingly, pro-forma results are not presented.

        In fiscal 1998, merger and non-recurring costs of $22,963 were recorded related to fiscal 1997 acquisition and business integration activity. These costs consisted of $522 of transaction costs, $1,995 of costs attributable to lease cancellations and closure of duplicate or inadequate facilities and activities, $19,088 of reformatting, facility conversion and other integration costs and $1,358 of severance and other costs.

        In fiscal 2000, merger and non-recurring costs of $55,928 were recorded. These costs consisted of $19,771 of transaction costs related to the recapitalization, compensation expense of $22,254 related to the repurchase of outstanding options for common stock in the recapitalization of the Company, the write-off of $10,206 with respect to an investment in an affiliate and $3,697 in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to the recapitalization of the Company.

4.    Investment in Affiliates

        During fiscal 1999, the Company acquired an equity interest in Petopia.com, an e-commerce destination for the sale of pet food and supplies. The Company accounted for its investment in Petopia.com using the equity method and recorded its proportionate share of earnings or loss. The Company recognized $4,021 and $11,498 in equity in losses for fiscal 1999 and 2000, respectively. The Company also provided certain marketing and fulfillment services to Petopia.com according to the terms of a strategic alliance agreement, under which the Company earned revenue and additional equity and incurred expenses. The net revenue from these activities are included in Internet operations and equity in loss of unconsolidated affiliates in fiscal years 1999 and 2000 in the amounts of $2,767 and $10,208, respectively. The Company wrote off its investment in Petopia.com of $10,206 in fiscal 2000, reflected in merger and non-recurring costs, due to Petopia.com's pending liquidation and wrote off $1,321 in receivables due from Petopia.com, reflected in Internet operations and equity in loss of unconsolidated affiliates. Subsequently, the Company acquired certain operating assets of that entity and recorded $1,455 in transition costs in Internet operations and equity in loss of unconsolidated affiliates, in relocating Petopia.com's operating assets to the Company's national support center (see Note 3).

        The Company has a 72% limited partner interest in a limited partnership (the "LP") which operates retail pet food and supply stores in Canada. Pursuant to the terms of an option agreement, the Company may increase its interest in the LP. The Company accounts for its investment in the LP using the equity method as it does not exercise control over the LP and records its proportionate share of earnings or loss according to the partnership agreement. The Company did not record any earnings or loss for the year ended January 29, 2000 and recorded a loss of $477 for the year ended February 3, 2001, which is included in Internet operations and equity in loss of unconsolidated affiliates in the accompanying consolidated statements of operations. The Company's investment in the LP at January 29, 2000 and February 3, 2001 was $10,414 and $19,447, respectively.

5.    Long-Term Debt

        At January 29, 2000, the Company had a credit facility with a syndicate of banks with a commitment of up to $150.0 million consisting of $100.0 million in term loans and $50.0 million in revolving loans. This credit facility was retired during fiscal 2000 in connection with the merger and recapitalization and related unamortized debt issuance costs were written off resulting in an extraordinary expense of $1,264 (net of income tax benefit of $825).

        In connection with the merger and recapitalization of the Company during fiscal 2000, the Company obtained credit facilities consisting of $270 million in term loans and an $80 million revolving credit facility which expire between October 2, 2006 and October 2, 2008. Borrowings under the credit facilities are secured by substantially all of the assets of the Company and bear interest, at the Company's option, at either a base rate plus 2.25% to 3.00% per annum, or at a reserve adjusted Eurodollar rate plus 3.25% to 4.00% per annum. The effective interest rate of these borrowings at February 3, 2001 was 10.00% to 10.75%. The Company had available $80 million under the credit facilities at February 3, 2001. The credit agreement contains certain affirmative and negative covenants related to indebtedness, interest and fixed charges coverage and other usual and customary conditions. The Company was in compliance with all relevant covenants at February 3, 2001.

Long-term debt consists of:

	January 29, 2000	February 3, 2001
Revolving loans	$—	$—
Term loans	98,175	269,000

	98,175	269,000
Less current portion	9,125	5,250

	$89,050	$263,750

        Annual maturities of long-term debt for the next five fiscal years are as follows: $5,250, $10,000, $13,250, $14,750 and $19,000.

6.    Senior Subordinated Notes

        In connection with the recapitalization, the Company issued $120.0 million of the Company's Senior Subordinated Notes maturing on October 1, 2010. Interest on the Senior Subordinated Notes accrues at a rate of 13% per annum and is payable semi-annually. The Company may redeem the Senior Subordinated Notes at its option at any time after October 1, 2005, in whole or in part, based upon an agreed upon schedule of redemption prices. At any time before October 2, 2003, up to 35% of the aggregate principal amount of the Senior Subordinated Notes may be prepaid from the proceeds of a qualifying initial public offering of common stock of the Company at a redemption price of 113% of the principal amount of the Senior Subordinated Notes repaid, plus accrued interest. In connection with the issuance of the Senior Subordinated Notes, the purchaser received Series A and Series B redeemable preferred stock, with a fair value of $9,421 and warrants for the purchase of 2,132 shares of common stock of the Company, at an exercise price of $0.001 per share, with a fair value of $1,066. The fair value of the preferred stock and warrants was reflected as a discount to the Senior Subordinated Notes and is being amortized to interest expense over ten years. Accumulated amortization at February 3, 2001 is $343. The warrants are exercisable at any time.

7.    Lease Commitments and Other Obligations

        The Company finances certain fixed assets under capital leases. There are approximately $37,272 and $24,237 in fixed assets financed through capital leases at January 29, 2000 and February 3, 2001, respectively. Accumulated amortization related to these financed assets was approximately $16,690 and $11,808 at January 29, 2000 and February 3, 2001, respectively.

        The Company leases warehouse and store facilities and equipment under operating leases. These operating leases generally have terms from three to ten years. Certain store leases include additional contingent rental payments ranging from 2% to 6% of store revenues above defined levels. Contingent rentals during fiscal years 1998, 1999, and 2000 were $44, $68 and $77, respectively.

        At February 3, 2001, the present value of future minimum payments for capital lease and other obligations, and minimum lease payments under noncancelable operating leases were as follows:

Years	Capital Leases and Other Obligations	Operating Leases
2001	$6,993	$110,387
2002	4,366	107,905
2003	271	102,159
2004	262	90,855
2005	253	78,927
Thereafter	1,767	354,011

Total minimum payments	13,912	$844,244

Less amount representing interest	1,577

Present value of net minimum capital lease and other obligation payments	12,335
Less current portion of capital lease and other obligations	6,189

Capital lease and other obligations	$6,146

        Rent expense under operating leases for fiscal years 1998, 1999, and 2000 was approximately $79,672, $89,352 and $103,637, respectively.

8.    Preferred Stock

        The authorized number of shares of preferred stock at February 3, 2001 was 500 with a par value of $.01 per share. During fiscal 2000, the Board of Directors authorized the issuance of two series of redeemable preferred stock.

        Series A senior redeemable exchangeable cumulative preferred stock ("Series A Preferred") has 111 shares authorized and issued at February 3, 2001 and liquidation preference of $1,000 per share plus accrued and unpaid dividends. Dividends are 14% per year, payable quarterly whether or not declared by the Company's Board of Directors, and if not paid in cash, will accumulate as additional liquidation preference. Dividends will accrue on such additional liquidation preference. The Series A Preferred ranks senior to all other classes of the Company's capital stock. The Company is required to redeem the shares of Series A Preferred in whole after 12 years at the liquidation preference, together with accumulated but unpaid dividends. The terms of the Series A Preferred allow the Company to redeem shares of Series A Preferred before the mandatory redemption date at specified redemption prices and also allow the Company to exchange shares of the Series A Preferred for debt securities under some circumstances. The holders of the Series A Preferred generally have no voting rights, except in limited circumstances.

        Series B junior redeemable cumulative preferred stock ("Series B Preferred") has 78 shares authorized and issued at February 3, 2001 and liquidation preference of $1,000 per share plus accrued and unpaid dividends. Dividends are 12% per year, payable quarterly whether or not declared by the Company's Board of Directors, and if not paid in cash, will accumulate as additional liquidation preference. Dividends will accrue on such additional liquidation preference. The Series B Preferred ranks senior to all classes of the Company's common stock and ranks junior to the Series A Preferred. The Company is required to redeem the shares of Series B Preferred in whole after 12 years at the liquidation preference, together with accumulated but unpaid dividends. The terms of the Series B Preferred allow the Company to redeem shares of the Series B Preferred before the mandatory redemption date at specified redemption prices. The holders of the Series B Preferred generally have no voting rights, except in limited circumstances.

        The Board of Directors has not declared any dividend with respect to either series of preferred stock. Accumulated undeclared dividends as of February 3, 2001 were $5,293 and $3,193 for the Series A Preferred and Series B Preferred, respectively. The accretion of these dividends is reflected in the accompanying consolidated statement of stockholders' equity and is included in the carrying values of the preferred stock in the accompanying consolidated balance sheet.

9.    Equity

(a)  Common Stock:

        The authorized number of shares at January 29, 2000 was 100,000 with a par value of $0.0001. During fiscal 2000, a merger and recapitalization of the Company was completed, in which the authorized number of shares was established as 50,000 with a par value of $0.001 (Note 2).

(b)  Stock Options:

        In February 1994, the Company's stockholders approved the 1994 Stock Option Plan ("1994 Company Plan") which provides for the granting of stock options, stock appreciation rights or restricted stock with respect to shares of common stock to executives and other key employees. Stock options may be granted in the form of incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. Stock option exercise prices must be equal to or greater than the fair market value of the common stock on the grant date. In June 1996, the Company's stockholders approved an amendment to the 1994 Company Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 3.0% of the number of shares of common stock issued and outstanding as of the end of the immediately preceding fiscal year. During fiscal 2000, as part of the merger and recapitalization transaction, with the exception of 1,727 options, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders.

        In February 1994, the Company's stockholders approved the Directors 1994 Stock Option Plan ("Directors Plan") which provides for the granting of common stock options to directors. Stock option exercise prices must be equal to the fair market value of the common stock on the grant date. In June 1995, the Company's stockholders approved an amendment to the Directors Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 0.1% of the number of shares of common stock issued and outstanding as of the end of the immediately preceding fiscal year. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders. At February 3, 2001 there were no options outstanding under the plan and no further grants will be made.

        In 1996, the Company assumed an employee stock option plan ("1993 Company Plan") from Pet Food Warehouse which provided for the granting of incentive and nonqualified stock options with exercise prices equal to their fair market values on their grant dates that become exercisable over various periods and expire five or six years after the date of grant. The common shares and exercise prices under this plan were adjusted based on the common share conversion rate per the merger agreement with Pet Food Warehouse. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders. At February 3, 2001 there were no options outstanding under the plan and no further grants will be made.

        In 1997, the Company assumed an employee stock option plan ("1989 Company Plan") from PetCare which provided for the granting of incentive and non-qualified stock options with exercise prices equal to their fair market values on their grant dates that became exercisable over various periods and expire up to ten years after the date of grant. The common shares and exercise prices under this plan were adjusted in accordance with the terms of the merger agreement with PetCare. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders. At February 3, 2001 there were no options outstanding under the plan and no further grants will be made.

        Compensation expense of $22,254 related to the repurchase of outstanding options for common stock in the recapitalization is reflected in merger and non-recurring costs in fiscal 2000. Information regarding the stock option plans follows:

	All Company Plans
	Shares	Option Price Per Share			Weighted Avg. Exercise Price

Outstanding at January 31, 1998	66,997	$0.18	-	$0.72	$0.42
Granted	32,993	$0.11	-	$0.42	$0.39
Exercised	(792)	$0.23	-	$0.47	$0.28
Cancelled	(7,742)	$0.23	-	$0.56	$0.45

Outstanding at January 30, 1999	91,456	$0.11	-	$0.72	$0.41
Granted	30,749	$0.14	-	$0.35	$0.17
Exercised	(1,452)	$0.18	-	$0.28	$0.20
Cancelled	(9,458)	$0.17	-	$0.63	$0.32

Outstanding at January 29, 2000	111,295	$0.11	-	$0.72	$0.36
Fiscal 2000 activity prior to merger and recapitalization:
Granted	34,671	$0.22	-	$0.28	$0.28
Exercised	(4,384)	$0.17	-	$0.42	$0.25
Cancelled	(139,855)	$0.11	-	$0.72	$0.29

Outstanding prior to merger and recapitalization	1,727	$0.17	-	$0.28	$0.22

        In fiscal 2000, in connection with the merger and recapitalization of the company, the 1994 Company Plan was amended and restated to modify the total number of shares available for issuance under the plan to 2,339. Under the terms of the recapitalization, the 1,727 options not repurchased were converted into 1,215 options, and the exercise prices were adjusted, to preserve the economic value of the options for the holders.

        Information regarding the 1994 Company Plan, as amended, subsequent to the merger and recapitalization follows:

	Shares	Option Price Per Share	Weighted Average Exercise Price
Outstanding subsequent to merger and recapitalization	1,215	$0.10	$0.10
Fiscal 2000 activity subsequent to merger and recapitalization:
Granted	525	$0.50	$0.50
Exercised	(289)	$0.10	$0.10

Outstanding at February 3, 2001	1,451	$0.10 - $0.50	$0.25

9.    Equity (Continued)

(c)  Accounting for Stock Options:

        The Company accounts for stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, under which no compensation expense was recognized. Had compensation costs for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have been increased by $3,749 during 1998, and the Company's net earnings would have been decreased by $3,521 during 1999 and the Company's net loss would have increased by $2,815 during 2000. The weighted average fair value of the options granted during 1998, 1999 and 2000 were estimated as $0.22, $0.10 and $0.13 on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, volatility of 59.0%, 62.1% and 49.5%, risk-free interest rate of 5.0%, 6.0% and 5.8% for 1998, 1999 and 2000, respectively, and an expected life of five years for all grants.

        The following table summarizes information about the options outstanding under the stock option plan at February 3, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.10 - $0.50	1,451	7.25	$0.25	926	$0.10

10.    Income Taxes

        Income taxes (benefit) consists of the following:

	Years Ended
	January 30, 1999	January 29, 2000	February 3, 2001
Current:
Federal	$64	$991	$3,017
State	(423)	993	474
Foreign	132	—	—

	(227)	1,984	3,491

Deferred:
Federal	(876)	12,945	953
State	665	1,902	(295)

	(211)	14,847	658

Income taxes (benefit)	$(438)	$16,831	$4,149

10.    Income Taxes (Continued)

        A reconciliation of income taxes at the federal statutory rate of 34% for the fiscal year ended January 30, 1999 and 35% for the fiscal years ended January 29, 2000 and February 3, 2001 with the provision for income taxes (benefit) follows:

	Years Ended
	January 30, 1999	January 29, 2000	February 3, 2001
Income taxes at federal statutory rate	$(957)	$13,506	$(5,666)
Non-deductible expenses	286	463	2,276
State taxes, net of federal tax benefit	160	1,882	116
Foreign taxes, net of federal tax benefit	87	—	—
Change in valuation allowance	—	1,600	7,745
Other	(14)	(620)	(322)

	$(438)	$16,831	$4,149

The sources of significant temporary differences which gave rise to the deferred tax provision and their effects follow:

	Years Ended
	January 30, 1999	January 29, 2000	February 3, 2001
Inventory	$2,693	$26	$(42)
Deferred rent	(779)	(779)	(160)
Depreciation	4,220	7,808	1,179
Accrued fringes	204	(680)	(777)
Intangibles	686	(221)	(411)
Store closing costs	1,840	974	819
Fixed assets	1,571	24	5
Other assets	1,450	(970)	(7,167)
Benefit of net operating loss carryforwards	(12,482)	9,093	4,110
Debt issuance costs	—	—	(2,164)
Alternative minimum tax credit	—	(861)	(1,996)
Change in valuation allowance	—	1,600	7,745
Other	386	(1,167)	(483)

	$(211)	$14,847	$658

        Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets follow:

	January 29, 2000	February 3, 2001
Deferred tax assets:
Inventory	$3,530	$3,572
Deferred rent	4,970	5,130
Accrued fringes	2,581	3,358
Store closing costs	2,682	1,863
Other assets	1,878	9,045
Net operating loss carryforwards	18,011	13,901
Debt issuance costs	—	2,164
Alternative minimum tax credit	1,274	3,270
Other	54	532

Total deferred tax assets	34,980	42,835
Valuation allowance	(6,500)	(14,245)

Net deferred tax assets	28,480	28,590

Deferred tax liabilities:
Depreciation	(15,194)	(16,373)
Intangibles	(1,683)	(1,272)

Total deferred tax liabilities	(16,877)	(17,645)

Net deferred tax assets	$11,603	$10,945

        The valuation allowance of $6,500 at January 29, 2000 and $14,245 at February 3, 2001 relates primarily to net operating loss carryforwards of PetCare and the Company's equity share of the losses of Petopia.com, with the increase in the valuation allowance at February 3, 2001 relating primarily to the Company's equity share of the additional losses of Petopia.com and the writeoff of the Company's investment in Petopia.com. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowance.

        At February 3, 2001, the Company has available net loss carryforwards of $36,476 for federal income tax purposes, which begin expiring in 2012, and $21,585 for state income tax purposes, which begin expiring in 2005.

11.    Employee Savings Plans

        The Company has employee savings plans which permit eligible participants to make contributions by salary reduction pursuant to either section 401(k) of the Internal Revenue Code or under the

Company's non-qualified deferred compensation plan. The Company matches 50% of the first 6% of compensation that is contributed by each participating employee to the plans. In connection with the required match, the Company's contributions to the plans were $532 in 1998, $873 in 1999 and $1,052 in 2000.

12.    Related Party Transactions

        The Company entered into a management agreement with two entities who were sponsors of the merger and recapitalization transaction. Under the terms of this agreement, the Company paid management fees in an aggregate amount of $1,040 in fiscal 2000 to these two related parties.

        The Company issued Senior Subordinated Notes to related parties in fiscal 2000 (See note 6). The related parties have syndicated a portion of these Senior Subordinated Notes. Interest expense incurred on the Senior Subordinated Notes, primarily with related parties, including amortization of the discount, was $5,716 in fiscal 2000.

13.    Commitments and Contingencies

        The Company is involved in routine litigation arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

        During fiscal 2000, the Company entered into settlements with respect to an existing shareholder lawsuit and a shareholder lawsuit related to the recapitalization. The Company has recognized $3,697 in merger and non-recurring costs, which it believes is a reasonable estimate of the probable ultimate cost of these settlements and related legal expenses.

14.    Supplemental Guarantor Condensed Consolidating Financial Statements

        The Company issued $200 million in principal amount of 10.75% Senior Subordinated Notes Payable in which certain of its subsidiaries (the guarantor subsidiaries) will serve as guarantors on a full and unconditional basis. Certain other subsidiaries (the nonguarantor subsidiaries) will not guarantee such debt.

        The following tables present the unaudited condensed consolidating balance sheets of PETCO Animal Supplies, Inc. as a parent company, its guarantor subsidiaries and its nonguarantor subsidiaries as of January 29, 2000 and February 3, 2001 and the related unaudited condensed consolidating statements of operations and cash flows for each year in the three-year period ended February 3, 2001.

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY BALANCE SHEET
January 29, 2000
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$33,864	$2,195	$—	$—	$36,059
Receivables	2,141	6,580	—	—	8,721
Inventories	109,273	7,640	—	—	116,913
Deferred tax assets	18,686	—	—	—	18,686
Other	4,844	—	—	—	4,844

Total current assets	168,808	16,415	—	—	185,223

Fixed assets, net	173,089	19,314	—	—	192,403
Debt issuance costs	1,900	—	—	—	1,900
Goodwill	—	36,362	—	—	36,362
Investment in affiliates	15,945	—	10,415	—	26,360
Intercompany investments and advances	111,475	33,081	—	(144,556)	—
Other assets	11,646	—	—	—	11,646

	$482,863	$105,172	$10,415	$(144,556)	$453,894

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,375	$43,758	$—	$—	$49,133
Intercompany payables	83,637	(83,637)	—	—	—
Accrued expenses	19,225	11,750	—	—	30,975
Accrued interest	954	—	—	—	954
Accrued salaries and employee benefits	17,435	864	—	—	18,299
Current portion of long-term debt	9,125	—	—	—	9,125
Current portion of capital lease and other obligations	7,854	—	—	—	7,854

Total current liabilities	143,605	(27,265)	—	—	116,340
Long-term debt, excluding current portion	89,050	—	—	—	89,050
Capital lease and other obligations, excluding current portion	12,436	—	—	—	12,436
Accrued store closing costs	5,378	—	—	—	5,378
Deferred tax liability	7,083	—	—	—	7,083
Deferred rent and other liabilities	17,421	296	—	—	17,717

Total liabilities	274,973	(26,969)	—	—	248,004
Stockholders' equity	207,890	132,141	10,415	(144,556)	205,890

	$482,863	$105,172	$10,415	$(144,556)	$453,894

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY BALANCE SHEET
February 3, 2001
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$17,104	$940	$—	$—	$18,044
Receivables	1,749	6,562	—	—	8,311
Inventories	112,418	9,828	—	—	122,246
Deferred tax assets	14,127	—	—	—	14,127
Other	7,446	314	—	—	7,760

Total current assets	152,844	17,644	—	—	170,488
Fixed assets, net	177,134	21,934	—	—	199,068
Debt issuance costs	8,828	—	—	—	8,828
Goodwill	—	45,855	—	—	45,855
Investment in affiliates	—	—	19,447	—	19,447
Intercompany investments and advances	153,358	41,072	—	(194,430)	—
Other assets	10,633	—	—	—	10,633

	$502,797	$126,505	$19,447	$(194,430)	$454,319

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$(119)	$45,630	$—	$—	$45,511
Intercompany payables	98,613	(98,613)	—	—	—
Accrued expenses	32,522	7,563	—	—	40,085
Accrued interest	10,417	—	—	—	10,417
Accrued salaries and employee benefits	22,968	545	—	—	23,513
Current portion of long-term debt	5,250	—	—	—	5,250
Current portion of capital lease and other obligations	6,189	—	—	—	6,189

Total current liabilities	175,840	(44,875)	—	—	130,965
Long-term debt, excluding current portion	263,750	—	—	—	263,750
Senior subordinated notes payable	109,856	—	—	—	109,856
Capital lease and other obligations, excluding current portion	6,146	—	—	—	6,146
Accrued store closing costs	3,424	—	—	—	3,424
Deferred tax liability	3,182	—	—	—	3,182
Deferred rent and other liabilities	13,419	447	—	—	13,866

Total liabilities	575,617	(44,428)	—	—	531,189
Preferred stock:
14% Series A senior redeemable preferred stock	112,669	—	—	—	112,669
12% Series B junior redeemable preferred stock	78,868	—	—	—	78,868
Stockholders' equity (deficit)	(264,357)	170,933	19,447	(194,430)	(268,407)

	$502,797	$126,505	$19,447	$(194,430)	$454,319

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the year ended January 30, 1999
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
Net sales	$823,604	$108,426	$—	$(92,408)	$839,622
Cost of sales and occupancy costs	615,057	94,645	—	(84,884)	624,818

Gross profit	208,547	13,781	—	(7,524)	214,804
Selling, general and administrative expenses	187,056	8,406	—	(7,524)	187,938
Merger and non-recurring costs	22,963	—	—	—	22,963

Operating income (loss)	(1,472)	5,375	—	—	3,903
Interest income	(176)	—	—	—	(176)
Interest expense	6,894	—	—	—	6,894

Earnings (loss) before income taxes	(8,190)	5,375	—	—	(2,815)
Income taxes	(438)	—	—	—	(438)

Earnings (loss) before equity in earnings of subsidiaries	(7,752)	5,375	—	—	(2,377)
Equity in earnings of subsidiaries	5,375	—	—	(5,375)	—

Net earnings (loss)	$(2,377)	$5,375	$—	$(5,375)	$(2,377)

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the year ended January 29, 2000
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
Net sales	$901,308	$724,616	$—	$(635,635)	$990,289
Cost of sales and occupancy costs	671,451	620,263	—	(571,003)	720,711

Gross profit	229,857	104,353	—	(64,632)	269,578
Selling, general and administrative expenses	212,451	72,981	—	(64,632)	220,800

Operating income	17,406	31,372	—	—	48,778
Interest income	(862)	(1)	—	—	(863)
Interest expense	9,799	—	—	—	9,799

Earnings before internet operations and equity in loss of unconsolidated affiliates and income taxes	8,469	31,373	—	—	39,842
Internet operations and equity in loss of unconsolidated affiliates	(1,254)	—	—	—	(1,254)

Earnings (loss) before income taxes	7,215	31,373	—	—	38,588
Income taxes	16,831	—	—	—	16,831

Earnings (loss) before equity in earnings of subsidiaries	$(9,616)	31,373	—	—	21,757
Equity in earnings of subsidiaries	31,373	—	—	(31,373)	—

Net earnings	$21,757	$31,373	$—	$(31,373)	$21,757

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the year ended February 3, 2001
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
Net sales	$1,050,340	$799,214	$—	$(698,376)	$1,151,178
Cost of sales and occupancy costs	759,935	680,028	—	(622,879)	817,084

Gross profit	290,405	119,186	—	(75,497)	334,094
Selling, general and administrative expenses	254,628	85,622	—	(75,497)	264,753
Merger and non-recurring costs	54,618	1,310	—	—	55,928

Operating income (loss)	(18,841)	32,254	—	—	13,413
Interest income	(1,549)	(2)	—	—	(1,551)
Interest expense	24,522	—	—	—	24,522

Earnings (loss) before internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(41,814)	32,256	—	—	(9,558)
Internet operations and equity in loss of unconsolidated affiliates	(2,611)	(1,455)	(477)	—	(4,543)

Earnings (loss) before income taxes and extraordinary item	(44,425)	30,801	(477)	—	(14,101)
Income taxes	4,974	—	—	—	4,974

Earnings (loss) before extraordinary item	(49,399)	30,801	(477)	—	(19,075)
Extraordinary item—loss on early extinguishment of debt	(1,264)	—	—	—	(1,264)

Earnings (loss) before equity in earnings of subsidiaries	(50,663)	30,801	(477)	—	(20,339)
Equity in earnings of subsidiaries	30,324	—	—	(30,324)	—

Net earnings (loss)	$(20,339)	$30,801	$(477)	$(30,324)	$(20,339)

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the year ended January 30, 1999
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
Cash flows provided by (used in) operating activities:
Net earnings (loss)	$(2,377)	$5,375	$—	$(5,375)	$(2,377)
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities	22,697	(2,628)	4,879	5,375	30,323

Net cash provided by (used in) operating activities	20,320	2,747	4,879	—	27,946

Cash flows used in investing activities:
Additions to fixed assets	(50,268)	(1,421)	—	—	(51,689)
Investment in affiliates	—	—	(4,879)	—	(4,879)
Net cash invested in acquisitions of businesses	(1,813)	—	—	—	(1,813)
Loan to affiliate	(6,545)	—	—	—	(6,545)
Change in other assets	2,622	—	—	—	2,622

Net cash used in investing activities	(56,004)	(1,421)	(4,879)	—	(62,304)

Cash flows provided by financing activities:
Borrowings under long-term debt agreements	43,250	—	—	—	43,250
Repayment of long term agreements	(3,375)	—	—	—	(3,375)
Repayments of capital lease and other obligations	(6,690)	—	—	—	(6,690)
Net proceeds from the issuance of common stock	143	—	—	—	143

Net cash provided by financing activities	33,328	—	—	—	33,328

Net increase (decrease) in cash and cash equivalents	(2,356)	1,326	—	—	(1,030)
Cash and cash equivalents at the beginning of the period	3,354	—	—	—	3,354

Cash and cash equivalents at the end of the period	$998	$1,326	$—	$—	$2,324

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the year ended January 29, 2000
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
Cash flows provided by (used in) operating activities:
Net earnings (loss)	$21,757	$31,373	$—	$(31,373)	$21,757
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities	44,183	(25,094)	6,553	31,373	57,015

Net cash provided by operating activities	65,940	6,279	6,553	—	78,772

Cash flows used in investing activities:
Additions to fixed assets	(34,641)	(5,409)	—	—	(40,050)
Investment in affiliates	(11,906)	—	(6,553)	—	(18,459)
Net cash invested in acquisitions of businesses	(2,927)	—	—	—	(2,927)
Change in other assets	(822)	—	—	—	(822)

Net cash used in investing activities	(50,296)	(5,409)	(6,553)	—	(62,258)

Cash flows provided by financing activities:
Borrowings under long-term debt agreements	32,375	—	—	—	32,375
Debt issuance costs	(1,656)	—	—	—	(1,656)
Repayment of long term debt agreements	(4,075)	—	—	—	(4,075)
Repayments of capital lease and other obligations	(9,715)	—	—	—	(9,715)
Net proceeds from the issuance of common stock	292	—	—	—	292

Net cash provided by financing activities	17,221	—	—	—	17,221

Net increase in cash and cash equivalents	32,865	870	—	—	33,735
Cash and cash equivalents at the beginning of the period	999	1,325	—	—	2,324

Cash and cash equivalents at the end of the period	$33,864	$2,195	$—	$—	$36,059

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the year ended February 3, 2001
(unaudited)
(in thousands)

	Petco Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	Petco Animal Supplies, Inc. and Subsidiaries
Cash flows provided by (used in) operating activities:
Net earnings (loss)	$(20,339)	$30,801	$(477)	$(30,324)	$(20,339)
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities	63,003	(27,071)	9,987	30,324	76,243

Net cash provided by (used in) operating activities	42,664	3,730	9,510	—	55,904

Cash flows used in investing activities:
Additions to fixed assets	(41,536)	(4,985)	—	—	(46,521)
Investment in affiliates	—	—	(9,510)	—	(9,510)
Net cash invested in acquisitions of businesses	(16,407)	—	—	—	(16,407)
Change in other assets	(197)	—	—	—	(197)

Net cash used in investing activities	(58,140)	(4,985)	(9,510)	—	(72,635)

Cash flows provided by (used in) financing activities:
Borrowings under long-term debt agreements	397,521	—	—	—	397,521
Debt issuance costs	(11,254)	—	—	—	(11,254)
Repayment of long term debt agreements	(117,175)	—	—	—	(117,175)
Repayments of capital lease and other obligations	(7,955)	—	—	—	(7,955)
Purchase of common stock	(463,427)	—	—	—	(463,427)
Net proceeds from the issuance of common stock	16,889	—	—	—	16,889
Net proceeds from the issuance of Series A redeemable preferred stock	107,376	—	—	—	107,376
Net proceeds from the issuance of Series B redeemable preferred stock	75,675	—	—	—	75,675
Proceeds from the issuance of warrants	1,066	—	—	—	1,066

Net cash provided by (used in) financing activities	(1,284)	—	—	—	(1,284)

Net increase (decrease) in cash and cash equivalents	(16,760)	(1,255)	—	—	(18,015)
Cash and cash equivalents at the beginning of the period	33,864	2,195	—	—	36,059

Cash and cash equivalents at the end of the period	$17,104	$940	$—	$—	$18,044

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
USE OF PROCEEDS
DIVIDEND POLICY
DILUTION
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL AND SELLING STOCKHOLDERS
THE RECAPITALIZATION TRANSACTION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS